     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1997

                                                 REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          MEDICAL MANAGER CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                             7373                            59-3396629
   (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)           Identification Number)

                   3001 NORTH ROCKY POINT DRIVE -- SUITE 100
                              TAMPA, FLORIDA 33607
                                 (813) 287-2990
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                                  JOHN H. KANG
                                   PRESIDENT
                          MEDICAL MANAGER CORPORATION
                   3001 NORTH ROCKY POINT DRIVE -- SUITE 100
                              TAMPA, FLORIDA 33607
                                 (813) 287-2990
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)
                             ---------------------

                                   Copies to:

           Frederick B. Karl, Jr., Esq.                         Christopher T. Jensen, Esq.
            Medical Manager Corporation                         Morgan, Lewis & Bockius LLP
              15151 N.W. 99th Street                                  101 Park Avenue
              Alachua, Florida 32615                             New York, New York 10178
                                                                      (212) 309-6000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
           TITLE OF EACH                    AMOUNT          PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
        CLASS OF SECURITIES                 TO BE            OFFERING PRICE           AGGREGATE          REGISTRATION
          TO BE REGISTERED                REGISTERED          PER SHARE(1)        OFFERING PRICE(1)          FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value........   5,000,000 shares          $9.125              $45,625,000          $13,826.00
=======================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and the low prices of the Common Stock on the Nasdaq National Market on April 14, 1997.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

SUBJECT TO COMPLETION

APRIL 15, 1997

                                5,000,000 SHARES

                       MEDICAL MANAGER CORPORATION LOGO

                                  COMMON STOCK

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                  OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

     This Prospectus covers 5,000,000 shares of common stock, $.01 par value (the "Common Stock"), which may be offered and issued by Medical Manager Corporation (the "Company") from time to time in connection with the merger with or acquisition by the Company of other businesses or assets. It is expected that the terms of acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices current either at the time a merger or acquisition are agreed upon or at or about the time of delivery of shares. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

     The Company currently has 17,705,470 shares of its Common Stock listed on the Nasdaq National Market, of which 6,000,000 are registered and available for unrestricted trading in the public markets unless owned by affiliates of the Company. Application will be made to list the shares of Common Stock offered hereby on the Nasdaq National Market. On April 14, 1997, the closing price of the Common Stock on the Nasdaq National Market was $9.25 per share as published in The Wall Street Journal on April 15, 1997.

     All expenses of this offering will be paid by the Company. The Company is a Delaware corporation and all references herein to the Company refer to the Company and its subsidiaries. The executive offices of the Company are located at 3001 North Rocky Point Drive, Suite 100, Tampa, Florida 33607.

                 THE DATE OF THIS PROSPECTUS IS APRIL   , 1997.

     THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND WITH QUARTERLY REPORTS CONTAINING UNAUDITED SUMMARY FINANCIAL INFORMATION FOR EACH OF THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.
                             ---------------------

     THE COMPANY OWNS OR OTHERWISE HAS RIGHTS TO TRADEMARKS AND TRADE NAMES THAT IT USES IN CONJUNCTION WITH THE SALE AND LICENSING OF ITS PRODUCTS. THE MEDICAL MANAGER(R) TRADEMARK MENTIONED IN THIS PROSPECTUS IS OWNED BY THE COMPANY. OTHER TRADEMARKS OR TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the historical and pro forma financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Simultaneously with the closing of its initial public offering of Common Stock (the "Offering"), Medical Manager Corporation ("MMC") acquired, in separate transactions (the "Mergers") in exchange for cash and shares of its Common Stock, five businesses (each, a "Founding Company" and, collectively, the "Founding Companies") involved in one or more aspects of the development, sale and support of The Medical Manager practice management system. Unless otherwise indicated, all references herein to "MMC" mean Medical Manager Corporation prior to the consummation of the Mergers. Unless otherwise indicated, all share, per share and financial data set forth herein have been adjusted to give effect to all of the Mergers.

                                  THE COMPANY

     The Company is a leading provider of comprehensive physician practice management systems to independent physicians, physician groups, management service organizations ("MSOs"), independent practice associations ("IPAs"), managed care organizations and other providers of health care services in the United States. The Company develops, markets and supports The Medical Manager practice management system, which addresses the financial, administrative, clinical and practice management needs of physicians. The Company's system has been implemented in a wide variety of practice settings from small physician groups to multi-provider IPAs and MSOs and enables physicians and their administrative staffs to efficiently manage their practices while delivering quality patient care in a constantly changing health care environment. Since the development of The Medical Manager in 1982, the Company's installed base has grown to over 23,600 client sites, representing more than 80 practice specialities, making it the most widely installed physician practice management system in the United States.

     Based on industry sources, there are over 650,000 physicians in more than 140,000 medical practices in the United States. Increasing economic and regulatory pressures and the growth of managed care organizations have significantly expanded the demand for all physicians to produce, maintain and utilize better practice information while controlling costs. As a result, the Company believes approximately 70% of physician practices now use some type of computer system for all or a portion of their information processing requirements.

     The Company's strategy is to integrate its research and development, sales, marketing and support resources and to build upon its leadership position as the most widely utilized physician practice management system. Key elements of this strategy include: (i) capitalizing on the Company's national market presence and the synergies to be created by the Mergers; (ii) consolidating and rationalizing the existing national network of independent dealers for The Medical Manager system; (iii) increasing penetration of MSOs and other large physician groups;
(iv) cross-selling existing and new products and services to its installed client base; and (v) expanding the Company's offering of health care information products and services.

     The Company entered into agreements to acquire, simultaneously with the consummation of the Offering, the five Founding Companies. These five entities include: (i) Medical Manager Research & Development, Inc. (formerly Personalized Programming, Inc.) ("PPI"), the developer of The Medical Manager practice management system; (ii) Systems Plus, Inc. ("SPI"), the "master" distributor for The Medical Manager, which coordinates the sales, support and training activities of approximately 180 independent dealers and implements national marketing strategies; (iii) Medical Manager Southeast, Inc. (formerly National Medical Systems, Inc.) ("NMS"), a national dealer for The Medical Manager; (iv) Medical Manager RTI, Inc. (formerly RTI Business Systems, Inc.) ("RTI"), a regional dealer serving the Northeastern region of the United States; and (v) Medical Manager Systems Management, Inc. (formerly Systems Management, Inc.) ("SMI"), a regional dealer serving the Midwestern region of the United States. The vertical integration of these five entities has brought together the research and development, sales, marketing and support resources for The Medical Manager in one entity covering the entire United States.

     Although the five Founding Companies had not previously operated as a single entity before the Mergers, they have successfully worked together for many years. PPI has been expanding and improving The Medical Manager system since developing it in 1982; SPI has been the master distributor of The Medical Manager since 1982; and NMS, RTI and SMI have been selling and supporting The Medical Manager as independent dealers since 1994, 1988 and 1987, respectively.

     The Company expects to realize significant benefits as a result of the Mergers. The Company anticipates achieving economies of scale and scope with respect to customer service, research and development, sales and marketing, administrative functions and purchasing. The Mergers also will allow the Company both to establish a national accounts group capable of assisting regional dealers in marketing to, and addressing the support needs of, large health care provider organizations and to establish resource centers, supported by centralized corporate and regional operations, including help desks, EDI departments and advanced technical and programming personnel. This structure is expected to result in greater overall consistency and a higher level of client support and service.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

     MMC acquired the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, PPI has been identified as the accounting acquiror. The following summary unaudited pro forma combined financial data present certain data for the Company, as adjusted for (i) the effects of the Mergers on an historical basis;
(ii) the effects of certain pro forma adjustments to the historical financial statements; and (iii) the consummation of the Offering. See "Selected Financial Data" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                               PRO FORMA
                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                                  (IN
                                                               THOUSANDS,
                                                               EXCEPT PER
                                                              SHARE DATA)
STATEMENT OF OPERATIONS DATA(1):
  Revenue...................................................    $41,957
  Cost of revenue...........................................     17,658
                                                                -------
  Gross profit..............................................     24,299
  Selling, general and administrative expenses(2)...........     10,364
  Research and development expenses.........................      3,374
  Depreciation and amortization.............................      1,169
                                                                -------
  Income before income taxes................................      9,392
  Income taxes..............................................      3,616
                                                                -------
  Net income................................................    $ 5,776
                                                                =======
  Net income per share......................................    $  0.33
                                                                =======
  Pro forma weighted average shares outstanding.............     17,705
                                                                =======

                                                                  AT DECEMBER 31, 1996
                                                              -----------------------------
                                                              PRO FORMA(1)   AS ADJUSTED(3)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $ 4,931         $17,047
  Working capital...........................................      2,937          15,053
  Total assets..............................................     19,550          31,666
  Stockholders' equity......................................     11,542          23,658

---------------

(1) The pro forma combined statements of operations and the pro forma balance sheet assume that the Mergers were closed on January 1, 1996 and as of December 31, 1996, respectively. These results are not necessarily indicative of the results the Company would have obtained or of the Company's future results. The pro forma combined financial information contained in these statements (i) is based on preliminary estimates, available information and certain assumptions that management deems appropriate; and (ii) should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.
(2) The pro forma combined statement of operations includes the effect of a $790,000 reduction in salary and benefits to the owners and employees of two of the Founding Companies. Additionally, the pro forma combined statement includes the effect of certain assets distributed to and certain expenses assumed by the owners of certain of the Founding Companies.
(3) Gives effect to the receipt and application of approximately $59.1 million of the net proceeds of the Offering.

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA

     The following table presents summary data for each of the individual Founding Companies for the three most recent years. See the financial statements of each of the Founding Companies, the related notes thereto and the other information relating to the Founding Companies contained elsewhere in this Prospectus.

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1994       1995       1996
                                                                                    (UNAUDITED)
                                                                     (IN THOUSANDS)
MMC/PPI: (1)
  Revenue...................................................  $ 9,617    $11,020    $11,956
  Gross profit..............................................    8,250      9,438     10,124
  Selling, general and administrative expenses..............    1,184      1,350      1,763
  Research and development expenses.........................    1,502      2,024      2,648

SPI:
  Revenue...................................................  $13,501    $15,179    $16,404
  Gross profit..............................................    5,182      6,078      6,649
  Selling, general and administrative expenses..............    3,023      3,345      3,980

RTI:
  Revenue...................................................  $ 4,327    $ 4,954    $ 6,367
  Gross profit..............................................    1,751      2,253      2,353
  Selling, general and administrative expenses..............    1,711      2,269      2,323

NMS(2):
  Revenue...................................................  $   241    $ 2,131    $ 6,737
  Gross profit (loss).......................................      (62)       406      2,389
  Selling, general and administrative expenses..............      201        396      1,700
  Research and development expenses.........................       --         --        676

SMI:
  Revenue...................................................  $ 2,129    $ 2,717    $ 4,186
  Gross profit..............................................      473        486      1,024
  Selling, general and administrative expenses..............      371        426        446

---------------

(1) Information relating to PPI is presented as if MMC and PPI were combined on July 10, 1996, the date of MMC's formation. Such information for 1996 is audited.
(2) Information relating to 1994 is for the four months ended December 31, 1994.

                                  THE COMPANY

     MMC was founded in July 1996 to bring together the research and development, sales, marketing and support resources for The Medical Manager, a leading physician practice management system for independent physicians, physician groups, MSOs, IPAs, managed care organizations and other providers of health care services in the United States. Simultaneously with the closing of the Offering, MMC acquired in the Mergers the five Founding Companies, which became separate, wholly-owned subsidiaries of MMC.

FOUNDING COMPANIES

     PERSONALIZED PROGRAMMING, INC.

     Personalized Programming, Inc. was founded in 1981 and is the developer of The Medical Manager practice management system. In March 1997, Personalized Programming, Inc. changed its name to Medical Manager Research & Development, Inc. (hereinafter referred to as "PPI"). Its progressive and innovative approach to computer programming has made it a leader in the health care information industry. PPI's research and development staff works closely with its installed client base and academic institutions to ensure that the product reflects the latest technologies, changes in health care industry practices and modifications to state and federal governmental regulations. PPI pioneered electronic claims submission software as well as electronic data interfaces that allow a direct interchange of data with hospitals, laboratories, pharmacies and other health care providers. PPI representatives serve on the President's Workgroup for Electronic Data Interchange and the American National Standards Institute ("ANSI X12") committee. Its research and development facility is located in Alachua, Florida. Michael A. Singer, the founder of PPI, has been employed by PPI since its inception and has signed a five-year employment agreement with the Company to be Chairman of the Board and Chief Executive Officer of the Company and to continue as President and Chief Executive Officer of PPI.

     SYSTEMS PLUS, INC.

     Systems Plus, Inc. was founded in 1980 and is principally responsible for sales and marketing of The Medical Manager (hereinafter referred to as "SPI"). Systems Plus, Inc. intends to change its name to Medical Manager Sales & Marketing, Inc. SPI coordinates the sales, support and training activities of approximately 180 independent dealers. It markets products, conducts user and dealer training programs, provides technical support and performs quality assurance testing of The Medical Manager software prior to general release. SPI also conducts market research, develops arrangements with providers of complementary products and services, and directs national advertising, press and media relations. SPI represents The Medical Manager at major regional and national trade shows and hosts user events such as Basic and Advanced Training Seminars and its annual MSO Users Conference. SPI is based in Mountain View, California. Richard W. Mehrlich, the President of SPI, has been employed by SPI since its inception and has signed a five-year employment agreement with the Company to be Executive Vice President of Sales and Marketing of the Company and to continue as President and Chief Executive Officer of SPI.

     NATIONAL MEDICAL SYSTEMS, INC.

     National Medical Systems, Inc. was founded in 1994 and is a national dealer for The Medical Manager system. In March 1997, National Medical Systems, Inc. changed its name to Medical Manager Southeast, Inc. (hereinafter referred to as "NMS"). Based in Tampa, Florida, NMS maintains six offices located in various regions of the United States that market, install and support The Medical Manager and related hardware and software. John H. Kang, the President of NMS, has been employed by NMS for two years and has signed a five-year employment agreement with the Company to be President of the Company and to continue as President of NMS.

     RTI BUSINESS SYSTEMS, INC.

     RTI Business Systems, Inc. was founded in 1988 and is a regional dealer for The Medical Manager system in the Northeastern region of the United States. In March 1997, RTI Business Systems, Inc. changed its name to Medical Manager RTI, Inc. (hereinafter referred to as "RTI"). It is based in Albany, New York. Henry W. Holbrook, President and Director of Sales and Marketing of RTI, has been with RTI since its inception and has signed a five-year employment agreement with the Company to be Vice President -- Northeast Region of the Company and to continue as President and Director of Sales and Marketing of RTI.

     SYSTEMS MANAGEMENT, INC.

     Systems Management, Inc. was founded in 1987 and is a regional dealer for The Medical Manager system in the Midwestern region of the United States. In April 1997, Systems Management, Inc. changed its name to Medical Manager Systems Management, Inc. (hereinafter referred to as "SMI"). Its headquarters are in South Bend, Indiana. Thomas P. Liddell, a founder of SMI, has been employed by SMI since its inception and has signed a five-year employment agreement with the Company to be Vice President -- Midwest Region of the Company and to continue as President of SMI.

SUMMARY OF THE TERMS OF THE MERGERS

     Discussions regarding the Mergers and the Offering were begun in early 1996 by NMS with PPI and SPI. Terms for PPI and SPI were determined by arm's-length negotiations between representatives of NMS and each of PPI and SPI, with valuations based primarily on pro forma earnings as compared to comparable companies. Consideration also was given to other assets, such as intellectual property owned by PPI and SPI and dealer contracts. NMS's terms were negotiated with PPI and SPI based on the number of NMS client sites, its national client base, its commitment for capital funding described below, its planned acquisitions and its role as promoter for the proposed transactions.

     In order to obtain a revenue base that would be expected of a publicly-held company, other dealers were considered for the proposed transactions. Representatives of NMS negotiated with other major dealers in the spring and summer of 1996. As of July 31, 1996, RTI and SMI had agreed to participate as Founding Companies. Terms for RTI and SMI were negotiated between representatives of each of them and NMS with valuations based on revenues, number of client sites and pro forma EBITDA.

     In connection with the Merger of NMS into a subsidiary of the Company, the stockholders of NMS sold shares of its common stock to Electronic Data Systems Corporation, a Delaware corporation ("EDS"). Pursuant to a Stock Purchase Agreement among NMS, EDS and the Company (the "Stock Purchase Agreement"), EDS purchased shares of common stock of NMS that, upon consummation of the Merger of NMS into a subsidiary of the Company, resulted in the acquisition by EDS of 1,221,896 shares of Common Stock of the Company for an aggregate price of $12,500,000 at a price per share equal to 93% of the initial public offering price of $11.00. EDS is entitled to the same registration rights with respect to the shares of Common Stock of the Company received in the Merger of NMS into a subsidiary of the Company as were afforded to the other stockholders of NMS under the merger agreement entered into among them, NMS, MMC and its acquisition subsidiary. EDS is also entitled to designate an observer to attend all meetings of the Board of Directors of the Company and to get advance notice of all meetings for so long as EDS owns at least 25% of the number of shares of Common Stock of the Company to be owned by it after giving effect to (i) the transactions contemplated by the Stock Purchase Agreement and (ii) such merger.

     The Company also has agreed in the Stock Purchase Agreement to afford EDS preferential treatment in the creation of an electronic data interchange ("EDI") relationship that leverages the physician base of the Company and EDS's government sector and Blue Cross/Blue Shield relationships. Both parties agreed that the foregoing relationship will not be to the financial or competitive detriment of the Company. The Company also agreed that, prior to the first anniversary of the Merger of NMS into a subsidiary of the Company, it will not enter into any exclusive relationship for EDI services involving the government sector and Blue Cross/Blue Shield unless EDS has publicly announced that it will no longer provide EDI services or, in the good faith judgment of the Company, EDS has materially and repeatedly failed to provide satisfactory services to the Company. The Company and EDS also agreed to cooperate in good faith to establish a business relationship for the provision of EDI and other services within 90 days of the date of the Merger.

     The following table sets forth the aggregate cash and shares of Common Stock paid by MMC to the stockholders of each of the Founding Companies and their respective percentage ownership of the Common Stock outstanding.

                                                       COMMON                SHARES OF     PERCENTAGE
                                             CASH      STOCK      TOTAL     COMMON STOCK   OWNERSHIP
                                                                 (IN THOUSANDS)
PPI.......................................  $35,062   $ 70,070   $105,132       6,370         36.0%
SPI.......................................    9,350     24,310     33,660       2,210         12.5%
RTI.......................................    1,753      3,850      5,603         350          2.0%
NMS.......................................        0     28,556     28,556       2,596         14.6%
SMI.......................................      779      1,980      2,759         180          1.0%
                                            -------   --------   --------      ------         ----
          Total...........................  $46,944   $128,766   $175,710      11,706         66.1%
                                            =======   ========   ========      ======         ====

     For additional information regarding the Mergers, including payments made to principals of the Founding Companies who became officers, directors, key employees or holders of more than 5% of the Company's Common Stock, see "Certain Transactions." For further information concerning the employment agreements entered into by certain officers of the Founding Companies, see
"Management -- Executive Compensation."

     Medical Manager Corporation is a Delaware corporation. Its executive offices are located at 3001 North Rocky Point Drive, Suite 100, Tampa, Florida, and its telephone number at that address is (813) 287-2990.

                                  RISK FACTORS

     Prospective investors should carefully consider the factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Common Stock offered hereby.

ABSENCE OF COMBINED OPERATING HISTORY

     MMC was founded in July 1996 but conducted no significant operations and generated no revenue prior to the closing of the Offering. MMC entered into agreements to acquire the Founding Companies simultaneously with the closing of the Offering. Prior to the closing of the Offering, the Founding Companies operated as separate independent entities, and there can be no assurance that the Company will be able to successfully integrate the operations of these businesses or institute the necessary Company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. The Company's management group has been assembled only recently, and there can be no assurance that the management group will be able to successfully manage the combined entity or effectively implement the Company's internal growth strategy and acquisition program or that such strategy will be successful. The pro forma financial results of the Company cover periods when the Founding Companies and MMC were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The inability of the Company to successfully integrate the Founding Companies would have a material adverse effect on the Company's results of operations, financial condition or business and would negatively impact the Company's ability to acquire dealers or otherwise execute its acquisition strategy. See
"Business -- Business Strategy" and "Management."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     As part of its growth strategy, the Company intends to acquire additional independent dealers of The Medical Manager physician practice management system and complementary technologies. Increased competition for acquisition candidates among the independent dealers may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or profitably integrate and manage additional dealers or complementary technologies, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key acquired personnel, amortization of acquired intangible assets and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's results of operations, financial condition or business. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company and render ineffective the Company's national sales and marketing initiative. In addition, there can be no assurance that the Founding Companies or other dealers or complementary technologies acquired in the future will achieve anticipated revenue and earnings. There also can be no assurance that the existing dealer network will be receptive to the Company's acquisition program or that dealers who are not acquired by the Company will adhere to the Company's marketing, training, support and pricing directives, thereby impairing the Company's plans to rationalize its distribution network. See "Business -- Business Strategy."

POSSIBLE NEED FOR ACQUISITION FINANCING

     The Company currently intends to finance future acquisitions by using shares of its Common Stock for all or a substantial portion of the consideration to be paid. In the event that its Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. The Company has negotiated a line of credit of approximately $30.0 million with Barnett Bank of Tampa, and intends to have the line of credit executed and effective by June 1, 1997. There can be no assurance that the Company will be able to obtain any or all the financing it will need on terms it deems acceptable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE ON PRINCIPAL PRODUCTS

     The Company currently derives a significant percentage of its revenue from sales of The Medical Manager core system. As a result, any event adversely affecting sales of its core product could have a material adverse effect on the Company's results of operations, financial condition or business. Although the Company, on a pro forma basis, has experienced increasing annual sales, revenue associated with existing products could decline as a result of several factors, including price competition and sales practices. There can be no assurance that the Company will continue to be successful in marketing its current products or any new or enhanced products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Research and Development."

DEPENDENCE ON PROPRIETARY SOFTWARE

     The Company's success is dependent to a significant extent on its ability to protect the proprietary and confidential aspects of its software technology. The Company's software technology is not patented and existing copyright laws offer only limited practical protection. The Company relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to establish and protect its proprietary rights in its products. There can be no assurance that the legal protections afforded to the Company or the steps taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections do not prevent independent third-party development of competitive products or services. The Company believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future or that any such assertion will not require the Company to enter into a license agreement or royalty arrangement with the party asserting the claim. As competing health care information systems increase in complexity and overall capabilities and the functionality of these systems further overlap, providers of such systems may become increasingly subject to infringement claims. Responding to and defending any such claims may distract the attention of the Company's management and otherwise have a material adverse effect on the Company's results of operations, financial condition or business. See
"Business -- Proprietary Rights and Licenses."

RISKS RELATED TO TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT

     The market for the Company's products is characterized by rapid change and technological advances requiring ongoing expenditures for research and development and the timely introduction of new products and enhancements of existing products. The Company's future success will depend in part upon its ability to enhance its current products, to respond effectively to technological changes, to sell additional products to its existing client base and to introduce new products and technologies that address the increasingly sophisticated needs of its clients. The Company will devote significant resources to the development of enhancements to its existing products and the migration of existing products to new software platforms. There can be no assurance that the Company will successfully complete the development of new products or the migration of products to new platforms or that the Company's current or future products will satisfy the needs of the market for practice management systems. Further, there can be no assurance that products or technologies developed by others will not adversely affect the Company's competitive position or render its products or technologies noncompetitive or obsolete. See "Business -- Research and Development."

QUALITY ASSURANCE AND PRODUCT ACCEPTANCE CONCERNS

     Health care providers demand the highest level of reliability and quality from their information systems. Although the Company devotes substantial resources to meeting these demands, its products may, from time to time, contain errors. Such errors may result in loss of, or delay in, market acceptance of its products. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's results of operations, financial condition or business. See "Business -- Research and Development" and " -- Competition."

COMPETITION

     The market for practice management systems such as The Medical Manager is highly competitive. The Company's competitors vary in size and in the scope and breadth of the products and services that they offer. The Company competes with different companies in each of its target markets. Many of the Company's competitors have greater financial, development, technical, marketing and sales resources than the Company. In addition, other entities not currently offering products and services similar to those offered by the Company, including claims processing organizations, hospitals, third-party administrators, insurers, health care organizations and others, may enter certain markets in which the Company competes. There can be no assurance that future competition will not have a material adverse effect on the Company's results of operations, financial condition or business. See "Business -- Competition."

RISK OF PRODUCT-RELATED CLAIMS

     Certain of the Company's products provide applications that relate to financial records, patient medical records and treatment plans. Any failure of the Company's products to provide accurate, confidential and timely information could result in product liability or breach of contract claims against the Company by its clients, their patients or others. The Company's products manage and report on financial data, and any errors in such financial data could result in liability to the Company. In addition, because the Company's products facilitate electronic claims submissions, any resulting loss of financial data could result in liability to the Company. The Company intends to maintain insurance to protect against claims associated with the use of its products, but there can be no assurance that such insurance coverage will be available or, if available, will adequately cover any claim asserted against the Company. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources. There can be no assurance that the Company will not be subject to product liability or breach of contract claims, that such claims will not result in liability in excess of its insurance coverage, that the Company's insurance will cover such claims or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of the executive officers and the senior management of the Founding Companies. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable or unwilling to continue in his or her role with the Company, or if the Company is unable to attract and retain other qualified employees, the Company's business or prospects could be adversely affected. Although the Company has entered into an employment agreement, which includes confidentiality and non-compete provisions, with each of the Company's executive officers, there can be no assurance that any individual will continue in his present capacity with the Company for any particular period of time. The success of the Company is also dependent to a significant degree on its ability to attract, motivate and retain highly skilled sales, marketing and technical personnel, including software programmers and systems architects skilled in the computer language with which the Company's products operate. Competition for such personnel in the software and information services industries is intense. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's results of operations, financial condition or business. Although the Company has been successful to date in attracting and retaining skilled personnel, there can be no assurance that the Company will continue to be successful in attracting and retaining the personnel it requires to successfully develop new and enhanced products and to continue to grow and operate profitably. See "Business -- Employees" and "Management."

UNCERTAINTY IN HEALTH CARE INDUSTRY; GOVERNMENT HEALTH CARE REFORM PROPOSALS

     The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. The Company's products are designed to function within the structure of the health care financing and reimbursement system currently being used in the United States. During the past several years, the health care industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. From time to time, certain proposals to reform the health care system have been considered by Congress. These proposals, if enacted, may increase government involvement in health care, lower reimbursement rates and otherwise change the operating environment for the Company's clients. Health care organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for the Company's products and services. The Company cannot predict with any certainty what impact, if any, such proposals or health care reforms might have on its results of operations, financial condition or business.

RISKS ASSOCIATED WITH GOVERNMENT REGULATION

     The U.S. Food and Drug Administration (the "FDA") has jurisdiction under the 1976 Medical Device Amendments to the Federal Food, Drug, and Cosmetic Act (the "FDC Act") to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. The FDA has issued a draft policy statement under which manufacturers of medical image storage devices and related software are required to submit to the FDA premarket notification applications and otherwise comply with the requirements of the FDC Act applicable to medical devices. Recently, the FDA initiated agency rulemaking to exempt certain medical image management devices from premarket notification procedures. There can be no assurance that such rulemaking will be adopted, and if so, that the rulemaking will apply to the Company's products.

     The Company marketed The Medical Manager with a medical image management capability until recently, when it decided to cease offering this feature after considering the draft policy statement and other regulatory factors. The Company believes that The Medical Manager, when marketed without a medical image management capability, would not be subject to FDA regulation requiring registration, listing, premarket notification or approval and adherence with device good manufacturing practices or medical device reporting requirements. The FDA is currently reviewing its policy for the regulation of computer software and there is a risk that The Medical Manager could in the future become subject to some or all of the above requirements, which could have a material adverse effect on the Company's results of operations, financial condition or business.

     In addition, prior to the decision to remove its medical image management capability, a small number of The Medical Manager systems possessing a graphical image capability were sold. Although the Company believes that enforcement action by the FDA relating to the prior sales is unlikely due to the nature of the product and the small number of sales, there can be no assurance that the FDA will not take such action. Enforcement action can consist of warning letters, refusal to approve or clear products, revocation of approvals or clearances previously granted, civil penalties, product seizures, injunctions, recalls, operating restrictions and criminal prosecutions. Any enforcement action by the FDA could have a material adverse effect on the Company's results of operations, financial condition or business. See "Business -- Government Regulation."

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     The Company's directors, executive officers and holders of more than 5% of the Common Stock beneficially own approximately 59.6% of the outstanding shares of Common Stock. Although these persons do not presently have any agreements or understandings to act in concert, any such agreement or understanding would allow them to continue to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders."

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market. The 6,000,000 shares sold in the Offering are freely tradable unless held by affiliates of the Company. Simultaneously with the closing of the Offering, the stockholders of the Founding Companies received, in the aggregate, 11,705,470 shares of Common Stock as a portion of the consideration for the sale of their businesses to the Company. These shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, all of the stockholders who received these shares other than EDS have agreed with MMC not to sell, transfer or otherwise dispose of any of these shares for one year following consummation of the Offering. However, the stockholders who received these shares also have certain demand and piggyback registration rights with respect to these shares. The 5,000,000 shares of Common Stock offered hereby shall, upon registration thereof, be freely tradable after issuance, unless acquired by parties in connection with an acquisition by the Company or affiliates thereof, other than the issuer, in which case they may be sold pursuant to Rule 145 under the Securities Act. In addition, resale of these shares may be contractually restricted. The registration rights described above will not apply to this registration statement. See "Shares Eligible for Future Sale."

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company, conditions in the economy in general or in the health care or technology sectors in particular, announcements of technological innovations or new products or services by the Company or its competitors, proprietary rights development, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the health care or technology sectors. Moreover, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the Company's Certificate of Incorporation (the "Certificate of Incorporation") provides for a classified Board of Directors, which may also have the effect of inhibiting or delaying a change in control of the Company. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. The Company's By-laws contain other provisions that may have an anti-takeover effect. See "Management -- Directors and Executive Officers," "Principal Stockholders" and "Description of Capital Stock."

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has traded on the Nasdaq National Market since January 30, 1997. On April 14, 1997, the last sale price of the Common Stock was $9.25 per share, as published in The Wall Street Journal on April 15, 1997. At April 14, 1997, there were approximately 51 stockholders of record of the Common Stock. The following table sets forth the range of high and low sale prices for the Common Stock for the period from January 30, 1997, the date of commencement of the Offering, through March 31, 1997.

                                                              HIGH      LOW
                                                              ----      ----
January 30, 1997 through March 31, 1997.....................  11 1/2    8 3/4

                                DIVIDEND POLICY

     The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, the Company's proposed line of credit with Barnett Bank of Tampa includes restrictions on the ability of the Company to pay dividends without the consent of the lender.

                            SELECTED FINANCIAL DATA

     MMC acquired the Founding Companies simultaneously with the consummation of the Offering on February 4, 1997. For financial statement presentation purposes, PPI has been identified as the accounting acquiror. The following selected historical financial data of PPI at December 31, 1994, 1995 and 1996 and for the years ended December 31, 1993, 1994, 1995 and 1996 have been derived from the audited financial statements of PPI. The following selected historical financial data of PPI at December 31, 1992 and 1993 and for the year ended December 31, 1992 have been derived from the unaudited financial statements of PPI, which have been prepared on the same basis as the audited financial statements and, in the opinion of PPI, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. As described in
Note 1 of the Notes to the Combined Financial Statements, results of PPI are presented below as if MMC and PPI were combined from July 10, 1996, the date of MMC's formation. The following summary unaudited pro forma financial data present certain data for the Company, as adjusted for (i) the effects of the Mergers on an historical basis; (ii) the effects of certain pro forma adjustments to the historical financial statements; and (iii) the consummation of the Offering. See the Unaudited Pro Forma Financial Combined Statements and the notes thereto included elsewhere in this Prospectus.

                                                               YEARS ENDED DECEMBER 31,
                                                   -------------------------------------------------
                                                      1992        1993     1994     1995      1996
                                                   (UNAUDITED)
                                                                    (IN THOUSANDS)
PPI STATEMENT OF OPERATIONS DATA:
  Revenue........................................    $8,377      $6,890   $9,617   $11,020   $11,956
  Cost of revenue................................     1,187         810    1,367     1,582     1,832
                                                     ------      ------   ------   -------   -------
  Gross profit...................................     7,190       6,080    8,250     9,438    10,124
  Selling, general and administrative expenses...       745         982    1,184     1,350     1,763
  Research and development expenses..............       878       1,040    1,502     2,024     2,648
  Depreciation and amortization..................        21         105      197       226       266
                                                     ------      ------   ------   -------   -------
  Income from operations.........................     5,546       3,953    5,367     5,838     5,447
  Other income...................................       110         173       55       108       104
                                                     ------      ------   ------   -------   -------
  Income before income taxes.....................     5,656       4,126    5,422     5,946     5,551
  Income taxes...................................         0           0        0         0         0
                                                     ------      ------   ------   -------   -------
  Net income.....................................    $5,656      $4,126   $5,422   $ 5,946   $ 5,551
                                                     ======      ======   ======   =======   =======

                                                                    AT DECEMBER 31,
                                                   -------------------------------------------------
                                                    1992       1993        1994     1995      1996
                                                            (UNAUDITED)
                                                                    (IN THOUSANDS)
PPI BALANCE SHEET DATA:
  Working capital................................  $1,527       $778      $2,009   $ 1,921   $ 2,164
  Total assets...................................   3,097      3,253       4,716     5,819     4,530
  Stockholder's equity...........................   2,479      2,582       3,827     4,763     2,713

                                                                        PRO FORMA
                                                                        YEAR ENDED
                                                                    DECEMBER 31, 1996
                                                                  (IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1):
  Revenue...................................................             $41,957
  Cost of revenue...........................................              17,658
                                                                         -------
  Gross profit..............................................              24,299
  Selling, general and administrative expenses(2)...........              10,364
  Research and development expenses.........................               3,374
  Depreciation and amortization.............................               1,169
                                                                         -------
  Income before income taxes................................               9,392
  Income taxes..............................................               3,616
                                                                         -------
  Net income................................................             $ 5,776
                                                                         =======
  Net income per share......................................             $  0.33
                                                                         =======
  Pro forma weighted average shares outstanding.............              17,705
                                                                         =======

                                                                  AT DECEMBER 31, 1996
                                                              -----------------------------
                                                              PRO FORMA(1)   AS ADJUSTED(3)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $ 4,931         $17,047
  Working capital...........................................      2,937          15,053
  Total assets..............................................     19,550          31,666
  Stockholders' equity......................................     11,542          23,658

---------------

(1) The pro forma combined statements of operations and the pro forma balance sheet assume that the Mergers were closed on January 1, 1996 and as of December 31, 1996, respectively. These results are not necessarily indicative of the results the Company would have obtained or of the Company's future results. The pro forma combined financial information contained in these statements (i) is based on preliminary estimates, available information and certain assumptions that management deems appropriate; and (ii) should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.
(2) The pro forma combined statement of operations includes the effect of a $790,000 reduction in salary and benefits to the owners and employees of two of the Founding Companies. Additionally, the pro forma combined statement includes the effect of certain assets distributed to and certain expenses assumed by the owners of certain of the Founding Companies.
(3) Gives effect to the receipt and application of an approximately $59.1 million of the net proceeds of the Offering.

              SELECTED INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA

     The following table presents selected financial data for each of the individual Founding Companies for the three most recent years. See the financial statements of each of the Founding Companies, the related notes thereto and the other information relating to the Founding Companies contained elsewhere in this Prospectus.

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1994       1995       1996
                                                                                    (UNAUDITED)
                                                                     (IN THOUSANDS)
MMC/PPI: (1)
  Revenue...................................................  $ 9,617    $11,020    $11,956
  Gross profit..............................................    8,250      9,438     10,124
  Selling, general and administrative expenses..............    1,184      1,350      1,763
  Research and development expenses.........................    1,502      2,024      2,648

SPI:
  Revenue...................................................  $13,501    $15,179    $16,404
  Gross profit..............................................    5,182      6,078      6,649
  Selling, general and administrative expenses..............    3,023      3,345      3,980

RTI:
  Revenue...................................................  $ 4,327    $ 4,954    $ 6,367
  Gross profit..............................................    1,751      2,253      2,353
  Selling, general and administrative expenses..............    1,711      2,269      2,323

NMS(2):
  Revenue...................................................  $   241    $ 2,131    $ 6,737
  Gross profit (loss).......................................      (62)       406      2,389
  Selling, general and administrative expenses..............      201        396      1,700
  Research and development expenses.........................       --         --        676

SMI:
  Revenue...................................................  $ 2,129    $ 2,717    $ 4,186
  Gross profit..............................................      473        486      1,024
  Selling, general and administrative expenses..............      371        426        446

---------------

(1) Information relating to PPI is presented as if MMC and PPI were combined on July 10, 1996, the date of MMC's formation. Such information for 1996 is audited.
(2) Information relating to 1994 is for the four months ended December 31, 1994.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements of each of the Founding Companies and the related notes thereto and "Selected Financial Data" appearing elsewhere in this Prospectus.

OVERVIEW

     The Company is a leading provider of comprehensive physician management systems to independent physicians, physician groups, MSOs, IPAs, managed care organizations and other providers of health care services in the United States. The Company's revenue is derived primarily from the licensing of various software products, including its core product, The Medical Manager, the provision of services and the sale of hardware. The Company's primary focus is on the sale of value-added products and services, while hardware is sold primarily in response to customer demand. Since the development of The Medical Manager in 1982, the Company's installed base has grown to over 23,600 client sites, representing more than 80 practice specialities, making it the most widely installed physician practice management software in the United States.

     The Company derives revenue from systems sales, software licensing and maintenance and other services. Systems sales include sales of physician practice management systems to new customers and sales of system upgrades and add-ons to existing customers. Systems sales to new customers include software licensing, hardware, installation, training, 90 days of software maintenance and varying periods of hardware maintenance, depending on the warranty of the manufacturer. System upgrades include software licensing, hardware, installation and training. System add-ons include additional software licensing, peripheral hardware and installation. Cost of system sales reflects primarily the cost of The Medical Manager software, associated hardware, operating systems and salaries, related benefits, travel and allocations of other overhead costs.

     Software license revenue principally represents the licensing of software to independent dealers for resale. Cost of software license revenue principally includes the costs of media, duplication, technical documentation and delivery and allocations of other overhead costs.

     Maintenance and other services revenue includes software and hardware maintenance contracts, training, programming and sales of additional peripheral hardware. Software maintenance represents revenue derived from maintenance agreements, providing customers with updates and enhancements developed by the Company and access to the Company's toll-free telephone support centers. Hardware maintenance represents revenue derived from maintenance agreements for repairs and preventative maintenance to the hardware. Both hardware and software maintenance are optional to the customer for smaller installations and required for MSO and larger installations. Cost of maintenance contracts revenue reflects primarily salaries and related benefits, travel and allocations of other overhead costs.

     The Company recognizes systems revenue in accordance with the provisions of AICPA Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services is recognized as the services are provided. Certain expenses are allocated between the cost of sales for systems, software license and maintenance and other based upon management's estimates.

     Selling, general and administrative expenses consist primarily of marketing and advertising, salaries and related benefits, professional fees, administrative costs and allocations of other overhead costs.

     Research and development expenses represent salaries and related benefits expenses and allocations of other overhead costs associated with research and development activities. Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards No. 86 requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized over the estimated product life. The period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant.

     The Company acquired, simultaneously with the consummation of the Offering, the five Founding Companies: PPI, SPI, NMS, RTI and SMI. The Founding Companies were managed throughout the periods presented as independent private companies, and, as such, their results of operations reflect different tax structures (S corporations and C corporations), which have influenced, among other things, their historical levels of owners' compensation. Certain owners and certain key employees agreed to reductions in their compensation and benefits pursuant to employment agreements entered into in connection with the Mergers.

     MMC, which conducted no operations prior to the closing of the Offering, intends to integrate these businesses, their operations and administrative functions over a period of time. This integration process may present opportunities to reduce costs through the elimination of duplicative functions and through economies of scale, but may necessitate additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration and facilities expansion. These various costs and potential cost savings may make historical operating results not comparable to, or indicative of, future performance. Accordingly, neither the anticipated savings nor the anticipated costs have been included in the unaudited pro forma financial data presented herein.

     Accounting for the acquisition will be subject to the procedures specified in Staff Accounting Bulletin No. 97. As such, PPI has been identified as the acquiring entity for financial statement presentation purposes. See "-- Results of Operations -- The Combined Founding Companies."

RESULTS OF OPERATIONS -- PPI

     Founded in 1981, PPI is the developer of The Medical Manager practice management system. Its progressive and innovative approach to computer-programming has made it a leader in the health care information industry. The following table sets forth certain selected financial information for the years presented:

                                                             YEARS ENDED DECEMBER 31,
                                                --------------------------------------------------
                                                     1994             1995              1996
                                                                  (IN THOUSANDS)
REVENUE:
  Systems.....................................  $1,014    10.5%  $ 1,018     9.2%  $ 1,191    10.0%
  Software license............................   6,328    65.8     7,529    68.3     8,292    69.3
  Maintenance and other.......................   2,275    23.7     2,473    22.5     2,473    20.7
                                                ------   -----   -------   -----   -------   -----
     Total revenue............................   9,617   100.0    11,020   100.0    11,956   100.0
                                                ------   -----   -------   -----   -------   -----
COST OF REVENUE:
  Systems.....................................     752     7.8       704     6.4       843     7.0
  Software license............................     381     4.0       651     5.9       624     5.2
  Maintenance and other.......................     235     2.4       227     2.1       365     3.1
                                                ------   -----   -------   -----   -------   -----
     Total cost of revenue....................   1,368    14.2     1,582    14.4     1,832    15.3
                                                ------   -----   -------   -----   -------   -----
          Gross margin........................   8,249    85.8     9,438    85.6    10,124    84.7
                                                ------   -----   -------   -----   -------   -----
OPERATING EXPENSES:
  Selling, general and administrative.........   1,184    12.3     1,351    12.3     1,763    14.7
  Research and development....................   1,502    15.6     2,024    18.4     2,648    22.1
  Depreciation and amortization...............     196     2.0       226     2.0       266     2.2
                                                ------   -----   -------   -----   -------   -----
     Total operating expenses.................   2,882    29.9     3,601    32.7     4,677    39.1
                                                ------   -----   -------   -----   -------   -----
          Income from operations..............   5,367    55.9     5,837    52.9     5,447    45.6
OTHER INCOME (EXPENSE):
  Interest income.............................      70     0.6       136     1.2       108     0.9
  Other.......................................     (15)   (0.1)      (27)   (0.2)       (4)   (0.0)
                                                ------   -----   -------   -----   -------   -----
          Net income..........................  $5,422    56.4%  $ 5,946    53.9%  $ 5,551    46.4%
                                                ======   =====   =======   =====   =======   =====

  YEAR ENDED DECEMBER 31, 1996 AND 1995

     Revenue. PPI's total revenue for 1996 increased to $12.0 million from $11.0 million for 1995, an increase of $0.9 million or 8.2%. Revenue from systems for 1996 increased to $1.2 million (10.0% of total revenue) from $1.0 million (9.2% of total revenue) for 1995, a increase of $0.2 million or 20.0%. The increase was due primarily due to a change in sales personnel. Revenue from software license for 1996 increased to $8.3 million (69.3% of total revenue) from $7.5 million (68.3% of total revenue) for 1995, an increase of $0.8 million or 10.7%. The increase was primarily due to increased sales of systems to MSOs, which typically generate greater revenue per system sold than do systems sold to individual practices. Revenue from maintenance and other sources for 1996 was essentially unchanged from the prior year at approximately $2.5 million (20.7% of total revenue in 1996 compared to 22.5% in 1995).

     Cost of revenue. The total cost of revenue for 1996 increased to $1.8 million from $1.6 million in 1995. The slight growth in cost of revenue resulted in a modest decrease in gross margin to 84.7% for 1996 from 85.6% for 1995. Cost of revenue for systems for 1996 increased to $0.8 million from $0.7 million for 1995, an increase of $0.1 million or 14.3%. The increase was primarily attributable to an increase in equipment costs. Cost of revenue for software license for 1996 decreased to $0.6 million from $0.7 million for 1995, a decrease of $0.1 million or 14.3%. The decrease was primarily due to reduced software royalties to SPI. Cost of revenue for maintenance and other sources for 1996 increased to $0.4 million from $0.2 million for 1995, an increase of $0.2 million or 100.0%. The increase was primarily due to higher cost associated with an annual training and information seminar held by PPI for its dealers, resulting from the relocation to a costlier site for the seminar.

     Selling, general and administrative expenses. Selling general and administrative expenses for 1996 increased to $1.8 million (14.8% of total revenue) from $1.4 million (12.3% of total revenue) for 1995, an increase of $0.4 million or 30.5%. The increase was primarily attributable to an increase in occupancy costs for the office facilities distributed in March 1996 to PPI's stockholder and leased back to PPI and increased professional fees indirectly related to the Mergers.

     Research and development expenses. Research and development expenses ("R&D") for 1996 increased to $2.6 million (22.1% of total revenue) from $2.0 million (18.4% of total revenue) for 1995, an increase of $0.6 million or 30.0%. The increase was due to an approximate 40% increase in R&D personnel hired to support development activities relating to: (i) a new release of The Medical Manager incorporating an advanced appointment scheduler and other enhancements;
(ii) the development of graphical user interface and relational database technologies for use in future versions of The Medical Manager; (iii) the development of an electronic medical records module; and (iv) the development of a module for use in the management of multiple physician practices. Certain of these initiatives were begun in previous periods, but required additional resources as they reached more advanced stages of development. Although the Company believes that the increase in staffing levels and the development of these initiatives are essential to the continued success of The Medical Manager, they are not expected to yield any immediate revenue to PPI.

     Other income. Other income for 1996 decreased to $104,560 from $108,470 for 1995. This decrease was primarily the result of a decrease in investment income.

  YEARS ENDED DECEMBER 31, 1995 AND 1994

     Revenue. PPI's total revenue for 1995 increased to $11.0 million from $9.6 million for 1994, an increase of $1.4 million or 14.6%. Revenue from software license for 1995 increased to $7.5 million (68.3% of total revenue) from $6.3 million (65.8% of total revenue) for 1994, an increase of $1.2 million or 19.0%. The increase was primarily due to increased sales to MSOs, which typically generate greater revenue per system sold than do systems sold to individual practices, as well as a release of a new version of The Medical Manager and the availability of a new module for use in managed care. Revenue from system sales for 1995 was essentially unchanged at $1.0 million (9.2% of total revenue for 1995 compared to 10.5% in 1994) from 1994. Revenue from maintenance and other sources for 1995 increased to $2.5 million (22.5% of total revenue) from $2.3 million (23.7% of total revenue) for 1994, an increase of $0.2 million or 8.7%.

     Cost of revenue. The total cost of revenue increased in 1995 to $1.6 million from $1.4 million in 1994, an increase of 15.6%, but remained essentially unchanged as a percentage of total revenue (approximately 14%). Gross margin decreased slightly to 85.6% in 1995 from 85.8% in 1994. Cost of revenue for systems for 1995 decreased to $0.7 from $0.8 for 1994, a decrease of $0.1 million or 6.4%. The decrease was primarily due to a decrease in equipment cost. Cost of revenue for software license for 1995 increased to $0.7 million from $0.4 in 1994, an increase of $0.3 million or 70.9%. The increase was primarily due to a change in the sales mix towards sales requiring royalty payments to SPI. The requirement to make such payments will be eliminated with the Mergers. Cost of revenue for maintenance and other sources for 1995 was essentially unchanged at $0.2 million from the prior year.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $1.4 million in 1995 from $1.2 million in 1994, an increase of $0.2 million or 14.0%, but were essentially unchanged as a percentage of total revenue (12.3%).

     Research and development expenses. Research and development expenses for 1995 increased to $2.0 million (18.4% of total revenue) from $1.5 million (15.6% of total revenue) for 1994, an increase of $0.5 million or 34.8%. The increase was due to an approximate 35% increase in R&D personnel hired to support development activity relating to: (i) a new release of The Medical Manager incorporating an advanced appointment scheduler and other enhancements; (ii) the development of a module for use in the management of multiple physician practices; and (iii) the development of an electronic medical records module. Certain of these initiatives were begun in previous periods, but required additional resources as they reached more advanced stages of development.

     Other income. Other income for 1995 increased to $108,470 from $54,853 for 1994. This increase was primarily the result of an increase in interest income in 1995.

  LIQUIDITY AND CAPITAL RESOURCES

     The following table sets forth selected information from PPI's statements of cash flows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1994     1995     1996
                                                                   (IN MILLIONS)
Net cash provided by operations.............................  $ 5.3    $ 6.2    $ 5.7
Net cash used in investing activities.......................   (0.2)    (1.2)    (0.3)
Net cash used in financing activities.......................   (4.1)    (5.1)    (4.8)
                                                              -----    -----    -----
Net increase (decrease) in cash and cash equivalents........  $ 1.0    $(0.1)   $ 0.6
                                                              =====    =====    =====

     PPI has historically funded its operations with cash flows from operations. Substantially all of the cash generated from operations was generated by net income plus depreciation and amortization, with little change in non-cash working capital. Cash used in investing activities was primarily used for the acquisition of additional office facilities and computer and other equipment. Cash used in financing activities consisted primarily of S corporation distributions to PPI's stockholder. In addition, prior to the consummation of the Mergers, PPI issued notes of approximately $2.4 million to its stockholder in respect of its estimated S corporation Accumulated Adjustment Account (the "AAA Account") (after 1997 distributions of approximately $1.6 million) as of February 4, 1997, the date of the closing.

     As of December 31, 1996, PPI had a working capital surplus of $2.2 million and no long-term debt outstanding. While there can be no assurance, management of PPI believes that PPI has adequate cash flow from operations to fund its operations through at least the next 12 months.

RESULTS OF OPERATIONS -- THE COMBINED FOUNDING COMPANIES

     The Combined Founding Companies' Statement of Operations data for the years ended December 31, 1994, 1995 and 1996 do not purport to present the results of operations of the combined Founding Companies in accordance with generally accepted accounting principles. Instead, they represent merely a summation of revenue, cost of revenue, gross profit, SG&A and R&D of the individual Founding Companies, on a historical basis, after the elimination of intercompany revenue and expense, and exclude the effects of pro forma adjustments, such as the adjustment to compensation-related expenses reflecting the implementation of the employment agreements to be entered into by certain members of management. Such data will not be comparable to and may not be indicative of the Company's post-combination results of operations.

     The following table sets forth certain selected unaudited combined financial information on a historical basis, excluding the effects of pro forma adjustments, for the periods presented.

                                                         YEARS ENDED DECEMBER 31,
                                            ---------------------------------------------------
                                                 1994              1995              1996
                                                              (IN THOUSANDS)
REVENUE:
  Systems.................................  $ 4,333    17.9%  $ 7,106    24.3%  $10,875    28.6%
  Software license........................   12,215    50.5    13,319    45.5    14,349    37.8
  Maintenance and other...................    7,636    31.6     8,862    30.2    12,781    33.6
                                            -------   -----   -------   -----   -------   -----
     Total revenue........................   24,184   100.0    29,287   100.0    38,005   100.0
                                            -------   -----   -------   -----   -------   -----
COST OF REVENUE:
  Systems.................................    1,990     8.2     2,914    10.0     6,066    16.0
  Software license........................    2,532    10.5     2,278     7.8     2,080     5.5
  Maintenance and other...................    4,067    16.8     5,434    18.5     7,320    19.2
                                            -------   -----   -------   -----   -------   -----
     Total cost of revenue................    8,589    35.5    10,626    36.3    15,466    40.7
                                            -------   -----   -------   -----   -------   -----
          Gross margin....................   15,595    64.5    18,661    63.7    22,539    59.3
                                            -------   -----   -------   -----   -------   -----
OPERATING EXPENSES:
  Selling, general and administrative.....    6,490    26.8     7,785    26.6    10,212    26.9
  Research and development................    1,502     6.2     2,024     6.9     3,324     8.7

  YEARS ENDED DECEMBER 31, 1996 AND 1995

     Revenue. The Company's total revenue for 1996 increased to $38.0 million from $29.3 million for 1995, an increase of $8.7 million or 29.7%. Revenue from systems for 1996 increased to $10.9 million (28.6% of total revenue) from $7.1 million (24.3% of total revenue) for 1995, an increase of $3.8 million or 53.5%. The increase was primarily due to increased sales to MSOs, which typically generate greater revenue per system sold than do systems sold to individual practices and from additional system sales resulting from the acquisition in January, 1996 of GBP With Excellence, Inc. ("GBP"), a dealer for The Medical Manager serving the state of Florida. Revenue from software license for 1996 increased to $14.3 million (37.8% of total revenue) from $13.3 million (45.5% of total revenue) for 1995, an increase of $1.0 million or 7.5%. The increase was due primarily to increased sales to MSOs. Revenue from maintenance and other sources for 1996 increased to $12.8 million (33.6% of total revenue) from $8.9 million (30.2% of total revenue) for 1995, an increase of $3.9 million or 43.8%. The increase was primarily a result of sales of additional maintenance contracts due to continued growth in the Company's installed base, the acquisition of GBP and maintenance and service agreement income of approximately $0.5 million in NMS from its management of the Medical Manager Division of Blue Cross and Blue Shield of New Jersey, Inc. for the four month period ended December 31, 1996.

     Cost of revenue. The total cost of revenue for 1996 increased to $15.5 million from $10.6 million in 1995, an increase of $4.9 million or 46.2%. The growth in cost of revenue resulted in a decline in gross margin to 59.3% for 1996 from 63.7% for 1995. Cost of revenue for systems for 1996 increased to $6.1 million from $2.9 million for 1995, an increase of $3.2 million or 110.3%. The increase was due principally to the inclusion of GBP in the Company's results for 1996. The Company believes that sales by GBP carried a gross profit margin which was significantly lower than the Company's combined gross margin. This was partially offset by a substantial increase in sales to MSOs, which carry lower unit costs than sales to individual practices. Cost of revenue for software license for 1996 decreased to $2.1 million from $2.3 million in 1995, a decrease of $0.2 million or 8.7%. The decrease was primarily due to greater allocation of overhead cost of revenue for systems and maintenance and other sources as revenue increased for these components at a rate greater than that for software license. Cost of revenue for maintenance and other sources for 1996 increased to $7.3 million from

$5.4 million for 1995, an increase of $1.9 million or 35.2%. The increase was due principally to cost inefficiencies associated with the integration of GBP into the Company's distribution network.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $10.2 million for 1996 (26.9% of total revenue) from $7.8 million (26.6% of total revenue) for 1995, an increase of $2.4 million or 31.2%. The increase was due primarily to an increase of $0.4 million of additional owners' compensation at RTI, $0.4 million of indirect transaction costs at NMS, increased selling commissions and other costs from increased revenue and the hiring of additional administrative and operational personnel in anticipation of the Mergers.

     Research and development. R&D for 1996 increased to $3.3 million (8.7% of total revenue) from $2.0 million (6.9% of total revenue) for 1995, an increase of $1.3 million or 64.2%. The increase was due to an approximate 50% increase in R&D personnel hired to support development activity relating to: (i) a new release of The Medical Manager incorporating an advanced appointment scheduler and other enhancements; (ii) graphical user interface and relational database technologies for use in future versions of The Medical Manager; (iii) an electronic medical records module; (iv) a module for use in the management of multiple physician practices; and (v) a module for use in claims adjudication. Certain of these initiatives were begun in previous periods, but required additional resources as they reached more advanced stages of development.

  YEARS ENDED DECEMBER 31, 1995 AND 1994

     Revenue. The Company's total revenue for 1995 increased to $29.3 million from $24.2 million for 1994, an increase of $5.1 million or 21.1%. Revenue from systems sales for 1995 increased to $7.1 million (24.3% of total revenue) from $4.3 million (17.9% of total revenue) for 1994, an increase of $2.8 million or 64.0.%. The increase was primarily due to increased sales to MSOs. Revenue for software license for 1995 increased to $13.3 million (45.5% of total revenue) from $12.2 million (50.5% of total revenue) for 1994, an increase of $1.1 million or 9.0%. The increase was primarily due to increased sales of systems to MSOs. Revenue from maintenance and other sources for 1995 increased to $8.9 million (30.2% of total revenue) from $7.6 million (31.6% of total revenue) for 1994, an increase of $1.3 million or 16.1%. The increase was primarily a result from inclusion of operations of NMS for a full year.

     Cost of revenue. The total cost of revenue for 1995 increased to $10.6 million from $8.6 million in 1994, an increase of $2.0 million or 23.7%.Cost of revenue for systems for 1995 increased to $2.9 million from $2.0 million in 1994, an increase of $0.9 million or 46.4%. The increase was primarily due to increased revenue and was partially offset by a substantial increase in sales to MSOs. Cost of revenue for software license for 1995 decreased slightly to $2.3 million from $2.5 million in 1994, a decrease of $0.2 million or 10.0%. The decrease was primarily due to greater allocation of overhead to cost of revenue for systems and maintenance and other sources as revenue increased for these components at a rate greater than that for software license. Cost of revenue for maintenance and other sources for 1995 increased to $5.4 million from $4.1 million in 1994, an increase of $1.3 million or 33.6%. The increase was primarily due to the new initiatives for centralized support desk services. The growth in the cost of revenue resulted in a modest decline in gross margin to 63.7% for 1995 from 64.5% in 1994. The decline in gross margin was principally due to the Company's decision to hire additional employees to implement new initiatives in professional and technical services, including centralized support desk and project managers for large system installations. The Company does not, however, expect to recognize additional revenue from certain of these services until future periods.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $7.8 million for 1995 from $6.5 million for 1994, an increase of $1.3 million or 20.0%, but were essentially unchanged as a percentage of total revenue (27.0%).

     Research and development expenses. Research and development expenses for 1995 increased to $2.0 million (6.9% of total revenue) from $1.5 million (6.2% of total revenue) for 1994, an increase of $0.5 million or 34.8%. The increase was due to an approximate 35% increase in R&D personnel hired to support development activity relating to: (i) a new release of The Medical Manager incorporating an advanced appointment scheduler and other enhancements; (ii) a module for use in the management of multiple physician practices; and (iii) an electronic medical records module. Although the Company believes that the increase in staffing levels and the development of these initiatives are essential to the continued success of The Medical Manager, they are not expected to yield any immediate revenue to the Company.

LIQUIDITY AND CAPITAL RESOURCES

     The following table sets forth certain selected unaudited combined statements of cash flow information on an historical basis, excluding the effects of pro forma adjustments, for the periods presented:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1994      1995      1996
                                                                    (IN MILLIONS)
Net cash provided by operations.............................   $ 7.0     $ 9.2     $ 9.6
Net cash used in investing activities.......................    (0.2)     (2.3)     (1.7)
Net cash used in financing activities.......................    (5.5)     (6.8)     (6.6)
                                                               -----     -----     -----
     Net increase in cash and cash equivalents..............   $ 1.3     $ 0.1     $ 1.3
                                                               =====     =====     =====

     Substantially all of the net cash generated by operating activities resulted from net income plus depreciation and amortization, with little change in non-cash working capital. Cash used in investing activities totaled was primarily used for the acquisition of dealer operations and net purchases of investments. Cash used in financing activities during this period consisted primarily of S corporation distributions to PPI's stockholder and SPI's stockholder.

     On the closing of the Offering, the Company repaid certain outstanding indebtedness and other obligations of the Founding Companies (aggregating approximately $5.5 million). In addition, during 1997 and prior to the consummation of the Mergers, each of PPI and SPI made cash distributions and issued notes to its sole stockholder in respect of its estimated S corporation AAA Account as of the date of closing. Such cash distributions aggregated approximately $1.6 million and such notes aggregated approximately $3.9 million for PPI and SPI. These distributions relating to the AAA Account were funded through cash and investments provided by operating activities. See "Certain Transactions."

     The Company anticipates that its cash flow from operations will provide cash in excess of the Company's normal working capital needs and planned capital expenditures for property and equipment. On a combined basis, the Founding Companies made capital expenditures of $2.0 million and $1.3 million during 1995 and 1996, respectively.

     The Company intends to focus on the continued consolidation and rationalization of The Medical Manager dealer network. As such, the Company's dealer acquisition strategy will target dealerships with strong presences in key markets and demonstrated expertise with The Medical Manager product line. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. The Company expects to fund future acquisitions through a combination of working capital, cash flow from operations and issuances of additional equity.

     The Company is negotiating a line of credit of $30 million with Barnett Bank of Tampa to be used for working capital and other general corporate purposes, including future acquisitions.

IMPACT OF INFLATION

     Due to the relatively low levels of inflation experienced in recent years, inflation did not have a significant effect on the results of operations of the combined Founding Companies for the periods presented.

                                    BUSINESS

     The Company is a leading provider of comprehensive physician practice management systems to independent physicians, physician groups, MSOs, IPAs, managed care organizations and other providers of health care services in the United States. The Company develops, markets and supports The Medical Manager practice management system, which addresses the financial and administrative, clinical and practice management needs of physicians. The Company's system has been implemented in a wide variety of practice settings, from small physician groups to multi-provider IPAs and MSOs, and enables physicians and their administrative staffs to efficiently manage their practices while delivering quality patient care in a constantly changing health care environment. Since the development of The Medical Manager in 1982, the Company's installed base has grown to over 23,600 client sites, representing more than 80 practice specialities, making it the most widely installed physician practice management system in the United States.

     The Company acquired, simultaneously with the consummation of the Offering, the five Founding Companies. These five entities include: (i) PPI, the developer of The Medical Manager practice management system; (ii) SPI, the "master" distributor for The Medical Manager, which coordinates the sales, support and training activities of approximately 180 independent dealers and implements national marketing strategies; (iii) NMS, a national dealer for The Medical Manager; (iv) RTI, a regional dealer serving the Northeastern region of the United States; and (v) SMI, a regional dealer serving the Midwestern region of the United States. The vertical integration of these five entities brings together the research and development, sales and support efforts for The Medical Manager in one entity covering the entire United States. Although prior to the closing of the Offering the five Founding Companies did not operate as a single entity, they have successfully worked together for many years. PPI has been expanding and improving The Medical Manager system since developing it in 1982, SPI has been the master distributor of The Medical Manager since 1982 and NMS, RTI and SMI have been selling and supporting The Medical Manager as independent dealers since 1994, 1988 and 1987, respectively.

INDUSTRY OVERVIEW

     Over the past decade, health care costs in the United States have risen faster than the overall rate of inflation. According to the U.S. Health Care Financing Administration, health care expenditures have increased from less than $250 billion, or approximately 9% of U.S. gross domestic product, in 1980 to almost $1 trillion, or approximately 14% of U.S. gross domestic product, in 1994. This increase has resulted in broad pressures to reduce costs without sacrificing the quality of care and has caused significant changes in the health care industry. While reimbursement for health care has historically been based on a fee-for-service model of payment, managed care organizations and other payors are increasingly utilizing alternative reimbursement models that shift the financial risk of delivering health care from payors to health care providers, including discounted fee schedules, single payment based on diagnosis, capitation and other risk sharing arrangements.

     The ongoing pressure to contain health care costs and the growing administrative burdens placed on medical practices have caused physicians to join together in group practices to share administrative costs and achieve economies of scale. In addition, other providers and payors are buying and/or managing physician practices and transforming them into integrated delivery systems. The Company believes the movement toward group practices has accelerated the trend toward automation as group practices require the greater efficiency and productivity of more powerful practice management systems. This general increase in the size and complexity of medical practices has created a greater need for analysis of data and production of timely management information reports that allow physicians, other providers of medical care and payors to reach informed conclusions regarding the quality and appropriateness of various procedures and practices.

     The expansion in the number of managed care and third-party payor organizations, as well as additional governmental regulation and the change in reimbursement models, have greatly increased the complexity of pricing practices, billing procedures and reimbursement policies impacting medical practices. Practice management systems help providers reduce the costs and improve the quality of delivering health care services by automating patient care information systems and administrative processes, ensuring timely access to relevant information, streamlining the storage and retrieval of information, and efficiently matching patient needs with available resources. While early systems concentrated principally on patient billing and collection activities, systems are now available that record and store clinical information, automate the processing of insurance and third-party payor claims and integrate the operations of physician practices with larger health care organizations such as hospitals, HMOs and management service organizations.

BUSINESS STRATEGY

     The Company's strategy is to integrate its research and development, marketing, sales and support resources and to build upon its leadership position as the provider of the most widely utilized physician practice management system. Key elements of this strategy include:

          Capitalizing on New Corporate Structure. As a result of the Mergers, the Company expects to achieve significant benefits through a national market presence, centralized client support and the implementation of a national retail pricing structure. While the Founding Companies have worked together successfully for many years, the consummation of the Offering and the Mergers created a vertically integrated entity that has greater financial strength and stability than the individual Founding Companies and that competes more effectively on national, regional and local levels. In addition, the Company expects to achieve significant cost savings as a result of the consolidation of many of the administrative functions currently handled separately by each of the Founding Companies. The Mergers also allow the Company to further develop its Enterprise Business Group, a national accounts group that assists regional dealers in marketing to, and addressing the support needs of, larger provider organizations such as MSOs, IPAs and managed care organizations. The Company plans to establish local and regional resource centers, supported by centralized corporate and regional operations, including help desks, EDI departments and advanced technical and programming personnel. The Company expects this structure to result in greater overall consistency and a higher level of client support.

          Consolidating and Rationalizing the Distribution Network. The Company intends to consolidate and rationalize The Medical Manager distribution network. Prior to the 1990s, when independent physician practices were most prevalent, the local focus of The Medical Manager independent dealer network effectively addressed the practice management needs of the market. However, due to the numerous trends in the health care industry toward improved efficiency and cost containment, physicians have been forced to consolidate into larger practice organizations. To meet the needs of these larger groups, the Company believes it is necessary to adopt and implement a product distribution strategy that includes the acquisition of dealers in major medical communities and large metropolitan markets. These dealers should enable the Company to market more effectively to larger customers while assisting the remaining independent dealers in conducting their marketing activities. The Company also intends to further standardize the sales and support practices of the independent dealers in order to ensure that The Medical Manager is sold and supported on a consistent and effective basis. See "-- Distribution Network."

          Increasing Penetration of Management Service Organizations and Other Large Physician Groups. The Company seeks to increase its sales of enterprise-wide systems, products and services to MSOs and large physician groups. As trends in the health care marketplace continue to drive physician affiliations, the Company believes there is significant opportunity to increase its share of this rapidly growing segment of the practice management market. In order to capitalize on these opportunities, the Company has established the Enterprise Business Group to coordinate large group sales and support in conjunction with local and regional dealers. In addition, the Company has enhanced the functionality of The Medical Manager to deliver increasingly comprehensive physician practice management services in enterprise-wide settings. The Company believes that through these efforts it can significantly increase its share of this market segment.

          Cross-Selling Products and Services to Existing Client Base. The Company intends to aggressively cross-sell additional products and services to its existing client base. A majority of the Company's existing clients do not currently use The Medical Manager's entire suite of products and services. Because of its substantial installed base of over 23,600 sites, as well as the modular, integrated product design of The Medical Manager, the Company intends to work with the sales offices to target many of its customers as candidates for cross-selling opportunities, including system upgrades, additional software application modules, services such as hardware and software maintenance, system and process planning, project management, custom programming and EDI capabilities.

          Continuing Development of New Products, Product Enhancements and Services. The Company intends to continue its leadership role in the development and introduction of new products, product enhancements and services for the physician practice marketplace. To do so, the Company intends to continue to commit significant financial and human resources to its research and development efforts. A key focus of the Company's research and development efforts is the further enhancement of The Medical Manager's ability to operate within a variety of integrated delivery environments. The Company's strategic development initiatives include advanced systems, such as a version of The Medical Manager incorporating relational databases, a graphical user interface and enhanced client-server applications. The Company develops new products, product enhancements and services with input from its physician-clients. For 1995 and 1996, the Company's pro forma expenses for research and development were $2.1 million and $3.4 million, respectively, representing 5.8% and 8.0% of the Company's pro forma revenue for those periods.

PRODUCTS

     The Medical Manager is an integrated practice management system encompassing patient care, clinical, financial and management applications. Due to its scalable design, The Medical Manager is a cost-effective solution in a stand-alone or enterprise-wide environment. The Medical Manager is designed to operate on a wide range of hardware platforms, from Intel-based computer systems for small and medium sized practices, to RISC-based systems, such as the IBM RS/6000 and Hewlett-Packard 9000, for larger practices. Its modular, fully integrated product portfolio allows clients to add incremental capabilities to existing information systems while preserving and minimizing the need for capital investments. The latest version of The Medical Manager software, currently in Beta testing, is year 2000 enabled.

     The pricing of The Medical Manager system is a function of the number of modules purchased, the number of users per site, the number of practices, the operating system and the complexity of the installation. Hardware support and services are priced separately from software products and are typically coordinated by the dealer.

     The Medical Manager system provides to physician practices a broad range of patient care and practice management features, including:

                                CORE APPLICATION

     The Medical Manager Core Application includes base financial, clinical and practice management functions.

            PRODUCT                                      DESCRIPTION
-------------------------------  ------------------------------------------------------------
The Medical Manager              Provides accounts receivable, insurance billing, basic
                                 appointment scheduling and recalls, clinical history,
                                 financial history, referral of physician information,
                                 encounter form tracking, e-mail, office notes, hospital
                                 rounds and over 150 standard reports.

                               OFFICE MANAGEMENT

     The Medical Manager Office Management application automates the essential administrative tasks of a physician practice.

            PRODUCT                                      DESCRIPTION
-------------------------------  ------------------------------------------------------------
Automated Collections            Maintains notes, promise to pay dates, budget payments, next action to be taken indicators and prints collection letters;
                                 automates "tickler" system to alert the user when an account needs attention.
Chart and X-Ray Locator          Tracks the location of a patient's medical and X-ray charts.
Advanced Billing                 Handles sophisticated billing needs, including the necessary collapsing and sorting of charge items into revenue codes
                                 for UB92 billing purposes; also used for the specialized
                                 reporting needs for Workers' Compensation First Report of
                                 Injury.
Custom Report Writer             Provides access to all data elements of The Medical Manager;
                                 allows for the creation of user defined custom reports.
Multiple Resource Scheduling     Includes multi-resource display, search and posting of
                                 scheduled appointments; coordinates the utilization of exam rooms and equipment and schedules of teams of physicians,
                                 nurses, therapists and others whose services are needed
                                 within a specific time sequence of one another.
Patient Flow Tracking            Allows patient encounters to be tracked from the time the
                                 patient makes the appointment, through encounters in the
                                 waiting room, examination rooms, labs and other areas;
                                 reports on time and resource utilization.

                               DEVELOPMENT TOOLS

     Development Tools allow data to be accessed and manipulated, adding flexibility to the system and allowing for customization to meet specialized needs.

            PRODUCT                                      DESCRIPTION
-------------------------------  ------------------------------------------------------------
Data Merge                       A proprietary 4GL type language that allows the Company,
                                 dealers and other qualified programmers to customize
                                 functions and features of The Medical Manager without
                                 changing source code; also supports the exchange of data
                                 between The Medical Manager and hospital, lab, pharmacy and other medical management systems.

                            ELECTRONIC CONNECTIVITY

     Electronic Connectivity supports the electronic submission of claims to payors, and allows for the open exchange of information between various medical institutions as well as the transfer of administrative transactions to support managed care.

            PRODUCT                                      DESCRIPTION
-------------------------------  ------------------------------------------------------------
Hospital Information Link        A Data Merge tool that allows hospital interfaces to be
                                 written to local hospital requirements.
HL7 Connectivity Engine          Allows users to provide real time demographic and encounter information to hospitals and other organizations (referred to as "Remotes") and queries the Remote's master patient
                                 index in order to retrieve data on existing patients; also allows the Remote to automatically advise the user site of patient admissions and discharges, changes to
                                 inpatient/outpatient status and changes to patient
                                 demographic information.

            PRODUCT                                      DESCRIPTION
-------------------------------  ------------------------------------------------------------
Electronic Data Interchange      An interface that provides state of the art connectivity for immediate access to various insurance providers, third-party connectivity networks and other outside facilities; features include pre-authorization status, benefit eligibility,
                                 referral verification and rosters, as well as credit card
                                 and check approval.
Electronic Claims                Supports direct electronic submission of claims to Medicare,
                                 Medicaid, commercial carriers and clearinghouses; expedites insurance payment turnaround time; verifies claims for
                                 accuracy and reports on submitted claims that have been
                                 accepted or rejected; provides a complete audit trail and
                                 reports to ensure that claims have been processed properly;
                                 supports NSF and ANSI national standards.
Electronic Remittance            Used in combination with the Electronic Claims Module to
                                 electronically download Explanation of Benefits ("EOBs")
                                 from Medicare or other claim centers and to post directly
                                 into patients' accounts, thereby saving a substantial amount of data entry time and preventing keying errors.

                           MANAGED CARE APPLICATIONS

     Managed Care applications allow physicians to contain costs and deliver a higher quality of care in the capitated environments.

            PRODUCT                                      DESCRIPTION
-------------------------------  ------------------------------------------------------------
Managed Care                     In addition to the managed care features offered in the base system, supports the full functions required to track
                                 incoming as well as outgoing referrals to facilities and
                                 specialists; maintains membership eligibility lists,
                                 capitation payment posting, contract management (including number of visits, allowable time period, procedures and
                                 diagnosis treatment plan) and reporting.
Claims Adjudication              Fully integrated with the Managed Care module, provides full risk management capabilities, including the processing of
                                 received claims, comparing the claim against authorized
                                 services to determine amounts due, generating checks for
                                 payments and producing an EOB; also provides advanced
                                 features in the form of claims repricing, bundling of
                                 services, and provider credentialing.

                             CLINICAL APPLICATIONS

     The Medical Manager Clinical application developments provide fully-integrated components of a patient's medical record that contain the functionality and knowledge bases required in today's practices.

            PRODUCT                                      DESCRIPTION
-------------------------------  ------------------------------------------------------------
Quality Care Guidelines          Automates the process of tracking both the curative and
                                 preventative services the practice has specified that it
                                 wishes to perform; provides reports on physician compliance with recommended care guidelines that are based on the
                                 patient's age, sex, diagnoses and other key health factors and are automatically printed with the patient's encounter form. The guidelines are derived from U.S. Preventative
                                 Healthcare Guidelines or other clinical knowledge bases and reflect the practice's own suggested intervals of exams,
                                 tests, injections and other procedures specific to the
                                 individual patient.
Laboratory Interface             Electronically downloads test requests and patient
                                 demographics to a laboratory, and electronically transfers results directly into the patient's file in The Medical
                                 Manager.

            PRODUCT                                      DESCRIPTION
-------------------------------  ------------------------------------------------------------
Prescription Writer              Provides a full set of tools for managing both the clinical and administrative aspects of the prescription process;
                                 provides for extensive interaction checking, patient
                                 information printouts and prescription history on the drugs being prescribed; administratively reduces physician and
                                 staff time spent preparing and issuing prescriptions.
Pharmacy Interface               Offers a direct electronic link to transfer prescriptions
                                 and handle authorization requests between the Prescription
                                 Writer module and the pharmacy.
Voice Dictation                  Through The Medical Manager's link with Kurzweil Applied
                                 Intelligence software, enables the physician to dictate,
                                 edit and print patient charts and reports; pulls and stores patient and physician information from the patient file into the chart via a single, spoken command.
View Patient Chart               Brings a snapshot of the patient's medical records to a
                                 single screen and then gives the user instant access to
                                 almost any desired level of underlying detail; allows the
                                 screen to be used for valuable side-by-side analysis of
                                 chart data.
Medical Records                  Designed to provide maximum flexibility and speed in
                                 creating, storing and retrieving whatever medical
                                 information the practice wishes to maintain on each patient, fully integrated with the product's clinical history, this application addresses the four fundamental issues concerning medical records: creation and maintenance of medical
                                 records, simultaneous access to patient records, remote
                                 access and data for analysis. Includes patient encounter
                                 knowledge base and generates automated progress notes.

                             MSO ENTERPRISE SYSTEM

     The MSO Enterprise system addresses the needs of the MSO market by providing enterprise-wide solutions for the management of integrated provider networks.

            PRODUCT                                      DESCRIPTION
-------------------------------  ------------------------------------------------------------
MSO Enterprise Manager           Provides the MSO or multi-practice environment with central administration of multiple practices, enterprise-wide
                                 roll-up reports, a master patient index for automatic
                                 synchronization of demographic data-updates and remote
                                 access across multiple systems.

                        DIALYSIS VERTICAL MARKET OPTION

     The Medical Manager Dialysis Vertical Market Option expedites the repetitive process of posting dialysis patients' weekly treatments.

            PRODUCT                                      DESCRIPTION
-------------------------------  ------------------------------------------------------------
Dialysis Calendar Posting        Using a calendar posting screen, automates and reduces the repetitive, recurring posting dictated by dialysis
                                 treatment.

CLIENT SERVICES

     The Company's Client Services Division provides a wide range of services to the entire client base to ensure customer satisfaction and maximize the utility of The Medical Manager system. These services include both fundamental and value-added services as described below:

           Implementation Services. These services include planning, design and installation of software, hardware and network solutions for stand-alone practices to enterprise-wide environments. To ensure customer satisfaction, the Company utilizes a team approach involving technical and professional staff members who have a broad array of technical and business expertise. This team approach includes project engineering, business redesign and practice staff re-education. A client relationship manager, part of the team from the outset, works with the client throughout the life of the contract.

          Support Services. A critical element in assuring proper use of and satisfaction with the Company's products involves ongoing support services provided to the end-users. The Company provides to its clients continuing software and hardware support under agreements that typically have a one year term. These agreements provide for general support via help desks, error corrections to software, remote diagnostics and on-site hardware and software technicians. Support services are provided during normal business hours and can be expanded to include seven days a week, 24 hour coverage. As of April 11, 1997, the Company had 189 full-time employees devoted to providing support services to its customer base.

          Value-Added Services. The Company advises its enterprise-wide clients on how best to bring together disparate physician practices into an integrated health care delivery network. The Company works in partnership with its client's clinical and administrative management in the areas of patient and workflow redesign, job function review and re-education, standardization consultation, project engineering, timeline and resource management and ongoing relationship management. The Company and many of its independent dealers maintain substantial resources capable of providing custom programming solutions for a broad range of client requests. Many of these solutions may be generated at the regional and local levels using the Company's Data Merge language, which allows modification to be made without changing source code.

          Training and Continuing Education. The Company believes initial and continuing education are key components in ensuring customer satisfaction and retention and, accordingly, has devoted significant resources to its Educational Services Division. Because the Medical Manager has been in use for 14 years, a substantial amount of experience and expertise has been gained by the Company's training staff in optimizing methodology and curriculum to achieve the best results. As of April 11, 1997, the Company had 17 full-time employees in its Education Services Division. Training methods include classroom and computer-based training, on-site visits for system setup and review and video training tapes available on selected modules. The Company also assists its clients in developing their own training staff, materials and guidelines. Continuing education programs, a quarterly newsletter and user group conferences are sponsored by the Company, providing the user with valuable information as well as an opportunity for the Company to demonstrate new enhancements and features of the product. The Company makes available to clients extensive user documentation and reference manuals including, among others, installation guides, advanced system manuals, a custom report writer manual and an MSO implementation workbook.

SALES AND MARKETING

     The Company sells its products and services nationally through a direct sales organization consisting of 78 sales personnel, as well as through its independent dealer network of approximately 180 dealers. This distribution effort is responsible for sales to new clients, ranging in size from solo practitioners to enterprise-wide clients, and follow-on sales of upgrades and enhancements to existing clients. To enhance the effectiveness of its selling effort, the Company provides its sales force and independent dealer network with
(i) comprehensive training in the Company's products and services; (ii) marketing materials; and (iii) on-going support.

     Small and medium-sized sales, routinely handled by the direct sales force and independent dealers, generally involve a sales cycle of 30 to 60 days. Larger sales, managed by the Enterprise Business Group, typically involve a Request For Proposal process which lengthens the sales cycle to 60 to 90 days or longer. Hardware and software maintenance agreements are generally renewed on an annual basis. Standard payment terms are 50% due upon system order with the balance due upon completion of system installation.

     To address the more complex needs of larger potential clients, the Company has formed the Enterprise Business Group. The Group coordinates the Company's sales effort for large clients (such as MSOs, IPAs and managed care organizations) and assists in the implementation of systems and the maintenance of ongoing client relationships. Many of the independent dealers are experienced in selling to and supporting enterprise wide clients. The Company intends to continue to utilize the Enterprise Business Group to assist local and regional dealers in these efforts. At the enterprise-wide client level, relationship managers work with the client throughout the contract term to keep informed of customer expectations and help ensure customer satisfaction.

     The Company generates sales leads through referrals from customers and management consultants, responses to requests for proposals, strategic alliances with complementary companies, the Company's Internet web sites and associated links, industry seminars, trade shows, direct telephone and mail campaigns and advertisements in trade journals.

     In order to capitalize on opportunities to cross-sell its products and services to existing clients, the Company maintains contacts with its clients at the local, regional and national levels through electronic mail links on its Internet web sites, monthly and quarterly newsletters, technical updates, product release bulletins, user meetings, training seminars, industry conferences and market-specific seminars, such as its MSO User Conference. The Company also works with certain of its client base on the selection, implementation, use and benefits derived from the product and publishes these as Client Profiles, providing both the client and the Company with market exposure and the opportunity to share successes.

     An educational license of The Medical Manager physician practice management system has been utilized to teach office automation within the medical field for more than eight years. The system has been installed in vocational schools, junior colleges and universities nationwide. Delmar Publishers Inc., one of the leading educational textbook publishers in the country, markets a student textbook and instructor's manual for courses that teach computer skills in the medical field, using The Medical Manager. Since 1988, more than 400 site licenses of the educational version have been sold.

DISTRIBUTION NETWORK

     Prior to the 1990s, when independent physician practices were most prevalent, the local focus of independent dealers effectively addressed the practice management needs of the market. However, due to the numerous trends in the health care industry focusing attention on the delivery of high quality and cost effective care (as well as the need to demonstrate such quality and effectiveness), individual physicians and small group practices have been forced to pool their resources in order to compete effectively. As a result, large physician organizations have become much more prevalent in the medical marketplace. To keep pace with the increasingly sophisticated practice management needs of these larger groups, the independent dealers for The Medical Manager have been consolidating in order to build the necessary technical, service and support resources.

     The Company believes that a fundamental and unique strength of The Medical Manager is its nationwide dealer network, which currently includes approximately 180 dealer organizations. As a result of the many years of selling and supporting The Medical Manager product line, the personnel in the Company's dealer network represent a valuable resource. The Company believes that the continued consolidation and rationalization of the dealers for The Medical Manager is a necessary response to changes in the physician marketplace. The Company's strategy for its dealer network includes the acquisition of dealers in strategic markets as well as the rationalization of the remaining independent dealers in order to ensure that The Medical Manager is sold and supported on a consistent and effective basis throughout the dealer network.

     Dealer Acquisitions. The Company believes that it must have representation in all major medical communities and metropolitan markets throughout the country. As a result, the Company's dealer acquisition strategy will focus on acquiring dealerships that have both a strong presence in key markets and demonstrated expertise with The Medical Manager product line.

     Rationalization of Independent Dealers. The Company intends to continue to use its existing network of independent dealers as an integral part of its distribution network for The Medical Manager. The Company will work with its independent dealers to institute a program to standardize hardware configurations, client training programs and service levels developed by the Company. The Company will also provide services to the independent dealers, many of which are unable to provide such resources as independent entities. Such services include: (i) dealer training; (ii) help desks; (iii) advanced technical services, such as custom programming services; and (iv) sales support for large systems sales from the Enterprise Business Group.

RESEARCH AND DEVELOPMENT

     The Company seeks to meet the needs of its clients by continuing to develop new products and enhancements of existing products. Accordingly, the Company believes that continued leadership in the practice management systems industry will require significant additional commitments of resources to research and development. The Company maintains its research and development campus in Alachua, Florida, where development of The Medical Manager began over 14 years ago. As of April 11, 1997, the Company had 66 employees engaged primarily in its research and development efforts.

     The Company's research and development activities involve Company personnel as well as physicians, physician groups practice staff and leading health care institutions. A key goal of current research and development efforts involves adapting The Medical Manager system to operate more effectively within integrated delivery environments. To achieve this goal, the Company is pursuing a strategic development initiative directed toward the development of advanced health care information systems that include a relational database, graphical user interfaces and enhanced client-server applications. The Company's current research and development efforts continue the tradition of The Medical Manager of being a consistent leader in product innovation, as indicated by the following:

     - In 1982, The Medical Manager was first installed.

     - In 1985, The Medical Manager released its electronic media claims module.

     - In 1987, The Medical Manager became the first practice management system to perform electronic claims submission in all 50 states.

     - In 1988, The Medical Manager released its Report Writer Module.

     - In 1990, The Medical Manager released its Data Merge Language module allowing unlimited customization within The Medical Manager without changing the source code.

     - In January 1991, The Medical Manager released its Electronic Remittance module.

     - In June 1991, The Medical Manager became the first practice management system to incorporate EDI with electronic interchange partners.

     - In 1992, The Medical Manager became the first practice management system to introduce electronic interfaces to laboratory systems.

     - In 1994, The Medical Manager announced its Managed Care Module.

     - In January 1995, The Medical Manager released its Quality Care Guidelines module.

     - In May 1995, the Medical Manager released its dialysis posting system.

     - In October 1995, The Medical Manager released an integrated Claims Adjudication System.

     - In November 1995, The Medical Manager announced its MSO Enterprise
      Manager.

     - In April 1996, The Medical Manager announced its prototype HL7 Connectivity Engine.

     - In March 1997, the Medical Manager announced its case management system and released its chemotherapy management system.

     Current focus areas for new product development and enhancement include the following:

  ENTERPRISE SYSTEM

     The Company intends to develop an increasing number of automation tools to support the growing number of integrated health care delivery systems across the nation. Developments within The Medical Manager's MSO Enterprise System are expected to include enterprise appointment and resource scheduling and enterprise communications. In addition, further developments in The Medical Manager's connectivity engines should continue to promote the open exchange of information between medical institutions.

  MANAGED CARE

     Physicians realize that sophisticated health care automation systems are required to support managed care, compete for capitated contracts and contain healthcare costs while providing effective, high quality care. Development efforts within the Managed Care module are expected to result in a product that provides referral outcome reporting that can perform outcome analysis across multiple practices within the provider network. As managed care matures, new markets will be created that require the support of automation. Development efforts within the Managed Care module will be designed to support the evolving subcapitation market by allowing primary care groups to receive the total capitation from a payor and allocate the capitation payment among contracted specialists for services they have provided.

  CLINICAL APPLICATIONS

     The Company recognizes that improvements in the technology that supports the gathering, storing, retrieving and reporting of clinical data and the creation of a sophisticated computerized patient record system are critical to the enhancement and improvement of health care delivery across the nation. As a result, the Company is engaged in efforts to rapidly develop fully-integrated components of a computerized patient record containing functionality and knowledge bases that support the way physicians provide health care services. Research and analysis of various input technologies and devices continue with the goal of providing physicians with usable tools that will allow them to effectively gather and use clinical data at the point-of-care.

  GRAPHICAL USER INTERFACE

     The Company's graphical user interface is currently under development. The Company's development efforts are intended to produce a product that will support users opting to install technology to support a Windows environment, as well as the Company's current installed base, which has a sizeable investment in hardware that supports character based applications.

PROPRIETARY RIGHTS AND LICENSES

     The Company relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to establish and protect its proprietary rights in its products. The Company distributes its products under software license agreements that grant clients a nonexclusive, nontransferable license to the Company's products and contain terms and conditions prohibiting the unauthorized reproduction or transfer of the Company's products. In addition, the Company attempts to protect its trade secrets and other proprietary information through agreements with employees and consultants. Substantially all current employees involved in product development have signed an assignment of inventions agreement. There can be no assurance that the legal protections afforded to the Company or the precautions taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior technologies, products or services. Any infringement or misappropriation of the Company's proprietary software could disadvantage the Company in its efforts to attract and retain new clients in a highly competitive market and could cause the Company to lose revenues or incur substantial litigation expense. The Company believes that, due to the rapid pace of innovation within the software industry, factors such as the technological and creative skills of its personnel and ongoing reliable product maintenance and support are more important in establishing and maintaining a leadership position within the industry than are the various legal protections afforded to its technology.

GOVERNMENT REGULATION

     The FDA has jurisdiction under the FDC Act to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. The FDA has issued a draft policy statement relating to picture archiving and communications systems that requires manufacturers of medical image storage devices and related software to submit to the FDA premarket notification applications and otherwise comply with the requirements of the FDC Act applicable to medical devices. Recently, the FDA initiated agency rulemaking to exempt certain medical image management devices from premarket notification procedures. There can be no assurance that such rulemaking will be adopted, and if so, that the rulemaking will apply to the Company's product.

     The Company marketed The Medical Manager with a medical image management capability until recently, when it decided to cease offering this feature after considering the draft policy statement and other regulatory factors. The Company believes that The Medical Manager, when marketed without a medical image management capability, would not be subject to FDA regulation requiring registration, listing, premarket notification or approval and adherence with device good manufacturing practices or medical device reporting requirements. The FDA is currently reviewing its policy for the regulation of computer software and there is a risk that The Medical Manager could in the future become subject to some or all of the above requirements, which could have a material adverse effect on the Company's results of operations, financial condition or business.

     In addition, prior to the decision to remove its medical image management capability, a small number of The Medical Manager systems possessing a medical image capability were sold. While there can be no assurance that the FDA will not take enforcement action with respect to these prior sales, the Company believes that such action is unlikely due to the nature of the product and the small number of units sold with a medical image capability. Enforcement action can consist of warning letters, refusal to approve or clear products, revocation of approvals or clearances previously granted, civil penalties, product seizures, injunctions, recalls, operating restrictions and criminal prosecutions. Any enforcement action by the FDA could have a material adverse effect on the Company's results of operations, financial condition or business.

COMPETITION

     The market for physician practice management systems and services is highly competitive. The Company believes that the principal competitive factors in this market include the functionality and price of the practice management system, the support provided to system users, ongoing research and development efforts and the national presence and financial stability of the seller. The industry is fragmented and includes numerous competitors. The Company believes its principal competitive advantages are the product's substantial installed client base, open system design and advanced features and capabilities, as well as the Company's focus on customer support and training programs and its network of dealers. The Company's principal competitors include other physician practice management system companies, local software companies and other companies that provide information systems to health care providers. Certain of the Company's competitors have greater financial, development, technical, marketing and sales resources than the Company. In addition, as the market for the Company's products develops, additional competitors may enter the market and competition may intensify.

EMPLOYEES

     At April 11, 1997, the Company employed 385 full-time and eight part-time employees. No employees are covered by any collective bargaining agreements. The Company considers its relationships with its employees to be good.

FACILITIES

     The Company's principal corporate offices are located at 3001 North Rocky Point Drive East, Tampa, Florida. The Company's research and support facilities are located in Alachua, Florida. The Company also maintains national sales and support offices in Mountain View, California, and has 17 additional offices in various regions of the country.

     The Company leases all of its properties (an aggregate of 107,413 square feet) with remaining terms between one and five years. The Company believes that its facilities are adequate for its current needs and that suitable additional space will be available as required. See "Certain Transactions" for information regarding the Company's obligations under its lease agreements.

LEGAL PROCEEDINGS

     In the course of MMC's consolidation efforts, MMC undertook preliminary discussions with certain dealers of The Medical Manager practice management system to determine their suitability to be acquired by MMC in connection with the proposed transactions. On January 7, 1997, two affiliated dealers, Computer Clinic, Inc. and Command Solutions, Inc. (collectively, "CCI"), and CCI's President filed suit in the Supreme Court of the State of New York, Westchester County against MMC, each of the Founding Companies and certain principals thereof alleging in five separate causes of action, among other things, breach of contract, fraud, misrepresentation, tortious interference and anti-competitive and predatory practices arising out of the decision not to include CCI as one of the Founding Companies. In connection with three of the five causes of action brought by CCI, CCI seeks damages in excess of $11.0 million for each such cause of action. CCI seeks damages in excess of $12.0 million in connection with the fourth cause of action and damages in an amount to be determined at trial in connection with the fifth cause of action. On February 5, 1997, the defendants removed the action to the United States District Court for the Southern District of New York. Plaintiffs moved to remand the action to Supreme Court of the State of New York, Westchester County, which motion was subsequently granted by the Court. MMC has agreed to indemnify all of the other defendants for any liability, obligation or claim arising out of this action, including the costs of defending against this action and any settlement costs incurred in connection therewith. MMC, its subsidiaries and such principals intend to defend vigorously against this action.

RECENT DEVELOPMENTS

     Subsequent to the consummation of the Offering, MMC executed definitive agreements to acquire the following Medical Manager dealers (the "Proposed Acquisitions"): (i) Adaptive Health Systems of Washington based in Federal Way, Washington; (ii) LSM Computing, Inc. based in Somerville, New Jersey; (iii) Specialized Systems, Inc. based in Van Nuys, California; and (iv) UNICO, Inc. based in Evansville, Indiana. The proposed Acquisitions are expected to be accounted for using the pooling-of-interests method of accounting. The aggregate consideration payable for the Proposed Acquisitions consists of approximately 994,136 shares of Common Stock. The closings of the Proposed Acquisitions are subject to various conditions, including completion of the Company's due diligence investigation, and such acquisitions are expected to close in April or May 1997.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of March 31, 1997 concerning each of the Company's current directors, executive officers.

                   NAME                     AGE                         POSITION
Michael A. Singer.........................  49    Chairman of the Board; Chief Executive Officer
John H. Kang..............................  33    President; Director
Richard W. Mehrlich.......................  49    Executive Vice President -- Sales and Marketing;
                                                  Director
Lee A. Robbins............................  55    Vice President and Chief Financial Officer
Frederick B. Karl, Jr.....................  42    Vice President, General Counsel and Secretary
Thomas P. Liddell.........................  34    Vice President -- Midwest Region
Henry W. Holbrook.........................  42    Vice President, Sales -- Northeast Region

     Michael A. Singer has been Chairman of the Board and Chief Executive Officer of the Company since the consummation of the Offering. Mr. Singer is the founder of PPI and the principal inventor of The Medical Manager software program. From PPI's inception in 1981, he has been the sole shareholder, a director and the President and Chief Executive Officer. Mr. Singer received a B.A. in Business Administration from the University of Florida in 1969, and a Masters degree in Economics from the University of Florida in 1971.

     John H. Kang has been President and a director of the Company since July 1996. He is the founder of NMS and has served as its President since its inception in 1994. In 1987, Mr. Kang founded J. Holdsworth Capital Ltd., a private investment firm, and is currently its President. He has been a director of Amorphous Technologies International, a company engaged in the research and development and manufacture of metal alloy, since May 1995. Mr. Kang also has been a director of Nutcracker Snacks, Inc., a manufacturer of snack foods, since December 1988. From June 1988 to September 1996, Mr. Kang was the Chairman and a director of Clayton Group, Inc., a distributor of waterworks materials. Mr. Kang received an A.B. in Economics from Harvard College in 1985.

     Richard W. Mehrlich has been Executive Vice President -- Sales and Marketing and a director of the Company since the consummation of the Offering. Mr. Mehrlich is the founder and a director of SPI, and has been President and Chief Executive Officer of SPI since its inception in 1980. Mr. Mehrlich's previous sales and marketing experience includes serving as Director of Marketing for Dynabyte Corporation, a microcomputer hardware manufacturer, and as a regional sales representative for Texas Instruments, Component Sales Division. Mr. Mehrlich received a degree in Electrical Engineering from the Milwaukee School of Engineering in 1970.

     Lee A. Robbins has been Vice President of the Company since November 1996 and Chief Financial Officer since the consummation of the Offering. From July 1995 through November 1996, Mr. Robbins served as Vice President and Chief Financial Officer of American Ophthalmic Incorporated, a physician practice management company. From 1985 to June 1995, he was Vice President and Chief Financial Officer of Puritan-Bennett Corporation, a respiratory equipment company. Before entering the health care management industry in 1985, Mr. Robbins held a number of financial positions with Armco Inc., a Fortune 500 company based in Middletown, Ohio. Mr. Robbins received a B.S. in Accounting from the University of Cincinnati and an M.B.A. from Xavier University.

     Frederick B. Karl, Jr. has been Vice President, General Counsel and Secretary of the Company since the consummation of the Offering. Mr. Karl has been the General Counsel of PPI since 1988, and also has served as a Vice President of PPI since 1990. He provided legal services to PPI from 1984 through 1988 while he was in private practice. Mr. Karl received a B.A. from Florida State University in 1977 and a J.D. from the University of Florida College of Law in 1981.

     Thomas P. Liddell has been Vice President -- Midwest Region of the Company since the consummation of the Offering. Mr. Liddell founded SMI in 1987 and is presently responsible for its Marketing, Finance and Administration. Prior to 1987, he was employed by Holy Cross Health System, where he developed software systems to support national group purchasing and coordinated Hospital ADT and Clinical Systems selection. Mr. Liddell received a B.S. from Indiana University in 1985.

     Henry W. Holbrook has been Vice President, Sales -- Northeast Region of the Company since the consummation of the Offering. Mr. Holbrook is a co-founder, President and Director of Sales and Marketing of RTI, and has been with RTI since its inception in 1988. Prior to founding RTI, he was Sales Manager and then Branch Manager of the Hartford, Connecticut office of Contel Business Systems, Inc. from 1978 to 1988. Mr. Holbrook received a B.S. from Thomas College in 1978.

BOARD OF DIRECTORS

     Board Classification. The Board of Directors is divided into three classes, with directors serving staggered three-year terms, expiring at the annual meeting of stockholders in 1997, 1998 and 1999, respectively. At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring. Mr. Singer has contractual rights to designate up to two directors of the Company. See "Certain Transactions."

     Director Compensation. Directors who are also employees of the Company or one of its subsidiaries will not receive additional compensation for serving as directors. Under the compensation policy, non-employee directors will receive an annual retainer of $2,000 and fees for attending each meeting of the Board and any Board committee of $1,000. Such cash fees may, at the election of the director, be paid instead in the form of shares of Common Stock or be deferred in the form of "deferred shares" under the Company's 1996 Non-Employee Directors' Stock Plan. In addition, under such plan, each non-employee director will automatically receive an option to acquire a specified number of shares of Common Stock (currently 10,000 shares) upon such person's initial election as a director, and, subject to a limited exception, an annual option to acquire a specified number of shares (currently 5,000 shares) at each annual meeting of the Company's stockholders thereafter at which such director is re-elected or remains a director. See "-- 1996 Non-Employee Directors' Stock Plan." Directors also will be reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, in their capacity as directors. The Board will periodically review and may revise the compensation policies for non-employee directors.

     Officers.  All officers serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

     The Company was incorporated in July 1996, conducted no significant operations and generated no revenue prior to the closing of the Offering and did not pay any of its executive officers compensation during 1996, except for Mr. Robbins, whose employment commenced on November 25, 1996.

     Each of Messrs. Singer, Kang, Mehrlich, Karl, Holbrook, Robbins and Liddell has entered into an employment agreement with the Company providing for an annual base salary of $150,000 and a bonus to be determined annually pursuant to an incentive bonus plan to be established by the Company. Each employment agreement is for a term of five years. Effective as of the expiration of such initial five-year term and as of each anniversary date thereof, the term shall be extended automatically for an additional 12-month period on the same terms and conditions existing at the time of renewal unless, not later than two months prior to each such respective date, the Company shall have given notice to the employee that the term shall not be so extended. Each of these agreements provides that, in the event of a termination of employment by the Company without cause (other than upon the death or disability of the employee) or by the employee for good reason (including a notice of termination by such employee following a change of control of the Company, as defined in the agreement, or the non-renewal of the employment agreement by the Company), the employee shall be entitled to severance payments equal to the employee's base salary as in effect immediately prior to such termination over the longer of the then-remaining term or 24 months (the "Severance Period"). The employee will also be entitled to coverage under the group medical care, disability and life insurance benefit plans or arrangements in which the employee is participating at the time of termination, for the continuation of the Severance Period, provided the employee does not have comparable substitute coverage from another employer. Each employment agreement contains a covenant not to compete with the Company during the period of employment, as well as during the Severance Period, without the prior approval of the Board.

1996 LONG-TERM INCENTIVE PLAN

     As of September 1996, the Board of Directors and the Company's stockholders approved the Company's 1996 Long-Term Incentive Plan (the "Plan"). The maximum number of shares of Common Stock that may be subject to outstanding awards may not exceed the greater of 2,000,000 shares or 10% of the aggregate number of shares of Common Stock outstanding. Awards may be settled in cash, shares, other awards or other property, as determined by the Committee. The number of shares reserved or deliverable under the Plan and the annual per-participant limit is subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

     The purpose of the Plan is to provide executive officers (including directors who also serve as executive officers), key employees, consultants and other service providers with additional incentives by enabling such persons to increase their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents;
(v) bonus shares and awards in lieu of Company obligations to pay cash compensation; and (vi) other awards the value of which is based in whole or in part upon the value of the Common Stock. Upon a change of control of the Company (as defined in the Plan), certain conditions and restrictions relating to an award with respect to the exercisability or settlement of such award will be accelerated.

     The Compensation Committee will administer the Plan and generally select the individuals who will receive awards and the terms and conditions of those awards (including exercise prices, vesting and forfeiture conditions, performance conditions and periods during which awards will remain outstanding). The number of shares deliverable upon exercise of ISOs is limited to 500,000, and the number of shares deliverable as non-performance based restricted stock and deferred stock, is limited to 500,000. Shares of Common Stock that are attributable to awards that have expired, terminated or been canceled or forfeited or otherwise terminate without delivery of shares are available for issuance or use in connection with future awards. The Plan also provides that no participant may be granted in any calendar year awards settleable by delivery of more than 250,000 shares, and limits payments under cash-settled awards in any calendar year to an amount equal to the fair market value of that number of shares.

     The Company generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the Plan, except (i) no deduction is permitted in connection with ISOs if the participant holds the shares acquired upon exercise for the required holding periods; and
(ii) deductions for some awards could be limited under the $1 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to awards granted under a plan during a grace period of up to three years following the Offering, and should not apply to certain options, SARs and performance-based awards granted thereafter if the Company complies with certain requirements under Section 162(m).

     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     In connection with the Offering, NQSOs to purchase a total of 1,536,900 shares of Common Stock of the Company were granted as follows: 140,000 shares to Mr. Karl, 100,000 shares to Mr. Robbins, 25,000 shares to Mr. Liddell, 70,000 shares to Mr. Holbrook and 1,201,900 shares to employees of and a consultant to the Company and the Founding Companies. Each of the foregoing options has an exercise price of $11.00 per share. These options will vest as to 25% each on the date that is six months, 18 months, 30 months and 42 months after February 4, 1997, and generally will expire on the earlier of 10 years after the date of grant or three months after termination of employment. If termination is for cause, all options will terminate immediately. In addition, under the employment agreements described above, if termination is without cause or if the employee leaves for good reason, all unvested options will become immediately vested and exercisable and remain exercisable for the longer of three months or the duration of the severance periods provided thereunder.

1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Company's 1996 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders as of September 1996, provides for the automatic grant to each non-employee director of an initial option to purchase 10,000 shares upon such person's initial election as a director. In addition, the Directors' Plan provides for an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders following the Offering; provided, however, that a director will not be granted an annual option if he or she was granted an initial option during the preceding three months. The number of shares to be subject to initial or annual options granted after the first annual meeting of stockholders following the Offering may be altered by the Board of Directors. A total of 250,000 shares are reserved for issuance under the Directors' Plan. The number of shares reserved, as well as the number to be subject to automatically granted options, will be adjusted in the event of stock splits, stocks dividends and other extraordinary corporate events.

     Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant. Options will expire at the earlier of 10 years after the date of grant or one year after termination of service as a director. Options will become exercisable one year after the date of grant, subject to acceleration by the Board of Directors, and will be forfeited upon termination of service as a director for reasons other than death or disability unless the director served for at least 11 months after the date of grant or the option was otherwise exercisable at the date of termination. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" to be settled at future dates, as elected by the director. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. Each "deferred share" will be settled by delivery of a share of Common Stock at such time as may have been elected by the director prior to the deferral.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     Simultaneously with the closing of the Offering, MMC acquired by merger all of the issued and outstanding stock of the five Founding Companies, at which time each Founding Company became a wholly-owned subsidiary of the Company. The aggregate consideration paid by MMC in the Mergers was approximately $175.7 million, consisting of approximately $46.9 million in cash and 11,705,470 shares of Common Stock. The factors considered by the Company in determining the consideration paid included, among others, the historical operating results, the net worth, the amount and type of indebtedness and the future prospects of the Founding Companies. Certain of the Founding Companies have made distributions or issued notes totaling approximately $5.5 million, representing S corporation earnings previously taxed to their respective stockholders.

     Pursuant to the agreements entered into in connection with the Mergers, the stockholders of the Founding Companies agreed not to compete with the Company for five years, commencing February 4, 1997.

     The aggregate consideration paid by MMC for each of the Founding Companies was as follows: PPI: $105.1 million, consisting of $35.0 million paid in cash and 6,370,000 shares of Common Stock; SPI: $33.7 million, consisting of $9.3 million paid in cash and 2,210,000 shares of Common Stock; NMS: $28.5 million, consisting of 2,595,645 shares of Common Stock; RTI: $5.6 million, consisting of $1.8 million paid in cash and 350,000 shares of Common Stock; and SMI: $2.8 million, consisting of $0.8 million paid in cash and 179,825 shares of Common Stock.

     In connection with the Mergers, and as consideration for their interests in the Founding Companies, certain executive officers, directors and holders of more than 5% of the outstanding shares of Common Stock of the Company received, directly or indirectly, cash and shares of Common Stock of the Company as follows: Mr. Singer -- $35.0 million and 6,370,000 shares of Common Stock; Mr. Kang -- 490,621 shares of Common Stock; Mr. Mehrlich -- $9.3 million and 2,210,000 shares of Common Stock; Mr. Thomas Liddell -- $0.4 million and 89,913 shares of Common Stock; and Mr. Holbrook -- $0.9 million and 175,000 shares of Common Stock. See "The Company -- Summary of the Terms of the Mergers."

     In connection with the Mergers, the Company has agreed that for so long as Mr. Singer beneficially owns at least 10% of the outstanding Common Stock of MMC, Mr. Singer shall have the right to designate two individuals to serve as directors on the Board of Directors if the Board consists of six or more members and one individual to serve as a director if the Board consists or five or fewer members.

CERTAIN INDEBTEDNESS

     Prior to the Offering, certain of the Founding Companies incurred indebtedness that was personally guaranteed by their respective stockholders. At February 1, 1997, the aggregate amount of indebtedness of these Founding Companies that was subject to personal guarantees was approximately $5.5 million. The Company repaid substantially all of such indebtedness immediately prior to the consummation of the Mergers and intends to use its best efforts to have the personal guarantees of the balance of this indebtedness released within 120 days thereafter. The Company also repaid all of the indebtedness owed to Mr. Kang, which aggregated approximately $400,000 immediately prior to the consummation of the Mergers.

     In addition, Messrs. Singer and Kang each made an interest-free loan of $50,000 to MMC to be used for working capital purposes. Such loans were repaid out of the proceeds of the Offering.

REAL ESTATE AND OTHER TRANSACTIONS

     PPI leases property in Alachua, Florida that is owned by a company controlled by Mr. Singer and a member of his family. PPI is responsible for all real estate taxes, insurance and maintenance relating to the property. The term of the lease is through March 31, 1999 and provides for two one year extensions in favor of PPI. The lease commenced on April 1, 1996 and provides for annual rentals of approximately $320,000. The Company believes that the rent for such property does not exceed the fair market rental thereof.

     Certain property owned by SMI with a net book value of $283,000 was distributed to an entity controlled by the stockholders of SMI and is leased to the Company. The lease is for a term of five years with three renewal options for five years each and provides for annual rent of approximately $83,160. SMI is responsible for all real estate taxes, insurance and maintenance. The Company believes that the rent for such property does not exceed the fair market rental thereof.

     Mr. Mehrlich owns a 90% interest in Professional Management Systems, Inc. ("PMSI"), an independent dealer for The Medical Manager system in the greater Chicago, Illinois area. He acquired the interest in February 1996. SPI recognized revenue, primarily from software license, from PMSI totaling approximately $243,000 and $255,000 for 1995 and 1996, respectively.

COMPANY POLICY

     The Company intends that any transactions with executive officers, directors and holders of more than 5% of the Common Stock (including any transactions with respect to PMSI) will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of March 31, 1997 regarding the beneficial ownership of the Common Stock of the Company by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each executive officer; and (iv) all executive officers and directors as a group. All persons listed have an address in care of the Company's principal executive offices, except as otherwise indicated, and have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                              SHARES BENEFICIALLY
                                                                     OWNED
                                                              --------------------
                                                               NUMBER      PERCENT
NAME                                                          ---------    -------
Michael A. Singer...........................................  6,370,000     36.0%
John H. Kang................................................    490,621      2.8
Richard W. Mehrlich.........................................  2,210,000     12.5
Electronic Data Systems Corporation.........................  1,221,896      6.9
  5400 Legacy Drive
  Plano, Texas 75024-3105
Henry W. Holbrook(1)........................................    175,000      1.0
Thomas P. Liddell(2)........................................     89,913        *
Frederick B. Karl, Jr.(3)...................................         --        *
Lee A. Robbins(4)...........................................         --        *
All executive officers and directors as a group (7
  persons)..................................................  9,335,534     52.7%

---------------

(1) Does not include 70,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.

(2) Does not include 25,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.

(3) Does not include 140,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.

(4) Does not include 100,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.

 *  less than 1.0%

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.01 per share, and 500,000 shares of undesignated preferred stock, par value $0.01 per share (the "Preferred Stock"). Without giving effect to the issuance of shares as contemplated by this Prospectus, the Company has outstanding 17,705,470 shares of Common Stock and no shares of Preferred Stock designated or issued.

     The following statements are brief summaries of certain provisions with respect to the Company's capital stock contained in its Certificate of Incorporation and By-laws. The following is qualified in its entirety by reference thereto.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders, including the election of directors. The Certificate of Incorporation does not provide for cumulative voting, and, accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of shares of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Prospectus will be upon payment therefor, fully paid and nonassessable.

     The Common Stock trades on the Nasdaq National Market under the symbol "MMGR".

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to the provisions of Section 203 ("Section 203") of the Delaware General Corporation Law ("DGCL"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     The Company's stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203, which election would be effective 12 months after such adoption. The provisions of Section 203 could delay or frustrate a change in control of the Company, deny stockholders the receipt of a premium on their Common Stock and have an adverse effect on the Common Stock. The provisions also could discourage, impede or prevent a merger or tender offer, even if such event would be favorable to the interests of stockholders.

LIMITATION ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

     Limitation on Liability. Pursuant to the Company's Certificate of Incorporation and as permitted by Section 102(b)(7) of the DGCL, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases that are illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit.

     Indemnification. To the maximum extent permitted by law, the Certificate of Incorporation provides for mandatory indemnification of directors and officers of the Company against any expense, liability and loss to which they become subject, or which they may incur as a result of having been a director or officer of the Company. In addition, the Company must advance or reimburse directors and officers for expenses incurred by them in connection with certain claims.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Certificate of Incorporation and By-laws of the Company contain provisions that could have an anti-takeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors. These provisions also are intended to help ensure that the Board of Directors, if confronted by an unsolicited proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders.

     The following is a summary of such provisions included in the Certificate of Incorporation and By-laws of the Company. The Board of Directors has no current plans to formulate or effect additional measures that could have an antitakeover effect.

     Classified Board of Directors. The Certificate of Incorporation provides for a Board of Directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, generally will be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the Board of Directors and the stockholders, if confronted with an unsolicited proposal by a stockholder attempting to force a stock repurchase at a premium above market, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders. Directors, if any, elected by holders of preferred stock voting as a class, will not be classified as aforesaid. Moreover, under Delaware law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision will preclude a stockholder from removing incumbent directors without cause.

     Advance Notice Requirements for Director Nominees. The By-laws establish an advance notice procedure with regard to the nomination of candidates for election as directors at any meeting of stockholders called for the election of directors. The procedure provides that a notice relating to the nomination of directors must be timely given in writing to the Secretary of the Company prior to the meeting. To be timely, notice relating to the nomination of directors must be delivered not less than 90 days prior to any annual meeting or 10 days following notice to the stockholder of any special meeting called for the election of directors.

     Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must be accompanied by each proposed nominee's written consent and contain the name, address and principal occupation of each proposed nominee and other information that may be required under the proxy rules of the Commission. Such notice must also contain the total number of shares of capital stock of the Company that will be voted for each of the proposed nominees, the name and address of the notifying stockholder and the number of shares of capital stock of the Company owned by the notifying stockholder.

     The presiding officer of a meeting of stockholders may determine that a person is not nominated in accordance with the nomination procedure, in which case such person's nomination will be disregarded. Nothing in the nomination procedure will preclude discussion by any stockholder of any nomination properly made or brought before any meeting called for the election of directors in accordance with the above-mentioned procedures.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company has outstanding 17,705,470 shares of Common Stock. The 5,000,000 shares sold in the Offering are freely tradable without restriction unless acquired by affiliates of the Company. None of the remaining 11,705,470 outstanding shares of Common Stock have been registered under the Securities Act, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or from any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after the effective date of the Registration Statement of which this Prospectus forms a part, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock, or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements. The Commission has amended Rule 144 to reduce the two year and three year holding periods described above to one year and two years, respectively. Such amendment will become effective on April 29, 1997.

     The Company and its executive officers, directors and certain stockholders who beneficially owned 11,116,569 shares in the aggregate as of February 4, 1997 have agreed not to sell or otherwise dispose of any shares of Common Stock for a period ending on August 28, 1997 without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, except that the Company may issue Common Stock in connection with acquisitions or in connection with the Plan and the Directors' Plan (collectively, the "Plans"). In addition, the stockholders of the Founding Companies and the Company's executive officers, certain directors and certain stockholders have agreed with the Company that they will not sell any of their shares for a period of two years after the closing of the Offering. However, since the two-year "holding" period for restricted securities under Rule 144 described above has been reduced by the Commission to a one-year "holding" period, this two-year restriction on sales of Common Stock will be correspondingly reduced and will expire on February 4, 1998.

     In connection with the Mergers, the Company agreed to provide certain registration rights with respect to the Common Stock issued to the stockholders of the Founding Companies and EDS. The registration rights provide for a single demand registration right, exercisable by the holders of a majority of the shares of Common Stock subject to the registration rights, pursuant to which the Company will file a registration statement under the Securities Act to register the sale of shares by those requesting stockholders and any other holders of Common Stock subject to the registration rights who desire to sell pursuant to such registration statement. The demand request may not be made until the expiration of two years after the closing of the Offering. Subject to certain conditions and limitations, the registration rights also provide the holders of Common Stock subject to the registration rights with the right to participate in registrations by the Company of its equity securities in underwritten offerings, subject to certain exceptions. In addition, Mr. Singer has been granted an additional separate demand registration right with respect to the shares of Common Stock received by him in connection with the Mergers, exercisable commencing two years after the closing of the Offering.

     In the case of each of the registration rights described above, the Company is generally required to pay the costs associated with such an offering other than underwriting discounts and commissions attributable to the shares sold on behalf of the selling stockholders.

     The 5,000,000 shares of its Common Stock being offered by this Prospectus will, upon registration thereof, be freely tradable after their issuance unless acquired by parties to the transaction or affiliates thereof, other than the issuer, in which case they may be sold pursuant to Rule 145 under the Securities Act. Rule 145 permits, in part, such persons to resell immediately securities acquired in transactions covered under the Rule, provided such securities are resold in accordance with the public information requirements, volume limitations and manner of sale requirements of Rule 144. If a period of two years has elapsed since the date such securities were acquired in such transaction and if the issuer meets the public information requirements of Rule 144, Rule 145, as currently in effect, permits a person who is not an affiliate of the issuer to freely resell such securities. However, the Commission has amended Rule 145 to reduce the two-year holding period to one year. Such amendment will become effective on April 29, 1997. In some instances, the Company may contractually restrict the sale of shares issued in connection with future acquisitions. The registration rights described above do not apply to the registration statement of which this Prospectus is a part.

     In addition to the shares described above, the greater of 2,000,000 shares of Common Stock or 10% of the aggregate number of shares of Common Stock outstanding have been reserved for issuance upon exercise of options that may be granted under the Plan, and 250,000 shares of Common Stock have been reserved for issuance upon exercise of options that may be granted under the Directors' Plan. The Company intends to file one or more registration statements on Form S-8 under the Securities Act with respect to such shares of Common Stock. Shares of Common Stock covered by such registration statements will be freely tradable by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company.

     Sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York.

                                    EXPERTS

     The audited historical financial statements as indicated in the index on page F-1 of this Prospectus have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such Internet web site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to such Registration Statement and exhibits. A copy of the Registration Statement on file with the Commission may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission and through the Commission's Internet Web site.

     The Company's Common Stock is listed on the Nasdaq National Market. Proxy Statements and other information concerning the Company can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Unaudited Pro Forma Combined Financial Statements
  Basis of Presentation.....................................   F-2
  Pro Forma Combined Balance Sheet as of December 31, 1996
     (unaudited)............................................   F-3
  Pro Forma Combined Statements of Operations for the Year
     Ended December 31, 1996 (unaudited)....................   F-4
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................   F-5

Historical Financial Statements

  Medical Manager Corporation and Personalized Programming,
     Inc.
     Report of Independent Accountants......................   F-8
     Combined Balance Sheets................................   F-9
     Combined Statements of Operations......................  F-10
     Combined Statements of Changes in Stockholders'
      Equity................................................  F-11
     Combined Statements of Cash Flows......................  F-12
     Notes to Combined Financial Statements.................  F-13

  Systems Plus, Inc.
     Report of Independent Accountants......................  F-17
     Combined Balance Sheets................................  F-18
     Combined Statements of Operations......................  F-19
     Combined Statements of Changes in Stockholder's Equity
      (Deficit).............................................  F-20
     Combined Statements of Cash Flows......................  F-21
     Notes to Combined Financial Statements.................  F-22

  RTI Business Systems, Inc.
     Report of Independent Accountants......................  F-27
     Balance Sheets.........................................  F-28
     Statements of Operations and Accumulated Deficit.......  F-29
     Statements of Cash Flows...............................  F-30
     Notes to Financial Statements..........................  F-31

  National Medical Systems, Inc.
     Report of Independent Accountants......................  F-36
     Consolidated Balance Sheets............................  F-37
     Consolidated Statements of Operations..................  F-38
     Consolidated Statements of Changes in Stockholder's
      Equity (Deficit)......................................  F-39
     Consolidated Statements of Cash Flows..................  F-40
     Notes to Consolidated Financial Statements.............  F-41

  Systems Management, Inc.
     Report of Independent Accountants......................  F-48
     Balance Sheets.........................................  F-49
     Statements of Operations...............................  F-50
     Statements of Changes in Stockholders' Equity..........  F-51
     Statements of Cash Flows...............................  F-52
     Notes to Financial Statements..........................  F-53

               MEDICAL MANAGER CORPORATION AND FOUNDING COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION
                                  (UNAUDITED)

     The following unaudited pro forma combined financial statements give effect to the acquisition by Medical Manager Corporation ("MMC") of substantially all of the net assets of (a) Personalized Programming, Inc. ("PPI"), Systems Plus, Inc. ("SPI"), RTI Business Systems, Inc. ("RTI"), National Medical Systems, Inc. ("NMS") and Systems Management, Inc. ("SMI") (together, the "Founding Companies"). MMC and the Founding Companies are hereinafter referred to as the "Company." These acquisitions (the "Mergers") occurred simultaneously with the closing of MMC's initial public offering (the "Offering") and were accounted for as a combination of the Founding Companies at historical cost for accounting purposes. PPI, one of the Founding Companies, is identified as the acquiror for financial statement presentation purposes. The unaudited pro forma combined financial statements also give effect to a capital contribution made by the stockholders of NMS and to the issuance of Common Stock by MMC to the stockholders of the Founding Companies upon the consummation of the Mergers. These statements are based on historical financial statements of the Founding Companies and the estimates and assumptions set forth below and in the notes to the Unaudited Pro Forma Combined Financial Statements of the Company.

     The unaudited pro forma combined balance sheet gives effect to the Mergers and the Offering as if they had occurred on December 31, 1996. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred on January 1, 1996.

     The unaudited pro forma combined financial data presented herein do not purport to represent what the Company's financial position or results of operations would have actually been had such events occurred at the beginning of the years presented, as assumed, or to project the Company's financial position or results of operations for any future period or the future results of the Founding Companies. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Report. Also see "Risk Factors" included elsewhere herein.

                     MEDICAL MANAGER AND FOUNDING COMPANIES

                      PRO FORMA COMBINED BALANCE SHEET(1)
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                              PRO FORMA
                                     MMC/PPI    SPI       RTI       NMS      SMI     ELIMINATIONS    TOTAL    ADJUSTMENT
CURRENT ASSETS
  Cash and cash equivalents........  $1,765         0   $   248   $   124   $  448                  $ 2,585    $ 2,346
  Investments......................     202         0         0         0        0                      202       (202)
  Accounts receivable..............   1,779    $1,647       178       901      225      $(870)        3,860          0
  Inventory........................       0        65        46       400      305                      816          0
  Prepaid expenses and other
    current assets.................     118       522        79        10        0                      729          0
  Deferred income taxes............       0         0       112         0        0                      112          0
                                     ------    ------   -------   -------   ------      -----       -------    -------
        Total current assets.......   3,864     2,234       663     1,435      978       (870)        8,304      2,144
PROPERTY AND EQUIPMENT, net........     505       636       587       501      121                    2,350          0
GOODWILL AND OTHER INTANGIBLES,
  net..............................       0         0         0     6,046       98                    6,144          0
OTHER ASSETS.......................     161     1,013        25       143       48                    1,390       (782)
                                     ------    ------   -------   -------   ------      -----       -------    -------
        Total assets...............  $4,530    $$3,883  $ 1,275   $ 8,125   $1,245      $(870)      $18,188    $ 1,362
                                     ======    ======   =======   =======   ======      =====       =======    =======
CURRENT LIABILITIES
  Current maturities of long-term
    obligations....................       0    $  275   $   456   $ 1,085   $   92                  $ 1,908    $(1,908)
  Accounts payable and accrued
    liabilities....................     760     1,646       668     1,148      260      $(870)        3,612          0
  Customer deposits and deferred
    maintenance revenue............     940       342       701     1,209      575                    3,767          0
  Income taxes payable.............       0        17       115         0        0                      132          0
                                     ------    ------   -------   -------   ------      -----       -------    -------
        Total current
          liabilities..............   1,700     2,280     1,940     3,442      927       (870)        9,419     (1,908)
LONG-TERM OBLIGATIONS, net of
  current maturities...............       0         0       134     2,823      225                    3,182     (3,182)
SUBORDINATED NOTES PAYABLE.........       0         0         0     1,015        0                    1,015     (1,015)
DUE TO RELATED PARTIES.............     117         0         0       380        0                      497          0
                                     ------    ------   -------   -------   ------      -----       -------    -------
        Total liabilities..........   1,817     2,280     2,074     7,660    1,152       (870)       14,113     (6,105)
                                     ------    ------   -------   -------   ------      -----       -------    -------
REDEEMABLE PREFERRED STOCK.........       0         0         0       500        0                      500       (500)
                                     ------    ------   -------   -------   ------      -----       -------    -------
STOCKHOLDERS' EQUITY
  Common stock.....................      64        28       102        72       16                      282       (165)
  Additional paid-in capital.......       0         0         0       987        0                      987     10,438
  Retained earnings (deficit)......   2,649     1,575      (901)   (1,094)      77                    2,306     (2,306)
                                     ------    ------   -------   -------   ------      -----       -------    -------
        Total stockholders'
          equity...................   2,713     1,603      (799)      (35)      93                    3,575      7,967
                                     ------    ------   -------   -------   ------      -----       -------    -------
        Total liabilities and
          stockholders' equity.....  $4,530    $3,883   $ 1,275   $ 8,125   $1,245      $(870)      $18,188    $ 1,362
                                     ======    ======   =======   =======   ======      =====       =======    =======

                                                 POST-MERGER      AS
                                     PRO FORMA   ADJUSTMENTS   ADJUSTED
CURRENT ASSETS
  Cash and cash equivalents........   $ 4,931      $12,116     $17,047
  Investments......................         0                        0
  Accounts receivable..............     3,860                    3,860
  Inventory........................       816                      816
  Prepaid expenses and other
    current assets.................       729                      729
  Deferred income taxes............       112                      112
                                      -------      -------     -------
        Total current assets.......    10,448       12,116      22,564
PROPERTY AND EQUIPMENT, net........     2,350                    2,350
GOODWILL AND OTHER INTANGIBLES,
  net..............................     6,144                    6,144
OTHER ASSETS.......................       608                      608
                                      -------      -------     -------
        Total assets...............   $19,550      $12,116     $31,666
                                      =======      =======     =======
CURRENT LIABILITIES
  Current maturities of long-term
    obligations....................   $     0                  $     0
  Accounts payable and accrued
    liabilities....................     3,612                    3,612
  Customer deposits and deferred
    maintenance revenue............     3,767                    3,767
  Income taxes payable.............       132                      132
                                      -------      -------     -------
        Total current
          liabilities..............     7,511                    7,511
LONG-TERM OBLIGATIONS, net of
  current maturities...............         0                        0
SUBORDINATED NOTES PAYABLE.........         0                        0
DUE TO RELATED PARTIES.............       497                      497
                                      -------      -------     -------
        Total liabilities..........     8,008                    8,008
                                      -------      -------     -------
REDEEMABLE PREFERRED STOCK.........         0                        0
                                      -------      -------     -------
STOCKHOLDERS' EQUITY
  Common stock.....................       117      $    60         177
  Additional paid-in capital.......    11,425       12,056      23,481
  Retained earnings (deficit)......         0                        0
                                      -------      -------     -------
        Total stockholders'
          equity...................    11,542       12,116      23,658
                                      -------      -------     -------
        Total liabilities and
          stockholders' equity.....   $19,550      $12,116     $31,666
                                      =======      =======     =======

---------------

(1) Pro forma amounts for PPI are presented as if MMC and PPI were combined from July 10, 1996, the date of MMC's formation.

  See accompanying notes to unaudited pro forma combined financial statements.

                     MEDICAL MANAGER AND FOUNDING COMPANIES

                 PRO FORMA COMBINED STATEMENTS OF OPERATIONS(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                              MMC/PPI    SPI      RTI     NMS(2)    SMI     ELIMINATIONS    TOTAL
Revenue

  Systems...................  $1,191    $  915   $2,765   $4,251   $2,130                  $11,252
  Software license..........   8,292    13,654        0       0         0     $(7,596)      14,350
  Maintenance and other.....   2,473     1,835    3,602   6,438     2,056         (49)      16,355
                              -------   ------   ------   ------   ------     -------      -------
         Total revenue......  11,956    16,404    6,367   10,689    4,186      (7,645)      41,957
                              -------   ------   ------   ------   ------     -------      -------
Cost of revenue
  Systems...................     843       753    1,703   3,025     1,772      (1,832)       6,264
  Software license..........     624     7,269        0       0         0      (5,813)       2,080
  Maintenance and other.....     365     1,733    2,311   3,586     1,390           0        9,385
                              -------   ------   ------   ------   ------     -------      -------
         Total costs of
           revenue..........   1,832     9,755    4,014   6,611     3,162      (7,645)      17,729
                              -------   ------   ------   ------   ------     -------      -------
           Gross margin.....  10,124     6,649    2,353   4,078     1,024                   24,228
                              -------   ------   ------   ------   ------     -------      -------
Operating expenses
  Selling, general and
    administrative..........   1,763     3,980    2,323   2,470       446                   10,982
  Research and
    development.............   2,648         0        0     676         0                    3,324
  Depreciation and
    amortization ...........     266       160      102     567        74                    1,169
                              -------   ------   ------   ------   ------     -------      -------
         Total operating
           expenses.........   4,677     4,140    2,425   3,713       520                   15,475
                              -------   ------   ------   ------   ------     -------      -------
           Income (loss)
             from
             operations.....   5,447     2,509      (72)    365       504                    8,753
Other income (expense)
  Interest expense..........       0       (24)     (50)   (178)      (24)                    (276)
  Interest income...........     108        49        0       0         0                      157
  Other.....................      (4)      240        0       0         0                      236
                              -------   ------   ------   ------   ------     -------      -------
Income (loss) before income
  taxes.....................   5,551     2,774     (122)    187       480                    8,870
Income taxes................       0       (53)    (150)      0         0                     (203)
                              -------   ------   ------   ------   ------     -------      -------
         Net income(loss)...  $5,551    $2,721   $ (272)  $ 187    $  480                  $ 8,667
                              =======   ======   ======   ======   ======     =======      =======

Pro forma income per share........................................................................
Shares used in computing pro forma income per share...............................................

                                           PRO FORMA ADJUSTMENTS
                              -----------------------------------------------
                                (H)       (I)       (J)       (K)       (L)     PRO FORMA
Revenue
  Systems...................                                                     $11,252
  Software license..........                                                      14,350
  Maintenance and other.....                                                      16,355
                              -------   -------   -------   -------   -------    -------
         Total revenue......                                                      41,957
                              -------   -------   -------   -------   -------    -------
Cost of revenue
  Systems...................  $   (43)  $    41                                    6,262
  Software license..........      (38)        4                                    2,046
  Maintenance and other.....      (66)       31                                    9,350
                              -------   -------   -------   -------   -------    -------
         Total costs of
           revenue..........     (147)       76                                   17,658
                              -------   -------   -------   -------   -------    -------
           Gross margin.....      147       (76)                                  24,299
                              -------   -------   -------   -------   -------    -------
Operating expenses
  Selling, general and
    administrative..........     (643)       25                                   10,364
  Research and
    development.............                 50                                    3,374
  Depreciation and
    amortization ...........                                                       1,169
                              -------   -------   -------   -------   -------    -------
         Total operating
           expenses.........     (643)       75                                   14,907
                              -------   -------   -------   -------   -------    -------
           Income (loss)
             from
             operations.....      790      (151)                                   9,392
Other income (expense)
  Interest expense..........                      $   276                              0
  Interest income...........                                $  (157)                   0
  Other.....................                                   (236)                   0
                              -------   -------   -------   -------   -------    -------
Income (loss) before income
  taxes.....................      790      (151)      276      (393)               9,392
Income taxes................                                          $(3,413)     3,616
                              -------   -------   -------   -------   -------    -------
         Net income(loss)...  $   790   $  (151)  $   276   $  (393)  $(3,413)   $ 5,776
                              =======   =======   =======   =======   =======    =======
Pro forma income per share...................................................    $  0.33
                                                                                 =======
Shares used in computing pro forma income per share..........................     17,705(m)
                                                                                 =======

---------------
(1) Pro forma amounts for PPI are presented as if MMC and PPI were combined on July 10, 1996, the date of MMC's formation.
(2) NMS is presented on a pro forma basis to include the acquisition of Medix as if it had occurred on January 1, 1996. See Note 6.

  See accompanying notes to unaudited pro forma combined financial statements.

                          MEDICAL MANAGER CORPORATION

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  MEDICAL MANAGER CORPORATION BACKGROUND:

     Medical Manager Corporation ("MMC") was formed to bring together the research, development, service and support and sales and marketing efforts for The Medical Manager, a comprehensive physician practice management system, in one entity serving the United States. MMC conducted no operations prior to the consummation of the Offering, at which time it acquired the Founding Companies.

2.  HISTORICAL FINANCIAL STATEMENTS:

     The historical financial statements represent the financial position and results of operations of all the Founding Companies and were derived from the respective financial statements where indicated. All Founding Companies have a December 31 year-end or they have been converted to a December 31 year-end. Eliminations are for intercompany transactions.

3.  ACQUISITION OF FOUNDING COMPANIES:

     Concurrent with the closing of the Offering, MMC acquired substantially all of the net assets of the Founding Companies. The Mergers were accounted for as a combination of the Founding Companies at historical cost for accounting purposes, with PPI being treated as the acquiror.

     The following table sets forth for each Founding Company the consideration (in thousands) paid to its common stockholders (i) in cash; and (ii) in shares of common stock of MMC:

                                                                         COMMON STOCK
                                                                      -------------------
                                                                               FAIR VALUE
                                                             CASH     SHARES   OF SHARES
                                                            -------   ------   ----------
PPI.......................................................  $35,062    6,370    $ 70,070
SPI.......................................................    9,350    2,210      24,310
RTI.......................................................    1,753      350       3,850
NMS.......................................................       --    2,596      28,556
SMI.......................................................      779      180       1,980
                                                            -------   ------    --------
          Total...........................................  $46,944   11,706    $128,766
                                                            =======   ======    ========

4.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

     (a) Records additional capital contribution by NMS.

     (b) Records the distribution of PPI's Accumulated Adjustment Account.

     (c) Records the distribution of SPI's Accumulated Adjustment Account.

     (d) Records the conversion of NMS preferred stock and notes payable to common stock and exercise of warrants for NMS.

     (e) Records the repayment of debt obligations and other pro forma adjustments.

     (f) Records the proceeds from the issuance of 6,000,000 shares of MMC Common Stock, net of approximate offering costs of $6,940,000 (based on the initial public offering price of $11.00 per share). Offering costs primarily consist of underwriting discounts and commissions, legal fees, accounting fees and printing expenses.

     The holders of 10.5 million shares of Common Stock issued in partial payment of the Mergers have agreed not to offer, sell or otherwise dispose of any of those shares for a period of two years after the Offering (or for such shorter period as the SEC may prescribe as the holding period for restricted securities under Rule 144(d)).

     (g) Records the cash portion paid to the stockholders of the Founding Companies in connection with the Mergers.

                          MEDICAL MANAGER CORPORATION

5.  UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS:

     (h) Adjusts compensation expense to the level the stockholders of certain of the Founding Companies have agreed to receive subsequent to the Mergers.

     (i) Adjusts for the effects of assets distributed to and the costs of certain building leases executed by MMC with the stockholders of PPI and SMI.

     (j) Records change in interest expense for pro forma adjustments to debt.

     (k) Records pro forma change in interest and dividend income and realized gains (losses) on investments for pro forma adjustments to cash and investments.

     (l) Records the incremental provision for federal and state income taxes relating to the compensation differential, S corporation income and other pro forma adjustments.

     (m) The number of shares outstanding on completion of the Offering includes the following:

Outstanding.................................................           3
Issued at Initial Public Offering...........................   6,000,000
Issued to acquire Founding Companies........................  11,705,467
Shares assumed issued from Long-Term Incentive Plan.........   1,530,000
Shares assumed repurchased from proceeds from shares assumed issued from Long-Term Incentive Plan......................  (1,530,000)
                                                              ----------
Shares estimated to be outstanding..........................  17,705,470
                                                              ==========

The following tables summarize the unaudited pro forma combined balance sheet adjustments:

PRO FORMA BALANCE SHEET
ADJUSTMENTS                          (A)        (B)       (C)     (D)      (E)      TOTAL
Cash and cash equivalents........  $ 11,875   $ (1,765)  $       $  91   $(7,855)  $  2,346
Investments......................                 (202)                                (202)
Other assets.....................                         (782)                        (782)
Current maturities of long term
  obligations....................               (1,373)   (577)            3,858      1,908
Long-term obligations............                                  200     2,982      3,182
Subordinated notes payable.......                                          1,015      1,015
Redeemable preferred stock.......                                  500                  500
Common stock.....................        (9)                       (13)      187        165
Additional paid-in capital.......   (11,866)        --            (778)    2,206    (10,438)
Retained earnings................                3,340   1,359            (2,393)     2,306
                                   --------   --------   -----   -----   -------   --------
                                   $      0   $      0   $   0   $   0   $     0   $      0
                                   ========   ========   =====   =====   =======   ========

POST-MERGER BALANCE SHEET
ADJUSTMENTS                                                (F)        (G)       TOTAL
Cash and cash equivalents..............................  $ 59,060   $(46,944)  $ 12,116
Common stock...........................................       (60)                  (60)
Additional paid-in capital.............................   (59,000)    46,944    (12,056)
                                                         --------   --------   --------
                                                         $      0   $      0   $      0
                                                         ========   ========   ========

6.  NMS AND AFFILIATES PRO FORMA COMBINED STATEMENTS OF OPERATIONS:

     The following statement sets forth the pro forma combination of NMS's operations with those of Medix in 1996. Pro forma adjustments for NMS relate to contractual salary amounts. Pro forma adjustments for Medix relate to adjustments of expenses for payroll, occupancy costs, administrative and other operating costs as provided for by NMS's management services agreement with Medix's parent company.

                               NMS AND AFFILIATES

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                  NMS                                    MEDIX
                                   ---------------------------------   ------------------------------------------
                                                MANAGEMENT                              PRO
                                                   FEE         PRO                     FORMA       PRO
                                   HISTORICAL   ADJUSTMENT    FORMA    HISTORICAL   ADJUSTMENTS   FORMA    TOTAL
                                   ----------   ----------   -------   ----------   -----------   ------   ------
Revenue
  Systems........................    $3,873                  $ 3,873     $  378                   $  378   $4,251
  Maintenance and other..........     2,864       $(515)       2,349      4,089                    4,089    6,438
                                     ------       -----      -------     ------        -----      ------   ------
          Total revenue..........     6,737        (515)       6,222      4,467            0       4,467   10,689
                                     ------       -----      -------     ------        -----      ------   ------
Cost of revenue
  Systems........................     2,827                    2,827        233        $ (35)        198    3,025
  Maintenance and other..........     1,521                    1,521      2,536         (471)      2,065    3,586
                                     ------       -----      -------     ------        -----      ------   ------
          Total costs of
            revenue..............     4,348                    4,348      2,769         (506)      2,263    6,611
                                     ------       -----      -------     ------        -----      ------   ------
          Gross margin...........     2,389        (515)       1,874      1,698          506       2,204    4,078
                                     ------       -----      -------     ------        -----      ------   ------
Operating expenses
  Selling, general and
     administrative..............     1,700                    1,700      1,088         (318)        770    2,470
  Research and development.......       676                      676          0            0           0      676
  Depreciation and
     amortization................       387                      387         89           91         180      567
                                     ------       -----      -------     ------        -----      ------   ------
          Total operating
            expenses.............     2,763                    2,763      1,177         (227)        950    3,713
                                     ------       -----      -------     ------        -----      ------   ------
          Income (loss) from
            operations...........      (374)       (515)        (889)       521          733       1,254      365
                                     ------       -----      -------     ------        -----      ------   ------
Other income (expense)
  Interest expense...............      (178)                    (178)       (41)          41           0     (178)
  Interest income................         0                        0         11          (11)          0        0
                                     ------       -----      -------     ------        -----      ------   ------
Income (loss) before income
  taxes..........................      (552)       (515)      (1,067)       491          763       1,254      187
Income taxes.....................         0                        0        (37)          37           0        0
                                     ------       -----      -------     ------        -----      ------   ------
          Net income (loss)......    $ (552)      $(515)     $(1,067)    $  454        $ 800      $1,254   $  187
                                     ======       =====      =======     ======        =====      ======   ======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Medical Manager Corporation and
Personalized Programming, Inc.

     We have audited the accompanying combined balance sheets of Medical Manager Corporation and Personalized Programming, Inc. as of December 31, 1996 and 1995 and the related combined statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Medical Manager Corporation and Personalized Programming, Inc. as of December 31, 1996 and 1995 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 8 to the financial statements, on February 4, 1997, Personalized Programming, Inc. merged with a subsidiary of Medical Manager Corporation.

                                          COOPERS & LYBRAND L.L.P.

Tampa, Florida
February 14, 1997, except for
certain information in Note 8
for which the date is April 6, 1997

         MEDICAL MANAGER CORPORATION AND PERSONALIZED PROGRAMMING, INC.

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1995
                                          ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $1,764,946      $1,166,679
  Investments...............................................      202,488         355,414
  Accounts receivable.......................................    1,779,142       1,383,849
  Prepaid expenses and other current assets.................      117,755          71,039
                                                               ----------      ----------
          Total current assets..............................    3,864,331       2,976,981
PROPERTY AND EQUIPMENT, net.................................      504,734       2,842,315
OTHER ASSETS................................................      161,103               0
                                                               ----------      ----------
          Total assets......................................   $4,530,168      $5,819,296
                                                               ==========      ==========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued liabilities..................   $  759,658      $  474,783
  Customer deposits and deferred maintenance revenue........      939,964         581,357
                                                               ----------      ----------
          Total current liabilities.........................    1,699,622       1,056,140
                                                               ----------      ----------
DUE TO RELATED PARTIES......................................      117,326               0
                                                               ----------      ----------
          Total liabilities.................................    1,816,948       1,056,140
                                                               ----------      ----------

Commitments and contingencies (Notes 5 and 8)

STOCKHOLDERS' EQUITY
  Preferred stock, 500,000 shares authorized, none issued
     and outstanding
  Common stock $0.01 par value, 50,000,000 shares
     authorized.............................................       63,700          63,700
  Unrealized gain on investments............................            0           2,085
  Retained earnings.........................................    2,649,520       4,697,371
                                                               ----------      ----------
          Total stockholders' equity........................    2,713,220       4,763,156
                                                               ----------      ----------
          Total liabilities and stockholders' equity........   $4,530,168      $5,819,296
                                                               ==========      ==========

            See accompanying notes to combined financial statements.

         MEDICAL MANAGER CORPORATION AND PERSONALIZED PROGRAMMING, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1996          1995          1994
Revenue
  Systems...................................................  $ 1,190,922   $ 1,017,993   $ 1,013,675
  Software license..........................................    8,291,805     7,528,997     6,327,994
  Maintenance and other.....................................    2,472,909     2,472,704     2,275,515
                                                              -----------   -----------   -----------
     Total revenue..........................................   11,955,636    11,019,694     9,617,184
                                                              -----------   -----------   -----------
Cost of revenue
  Systems...................................................      843,149       703,755       751,643
  Software license..........................................      623,536       650,460       380,877
  Maintenance and other.....................................      364,828       227,435       235,012
                                                              -----------   -----------   -----------
     Total costs of revenue.................................    1,831,513     1,581,650     1,367,532
                                                              -----------   -----------   -----------
          Gross margin......................................   10,124,123     9,438,044     8,249,652
                                                              -----------   -----------   -----------
Operating expenses
  Selling, general and administrative.......................    1,762,918     1,350,427     1,184,097
  Research and development..................................    2,648,265     2,024,252     1,501,605
  Depreciation and amortization.............................      266,403       226,167       196,547
                                                              -----------   -----------   -----------
     Total operating expenses...............................    4,677,586     3,600,846     2,882,249
                                                              -----------   -----------   -----------
          Income from operations............................    5,446,537     5,837,198     5,367,403
Other income (expense)
  Interest and dividend income..............................      108,394       136,020        69,950
  Other.....................................................       (3,834)      (27,550)      (15,097)
                                                              -----------   -----------   -----------
          Net income........................................  $ 5,551,097   $ 5,945,668   $ 5,422,256
                                                              ===========   ===========   ===========

            See accompanying notes to combined financial statements.

         MEDICAL MANAGER CORPORATION AND PERSONALIZED PROGRAMMING, INC.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                           COMMON STOCK        UNREALIZED
                                        -------------------    GAIN (LOSS)     RETAINED
                                         SHARES     AMOUNT    ON INVESTMENT    EARNINGS        TOTAL
Balance January 1, 1994...............  6,370,000   $63,700     $(87,625)     $ 2,605,985   $ 2,582,060
  Net income..........................                                          5,422,256     5,422,256
  Dividends...........................                                         (4,169,654)   (4,169,654)
  Change in unrealized (loss) on
     investments......................                            (7,389)                        (7,389)
                                        ---------   -------     --------      -----------   -----------
Balance December 31, 1994.............  6,370,000    63,700      (95,014)       3,858,587     3,827,273
  Net income..........................                                          5,945,668     5,945,668
  Dividends...........................                                         (5,106,884)   (5,106,884)
  Change in unrealized (loss) on
     investments......................                            97,099                         97,099
                                        ---------   -------     --------      -----------   -----------
Balance December 31, 1995.............  6,370,000    63,700        2,085        4,697,371     4,763,156
  Net income..........................                                          5,551,097     5,551,097
  Dividends...........................                                         (7,598,948)   (7,598,948)
  Change in unrealized gain on
     investment.......................                            (2,085)                        (2,085)
  Issuance of common stock............          3
                                        ---------   -------     --------      -----------   -----------
Balance December 31, 1996.............  6,370,003   $63,700     $      0      $ 2,649,520   $ 2,713,220
                                        =========   =======     ========      ===========   ===========

            See accompanying notes to combined financial statements.

         MEDICAL MANAGER CORPORATION AND PERSONALIZED PROGRAMMING, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                          -----------------------------------------
                                                             1996           1995           1994
Cash flows from operating activities:
  Net income............................................  $ 5,551,097    $ 5,945,668    $ 5,422,256
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization......................      266,403        226,167        196,547
     Gain on sale of property and equipment.............       (3,309)             0              0
     Realized (gains) losses on marketable securities...           26          3,082         39,183
  Changes in assets and liabilities
     Accounts receivable................................     (395,293)      (111,475)      (635,245)
     Prepaid expenses and other current assets..........     (207,819)        (9,845)        62,710
     Accounts payable and accrued liabilities...........      284,875        137,677        101,965
     Customer deposits and deferred maintenance
       revenue..........................................      156,119         29,564        115,813
     Due to related parties.............................       17,326              0              0
                                                          -----------    -----------    -----------
          Net cash provided by operating activities.....    5,669,425      6,220,838      5,303,229
                                                          -----------    -----------    -----------
Cash flow from investing activities:
  Purchases of investments..............................      (50,543)      (247,595)      (150,433)
  Proceeds from the sale of investments.................      100,264        242,160        190,489
  Purchases of property and equipment...................     (357,029)    (1,250,684)      (210,644)
  Proceeds on sale of property and equipment............       25,690              0              0
                                                          -----------    -----------    -----------
          Net cash used in investing activities.........     (281,618)    (1,256,119)      (170,588)
                                                          -----------    -----------    -----------
Cash flow from financing activities:
  Loans from related parties............................      100,000              0              0
  Dividends.............................................   (4,889,540)    (5,106,884)    (4,169,654)
                                                          -----------    -----------    -----------
          Net cash used in financing activities.........   (4,789,540)    (5,106,884)    (4,169,654)
                                                          -----------    -----------    -----------
          Net change in cash and cash equivalents.......      598,267       (142,165)       962,987
Cash and cash equivalents:
  Beginning of period...................................    1,166,679      1,308,844        345,857
                                                          -----------    -----------    -----------
  End of period.........................................  $ 1,764,946    $ 1,166,679    $ 1,308,844
                                                          ===========    ===========    ===========
Non-cash dividends......................................  $ 2,709,408    $         0    $         0
                                                          ===========    ===========    ===========

            See accompanying notes to combined financial statements.

         MEDICAL MANAGER CORPORATION AND PERSONALIZED PROGRAMMING, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS:

     Medical Manager Corporation ("MMC") was founded on July 10, 1996 to bring together the research and development, sales, marketing and support resources for The Medical Manager, a leading physician practice management system for independent physicians, physician groups, MSOs, IPAs, managed care organizations and other providers of health care services in the United States. Personalized Programming, Inc. ("PPI") is the developer of The Medical Manager physician practice management system that is sold through a master distributor and by direct sales to certain other dealers to clients throughout the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Presentation. The accompanying financial statements of PPI have been presented on a combined basis with those of MMC from July 10, 1996 (collectively the "Company"). As discussed in Note 8, following the close of business on February 4, 1997, PPI merged into a subsidiary of MMC upon consummation of the initial public offering of the common stock of MMC. PPI is identified as the accounting acquiror. The accompanying combined statements of changes in stockholders' equity of the Company have been adjusted retroactively to show the effect of the recapitalization as if it had occurred on January 1, 1994.

     Revenue Recognition. Revenue from software license is recognized upon sale and shipment. Revenue from the sale of systems is recognized when the system has been installed and the related client training has been completed. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services are recognized as they are provided. Certain expenses are allocated between the cost of sales for systems, software license and maintenance and other based upon revenue, which basis management believes to be reasonable.

     Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. With the exception of approximately $870,000 and $708,000 in receivables from a significant customer at December 31, 1996 and 1995, respectively (See Note 8), the Company's credit concentrations are limited due to the wide variety of customers in the health care industry and the geographic areas into which the Company's systems and services are sold.

     Cash and Cash Equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents.

     Investments. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires fair value accounting for debt and equity securities. The Company classifies its investments as available for sale, which requires that they be recorded at fair market value with gross unrealized holding gains and losses treated as a separate component of stockholder's equity.

     Inventory. Inventory primarily consists of peripheral computer equipment. Inventory cost is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

     Property and Equipment. Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided principally on accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is provided for over the shorter of the estimated service life of the leased asset or the lease term using the straight-line method.

     Other Assets. Other assets include approximately $161,000 in costs incurred in connection with the initial public offering of common stock of MMC that have been deferred as of December 31, 1996. These

         MEDICAL MANAGER CORPORATION AND PERSONALIZED PROGRAMMING, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) costs will be offset against additional paid-in capital upon the consummation of the Company's merger into a subsidiary of Medical Manager Corporation. See Note 8.

     Research and Development. Software development costs are included in research and development and are expensed as incurred. SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized over the estimated product life. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant.

     Income Taxes. PPI has elected S corporation status, as defined by the Internal Revenue Code, whereby PPI is not subject to taxation for federal purposes. Instead, the taxable income of the S corporation is included in the individual income tax return of PPI's single stockholder for federal income tax purposes. Accordingly, a provision for income taxes has not been reflected in the financial statements. PPI's S corporation status terminated on February 4, 1997, the effective date of the Merger discussed in Note 8.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     New Accounting Pronouncements. SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, is effective for years beginning after December 15, 1995. This Statement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement did not have a material impact on the financial statements of the Company.

     Reclassifications. Certain prior year amounts have been reclassified to conform to 1996 presentations.

3.  INVESTMENTS:

     Investments held consisted of the following:

                                                            GROSS UNREALIZED
                                                           ------------------   FAIR MARKET
                                                  COST      GAINS     LOSSES       VALUE
                                                             DECEMBER 31, 1996
Marketable equity securities..................  $202,488   $         $           $202,488
                                                ========   =======   ========    ========
                                                             DECEMBER 31, 1995
                                                -------------------------------------------
Marketable equity securities..................  $253,120   $17,824   $ 15,530    $255,414
Fixed income securities.......................   100,209                  209     100,000
                                                --------   -------   --------    --------
                                                $353,329   $17,824   $ 15,739    $355,414
                                                ========   =======   ========    ========

         MEDICAL MANAGER CORPORATION AND PERSONALIZED PROGRAMMING, INC.

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1996            1995
Land and improvements.....................................                  $  856,748
Building..................................................                   1,784,932
Furniture and equipment...................................  $  480,739         446,234
Computers.................................................     648,910         374,800
Leasehold improvements....................................      20,815          46,460
                                                            ----------      ----------
                                                             1,150,464       3,509,174
Less accumulated depreciation and amortization............    (645,730)       (666,859)
                                                            ----------      ----------
                                                            $  504,734      $2,842,315
                                                            ==========      ==========

5.  COMMITMENTS AND CONTINGENCIES:

     The Company leases its office facilities under an operating lease from an entity owned by PPI's stockholder. Such facilities were distributed to the stockholder in March 1996 at their fair value. The lease provides for two one year renewals. Future minimum rental commitments under the noncancelable operating lease are approximately as follows:

                  YEAR ENDING DECEMBER 31:
       1997.................................................  $320,000
       1998.................................................   320,000
       1999.................................................    80,000
                                                              --------
                 Total......................................  $720,000
                                                              ========

     Rent expense for the year ended December 31, 1996 was approximately
$250,000.

6.  RETIREMENT PLANS:

     PPI has a non-contributory profit sharing plan covering substantially all full-time employees. Contributions are made at the discretion of the Board of Directors. Total expense amounted to approximately $265,700 and $246,300 for 1995 and 1994, respectively. There was no contribution for 1996.

7.  SIGNIFICANT CUSTOMER:

     Revenue from one customer comprised approximately 49% of PPI's revenue for 1996, 1995 and 1994, respectively.

8.  SUBSEQUENT EVENTS:

     Following the close of business on February 4, 1997, PPI merged into a subsidiary of MMC. All outstanding shares of PPI's common stock were exchanged for cash and shares of MMC's common stock upon the consummation of the initial public offering of the common stock of MMC.

         MEDICAL MANAGER CORPORATION AND PERSONALIZED PROGRAMMING, INC.

8.  SUBSEQUENT EVENTS: -- (CONTINUED)

     In connection with the Merger, PPI's S corporation status was terminated and in future periods will be required to effect the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are established based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Had PPI elected to terminate its S corporation status immediately prior to December 31, 1996, PPI would have been required to establish a deferred tax asset of approximately $375,000 related primarily to the use of different methods of accounting for deferred revenue for tax and financial reporting purposes. Also, PPI will dividend certain assets to the stockholder, consisting primarily of cash and investments, in an amount equal to the remaining balance in PPI's S corporation Accumulated Adjustment Account. Had the estimated balance of the Accumulated Adjustment Account (AAA) of $3,340,000 at December 31, 1996 been distributed and recorded as of that date, the effect on the accompanying combined balance sheet would be a decrease of $1,967,000 in assets, an increase of $1,373,000 in notes payable and a decrease of $3,340,000 in stockholder's equity. The Company entered into a Note payable agreement with the stockholder in February, 1997 for approximately $2,400,000 related to the AAA balance at the merger date. The note is payable on demand at an interest rate of 5.8%.

     Revenue from other companies which have also entered into definitive agreements with MMC totaled approximately $6,342,000, $5,568,000 and $4,741,000 for 1996, 1995 and 1994, respectively. Such amounts include the significant customer discussed in Notes 2 and 7.

     In the course of MMC's consolidation efforts, MMC undertook preliminary discussions with certain dealers of The Medical Manager practice management system to determine their suitability to be acquired by MMC in connection with the proposed transactions. On January 7, 1997, two affiliated dealers, Computer Clinic, Inc. and Command Solutions, Inc. (collectively, "CCI"), and CCI's President filed suit in the Supreme Court of the State of New York, Westchester County against MMC, each of the Founding Companies and certain principals thereof alleging in five separate causes of action, among other things, breach of contract, fraud, misrepresentation, tortious interference and anti-competitive and predatory practices arising out of the decision not to include CCI as one of the Founding Companies. In connection with three of the five causes of action brought by CCI, CCI seeks damages in excess of $11.0 million for each such cause of action. CCI seeks damages in excess of $12.0 million in connection with the fourth cause of action and damages in an amount to be determined at trial in connection with the fifth cause of action. On February 5, 1997, the defendants removed the action to the United States District Court for the Southern District of New York. Plaintiffs moved to remand the action to the Supreme Court of the State of New York, Westchester County, which motion was subsequently granted by the Court. MMC has agreed to indemnify all of the other defendants for any liability, obligation or claim arising out of this action, including the costs of defending against this action and any settlement costs incurred in connection therewith. MMC, its subsidiaries and such principals intend to defend vigorously against this action.

     Subsequent to the consummation of the Offering, MMC executed definitive agreements to acquire the following Medical Manager dealers (the "Proposed Acquisitions"): (i) Adaptive Health Systems of Washington based in Federal Way, Washington; (ii) LSM Computing, Inc. based in Somerville, New Jersey; (iii) Specialized Systems, Inc. based in Van Nuys, California; and (iv) UNICO, Inc. based in Evansville, Indiana. The Proposed Acquisitions are expected to be accounted for using the pooling-of-interests method of accounting. The aggregate consideration payable for the Proposed Acquisitions consists of approximately 994,136 shares of Common Stock. The closings of the Proposed Acquisitions are subject to various conditions, including completion of the Company's due diligence investigation, and such acquisitions are expected to close in April or May 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Systems Plus, Inc. and Systems Plus Distribution, Inc.

     We have audited the accompanying combined balance sheets of Systems Plus, Inc. and Systems Plus Distribution, Inc. as of December 31, 1994 and 1995, June 30, 1996 and February 4, 1997 and the related combined statements of operations, changes in stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Systems Plus, Inc. and Systems Plus Distribution, Inc. as of December 31, 1994 and 1995, June 30, 1996 and February 4, 1997 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997 in conformity with generally accepted accounting principles.

     As discussed in Note 10 to the combined financial statements, on February 4, 1997, System Plus, Inc. and Systems Plus Distribution, Inc. merged with a subsidiary of Medical Manager Corporation.

                                          COOPERS & LYBRAND L.L.P.

Tampa, Florida
March 7, 1997

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

                            COMBINED BALANCE SHEETS

                                                 DECEMBER 31,   DECEMBER 31,    JUNE 30,    FEBRUARY 4,
                                                     1994           1995          1996         1997
                                                ASSETS
CURRENT ASSETS
  Cash and cash equivalents....................   $  286,389     $  597,606    $  285,603   $   31,523
  Investments..................................    1,184,628      1,793,420        50,000            0
  Accounts receivable..........................    1,394,759      1,479,740     1,462,861      997,333
  Inventory....................................      125,000        199,439       114,000       79,825
  Prepaid expenses and other current assets....      235,450        198,930        75,971       43,967
                                                  ----------     ----------    ----------   ----------
          Total current assets.................    3,226,226      4,269,135     1,988,435    1,152,648
PROPERTY AND EQUIPMENT, net....................      237,375        421,238       623,829      649,867
OTHER ASSETS...................................      498,679        422,312       866,389    1,400,818
                                                  ----------     ----------    ----------   ----------
          Total assets.........................   $3,962,280     $5,112,685    $3,478,653   $3,203,333
                                                  ==========     ==========    ==========   ==========

                            LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES
  Notes payable................................   $  536,354     $  504,159    $        0   $1,456,027
  Accounts payable and accrued liabilities.....      860,256        947,063     1,029,014    1,232,461
  Customer deposits and deferred maintenance
     revenue...................................       42,811        117,677       172,357      223,138
  Income taxes payable.........................       31,624          5,450         3,014       19,169
                                                  ----------     ----------    ----------   ----------
          Total current liabilities............    1,471,045      1,574,349     1,204,385    2,930,795
                                                  ----------     ----------    ----------   ----------
DUE TO AFFILIATED COMPANIES....................            0              0             0      750,000
                                                  ----------     ----------    ----------   ----------
          Total liabilities....................    1,471,045      1,574,349     1,204,385    3,680,795
                                                  ----------     ----------    ----------   ----------
Commitments and contingencies (Notes 7 and 10)
STOCKHOLDER'S EQUITY (DEFICIT)
  Common stock.................................       28,000         28,000        28,000       28,000
  Unrealized loss on investments...............     (220,585)        (8,341)            0            0
  Retained earnings (Accumulated deficit)......    2,683,820      3,518,677     2,246,268     (505,462)
                                                  ----------     ----------    ----------   ----------
          Total stockholder's equity
            (deficit)..........................    2,491,235      3,538,336     2,274,268     (477,462)
                                                  ----------     ----------    ----------   ----------
          Total liabilities and stockholder's
            equity (deficit)...................   $3,962,280     $5,112,685    $3,478,653   $3,203,333
                                                  ==========     ==========    ==========   ==========

            See accompanying notes to combined financial statements.

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                                   PERIOD FROM
                                                                                     SIX MONTHS    JULY 1, 1996
                                                  YEARS ENDED DECEMBER 31,              ENDED        THROUGH
                                           ---------------------------------------    JUNE 30,     FEBRUARY 4,
                                              1993          1994          1995          1996           1997
Revenue
  Systems................................  $   159,143   $   300,253   $   766,037   $   668,425    $   459,525
  Software license.......................    8,944,307    11,518,566    12,502,491     6,586,715      8,198,171
  Maintenance and other..................    1,732,276     1,681,941     1,910,430       982,041        972,602
                                           -----------   -----------   -----------   -----------    -----------
          Total revenue..................   10,835,726    13,500,760    15,178,958     8,237,181      9,630,298
                                           -----------   -----------   -----------   -----------    -----------
Cost of revenue
  Systems................................      290,239       209,521       440,588       451,684        386,274
  Software license.......................    5,371,347     6,832,020     6,977,948     3,719,590      4,336,125
  Maintenance and other..................    1,450,877     1,277,082     1,682,022       827,503        839,438
                                           -----------   -----------   -----------   -----------    -----------
          Total costs of revenue.........    7,112,463     8,318,623     9,100,558     4,998,777      5,561,837
                                           -----------   -----------   -----------   -----------    -----------
            Gross margin.................    3,723,263     5,182,137     6,078,400     3,238,404      4,068,461
                                           -----------   -----------   -----------   -----------    -----------
Operating expenses
  Selling, general and administrative....    2,471,567     3,022,941     3,345,004     1,972,701      2,426,822
  Depreciation and amortization..........       89,486        76,015       102,309        75,782         99,740
                                           -----------   -----------   -----------   -----------    -----------
          Total operating expenses.......    2,561,053     3,098,956     3,447,313     2,048,483      2,526,562
                                           -----------   -----------   -----------   -----------    -----------
            Income from
               operations................    1,162,210     2,083,181     2,631,087     1,189,921      1,541,899
Other income (expense)
  Interest expense.......................      (25,572)      (44,969)      (37,385)      (10,765)       (17,373)
  Interest and dividend income...........       17,780        54,031        88,457        46,646          2,174
  Gain (loss) on investments and other...      187,536       (16,731)      169,498       239,925            415
                                           -----------   -----------   -----------   -----------    -----------
Income before income taxes...............    1,341,954     2,075,512     2,851,657     1,465,727      1,527,115
Income taxes.............................       34,955        50,125        53,300        17,405         55,485
                                           -----------   -----------   -----------   -----------    -----------
            Net income...................  $ 1,306,999   $ 2,025,387   $ 2,798,357   $ 1,448,322    $ 1,471,630
                                           ===========   ===========   ===========   ===========    ===========

            See accompanying notes to combined financial statements.

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

        COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)

                                                                              RETAINED
                                                 COMMON      UNREALIZED       EARNINGS
                                                  STOCK     GAIN (LOSS)     (ACCUMULATED
                                                 AMOUNT    ON INVESTMENTS     DEFICIT)        TOTAL
Balance January 1, 1993........................  $28,000     $ (59,474)     $   962,434    $   930,960
  Net income...................................                               1,306,999      1,306,999
  Dividends....................................                                (640,000)      (640,000)
  Change in unrealized loss on investments.....                 20,232                          20,232
                                                 -------     ---------      -----------    -----------
Balance December 31, 1993......................   28,000       (39,242)       1,629,433      1,618,191
  Net income...................................                               2,025,387      2,025,387
  Dividends....................................                                (971,000)      (971,000)
  Change in unrealized loss on investments.....               (181,343)                       (181,343)
                                                 -------     ---------      -----------    -----------
Balance December 31, 1994......................   28,000      (220,585)       2,683,820      2,491,235
  Net income...................................                               2,798,357      2,798,357
  Dividends....................................                              (1,963,500)    (1,963,500)
  Change in unrealized loss on investments.....                212,244                         212,244
                                                 -------     ---------      -----------    -----------
Balance December 31, 1995......................   28,000        (8,341)       3,518,677      3,538,336
  Net income...................................                               1,448,322      1,448,322
  Dividends....................................                              (2,720,731)    (2,720,731)
  Change in unrealized gain on investments.....                  8,341                           8,341
                                                 -------     ---------      -----------    -----------
Balance June 30, 1996..........................   28,000             0        2,246,268      2,274,268
  Net income...................................                               1,471,630      1,471,630
  Dividends....................................                              (4,223,360)    (4,223,360)
                                                 -------     ---------      -----------    -----------
Balance February 4, 1997.......................  $28,000     $       0      $  (505,462)   $  (477,462)
                                                 =======     =========      ===========    ===========

            See accompanying notes to combined financial statements.

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                                              PERIOD FROM
                                                                                                SIX MONTHS    JULY 1, 1996
                                                            YEARS ENDED DECEMBER 31,              ENDED         THROUGH
                                                    ----------------------------------------     JUNE 30,     FEBRUARY 4,
                                                       1993          1994           1995           1996           1997
Cash flows from operating activities:
  Net income......................................  $ 1,306,999   $ 2,025,387   $  2,798,357   $  1,448,322    $ 1,471,630
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.................       89,486        76,015        102,309         75,782         99,740
    (Gain) loss on sale of property and
      equipment...................................        2,200           994         (1,374)             0           (415)
    Realized gains on investments.................     (326,745)     (208,406)      (541,416)      (448,158)             0
    Realized losses on investments................      137,009       224,143        373,292        208,233              0
  Changes in assets and liabilities:
    Accounts receivable...........................     (122,215)     (529,520)        19,033         97,561        468,168
    Inventory.....................................      (48,879)       99,109        (74,439)        85,439         34,175
    Prepaid expenses and other assets.............      165,496      (183,069)         8,873       (400,764)      (505,065)
    Accounts payable and accrued liabilities......   (1,790,912)      110,661         86,807         81,951        203,447
    Customer deposits and deferred maintenance
      revenue.....................................       29,266        (2,677)        74,866         54,680         50,781
    Income taxes payable..........................      (11,603)       23,023        (26,174)        (2,436)        16,155
                                                    -----------   -----------   ------------   ------------    -----------
         Net cash provided by (used in) operating
           activities.............................     (569,898)    1,635,660      2,820,134      1,200,610      1,838,616
                                                    -----------   -----------   ------------   ------------    -----------
Cash flow from investing activities:
  Purchases of investments........................   (5,837,730)   (6,800,249)   (11,268,708)    (8,694,966)             0
  Proceeds from the sale of investments...........    6,485,016     6,836,814     11,027,950      9,945,924              0
  Purchases of property and equipment.............      (45,795)     (100,817)      (306,894)      (278,373)      (127,773)
  Proceeds on sale of property and
    equipment.....................................            0             0         22,096              0          2,410
  Proceeds from investment
    margin accounts...............................    6,573,612     7,516,828     10,614,724      9,840,665              0
  Payments on investment
    margin accounts...............................   (6,845,885)   (7,242,266)   (10,634,585)   (10,345,860)             0
                                                    -----------   -----------   ------------   ------------    -----------
         Net cash provided by (used in) investing
           activities.............................      329,218       210,310       (545,417)       467,390       (125,363)
                                                    -----------   -----------   ------------   ------------    -----------
Cash flow from financing activities:
  Proceeds from short-term obligations............    1,393,000     1,962,000              0        790,000      2,220,000
  Payment on short-term obligations...............   (1,368,000)   (1,987,000)             0       (790,000)    (2,220,000)
  Increase in due to affiliated companies.........            0             0              0              0        750,000
  Cash overdraft..................................      563,581      (563,581)             0              0              0
  Dividends.......................................     (640,000)     (971,000)    (1,963,500)    (1,980,003)    (2,717,333)
                                                    -----------   -----------   ------------   ------------    -----------
         Net cash used in financing activities....      (51,419)   (1,559,581)    (1,963,500)    (1,980,003)    (1,967,333)
                                                    -----------   -----------   ------------   ------------    -----------
         Net change in cash and cash
           equivalents............................     (292,099)      286,389        311,217       (312,003)      (254,080)
Cash and cash equivalents:
  Beginning of period.............................      292,099             0        286,389        597,606        285,603
                                                    -----------   -----------   ------------   ------------    -----------
  End of period...................................  $         0   $   286,389   $    597,606   $    285,603    $    31,523
                                                    ===========   ===========   ============   ============    ===========
Non-cash dividends................................  $         0   $         0   $          0   $    740,728    $ 1,506,027
                                                    ===========   ===========   ============   ============    ===========
Cash paid during the period for
  Interest........................................  $    25,072   $    44,315   $     37,465
                                                    ===========   ===========   ============
  Income taxes....................................  $    63,097   $    10,563   $     85,574
                                                    ===========   ===========   ============

            See accompanying notes to combined financial statements.

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS:

     Systems Plus, Inc. and its combined affiliate (the "Company") is the master distributor for The Medical Manager physician practice management system that is sold to an independent dealers' network throughout the United States. The Company purchases substantially all of its software from Personalized Programming, Inc. ("PPI"), the developer of The Medical Manager, under a license and master distributor agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Presentation. The financial statements of the Company as of February 4, 1997 and for the period from July 1, 1996 through February 4, 1997 are presented prior to its merger into a subsidiary of Medical Manager Corporation ("MMC"), which merger occurred following the close of business on February 4, 1997.

     Principles of Combination. The financial statements include the accounts of Systems Plus, Inc. ("SPI") and its sister company, Systems Plus Distribution, Inc. ("SPDI"), which is affiliated through common ownership and management. All material intercompany accounts and transactions have been eliminated.

     Revenue Recognition. Revenue from software license is recognized upon sale and shipment. Revenue from the sale of systems is recognized when the system has been installed and the related client training has been completed. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services are recognized as they are provided. Certain expenses are allocated between the cost of sales for systems, software license and maintenance and other based upon revenue, which basis management believes to be reasonable.

     Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's credit concentrations are limited due to the wide variety of customers in the health care industry and geographic areas into which the Company's systems and services are sold.

     Cash and Cash Equivalents. For purposes of the statement of cash flows the Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents.

     Investments. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires fair value accounting for debt and equity securities. The Company classifies its investments as available for sale, which requires that they be recorded at fair market value with gross unrealized holding gains and losses treated as a separate component of stockholder's equity.

     Inventory. Inventory primarily consists of purchased software packages, peripheral computer equipment and replacement parts. Inventory cost is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

     Property and Equipment. Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided on the straight line and accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is provided for over the shorter of the estimated service life of the leased asset or the lease term using the straight-line method.

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
     Other Assets. Other assets include approximately $227,000 in costs incurred in connection with the initial public offering of common stock of MMC that have been deferred as of February 4, 1997. These costs will be offset against additional paid-in capital upon the consummation of the Company's merger into a subsidiary of Medical Manager Corporation. See Note 10.

     Income Taxes. SPI has elected to be taxed as an S corporation and SPDI is taxed as a C corporation under the provisions of the Internal Revenue Code of 1986. SPI is not subject to taxation at the federal level. Instead, the taxable income of SPI is included in the individual income tax return of that company's single stockholder for federal income tax purposes. The provision for income taxes in the combined statements of operations represents SPDI's provision for federal income taxes and the provision for state income taxes for both SPI and SPDI. The Company utilizes the asset and liability method of accounting for deferred federal and state income taxes for SPDI taxed as a regular corporation and to account for state income taxes for SPI taxed as an S corporation for Federal tax purposes, but taxed as a regular corporation for certain state income tax purposes. Under this method, deferred tax assets and liabilities are established based on the differences between financial statement and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Other assets are comprised primarily of federal income tax deposits for fiscal year S corporation purposes.

     The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     SPI's S corporation election terminated on February 4, 1997, the effective date of the Merger discussed in Note 10.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     New Accounting Pronouncements. SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, is effective for years beginning after December 15, 1995. This Statement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement did not have a material impact on the financial statements of the Company.

     Reclassifications. Certain prior year amounts have been reclassified to conform to 1997 presentations.

3. INVESTMENTS:

     Investments held consisted of the following:

                                                                                FAIR MARKET
                                                 COST       GAINS     LOSSES       VALUE
                                                            GROSS UNREALIZED
                                                           ------------------
                                                             JUNE 30, 1996
                                                           ------------------
Marketable equity securities................  $   50,000   $    --   $     --   $   50,000
                                              ==========   =======   ========   ==========

                                                           DECEMBER 31, 1995
                                                           ------------------
Marketable equity securities................  $1,801,761   $19,629   $ 27,970   $1,793,420
                                              ==========   =======   ========   ==========

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

3. INVESTMENTS: -- (CONTINUED)

                                                           DECEMBER 31, 1994
                                                           ------------------
Marketable equity securities................  $1,405,213   $ 3,038   $223,623   $1,184,628
                                              ==========   =======   ========   ==========

     Investments of $740,728 and $50,000 were distributed to the stockholder at their fair value as non-cash dividends during the six months ended June 30, 1996 and the period from July 1, 1996 through February 4, 1997, respectively.

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                               DECEMBER 31,
                                          ----------------------    JUNE 30,    FEBRUARY 4,
                                            1994         1995         1996         1997
Furniture and equipment.................  $ 314,168   $  497,877   $  613,411   $  661,076
Computers...............................    335,632      435,700      527,694      586,765
Leasehold improvements..................          0            0       70,845       89,222
                                          ---------   ----------   ----------   ----------
                                            649,800      933,577    1,211,950    1,337,063
Less accumulated depreciation and
  amortization..........................   (412,425)    (512,339)    (588,121)    (687,196)
                                          ---------   ----------   ----------   ----------
                                          $ 237,375   $  421,238   $  623,829   $  649,867
                                          =========   ==========   ==========   ==========

5.  NOTES PAYABLE:

     Notes payable at December 31, 1995 and 1994 consisted of the margin account borrowings collateralized by investments, with interest generally at prime rate.

     The Company has a $750,000 revolving line of credit at February 4, 1997. The line of credit agreement provides for interest at prime plus 1/2% and is collateralized by receivables, inventory, fixed assets, general intangibles and personally guaranteed by the stockholder. There was $750,000 available under the line at February 4, 1997.

     At February 4, 1997, notes payable of $1,456,027 were due to the Company's stockholder. The note provides for interest at 8% and is due on demand. The note represents the amount due SPI's stockholder for its undistributed Accumulated Adjustment Account as of February 4, 1997. See Note 10.

     The carrying value approximates fair market value due to the short-term nature of the debt.

6.  INCOME TAXES:

     Income taxes consisted of the following:

                                                                          SIX MONTHS     PERIOD FROM
                                             YEARS ENDED DECEMBER 31,       ENDED        JULY 1, 1996
                                            ---------------------------    JUNE 30,        THROUGH
                                             1993      1994      1995        1996      FEBRUARY 4, 1997
Current
  Federal.................................                      $ 6,000
  State...................................  $34,955   $50,125    47,300    $17,405         $55,485
                                            -------   -------   -------    -------         -------
                                            $34,955   $50,125   $53,300    $17,405         $55,485
                                            =======   =======   =======    =======         =======

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

6.  INCOME TAXES: -- (CONTINUED)
     The following table summarizes the principal differences between income taxes at the federal statutory rate and the effective income tax amounts reflected in the financial statements:

                                                                          SIX MONTHS     PERIOD FROM
                                          YEARS ENDED DECEMBER 31,          ENDED        JULY 1, 1996
                                      ---------------------------------    JUNE 30,        THROUGH
                                        1993        1994        1995         1996      FEBRUARY 4, 1997
Statutory tax.......................  $ 456,000   $ 706,000   $ 970,000    $ 498,000      $ 519,000
State income tax, net of federal
  benefit...........................     34,955      50,125      47,300       17,405         55,485
Effect of graduated rate brackets...                             (6,000)
Effect of S corporation income not
  subject to federal income tax.....   (456,000)   (706,000)   (958,000)    (498,000)      (519,000)
                                      ---------   ---------   ---------    ---------      ---------
                                      $  34,955   $  50,125   $  53,300    $  17,405      $  55,485
                                      =========   =========   =========    =========      =========

     The Company was examined by the California Franchise Tax Board for tax years ended in 1992 through 1995. The Company has reviewed various matters that are under consideration and believes that it has adequately provided for any liability that may result from this examination. In the opinion of management, any liability that may arise from prior periods as a result of the examination will not have a material effect on the Company's financial position or results of operations.

7.  COMMITMENTS AND CONTINGENCIES:

     The Company leases its office facilities under operating leases having remaining terms ranging from one to five years. Future minimum rental commitments under noncancelable operating leases are approximately as follows:

                  TWELVE MONTHS ENDING FEBRUARY 4:
         1998...................................................  $187,000
         1999...................................................   117,000
         2000...................................................   117,000
         2001...................................................   117,000
                                                                  --------
                   Total........................................  $538,000
                                                                  ========

     Rent expense was approximately $141,000, $133,000, $112,000, $134,000, and
$166,000 for 1993, 1994 and 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997, respectively.

8.  STOCKHOLDER'S EQUITY:

     The common stock ownership of the companies are as follows:

                                                        AS OF DECEMBER 31, 1994
                                                               AND 1995,
                                                           JUNE 30, 1996 AND
                                                           FEBRUARY 4, 1997
                                                       -------------------------
                                                         SHARES        SHARES
                                                       AUTHORIZED    OUTSTANDING
Systems Plus, Inc. ..................................  1,000,000       500,000
Systems Plus Distribution, Inc. .....................  1,000,000        50,000

             SYSTEMS PLUS, INC. AND SYSTEMS PLUS DISTRIBUTION, INC.

9.  RELATED PARTY TRANSACTIONS:

     The Company's stockholder acquired a controlling interest in a Medical Manager dealer in the greater Chicago, Illinois area in February 1996. Revenue, primarily from software license, from this dealer was approximately $243,000, $131,000, and $132,000 for 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997, respectively.

10.  SUBSEQUENT EVENTS:

     Following the close of business on February 4, 1997, the Company merged into a subsidiary of Medical Manager Corporation ("MMC"). All outstanding shares of the Company's common stock were exchanged for cash and shares of MMC's common stock upon the consummation of the initial public offering of the common stock of MMC. The Company received $750,000 in advances from one of the companies merging with MMC. The funds were used for the repayment of debt.

     In connection with the Merger, SPI's S corporation status terminated and in future periods will be required to effect the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are established based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Also, the Company issued notes for $1,456,027 to SPI's stockholder for the estimated balance in SPI's S corporation Accumulated Adjustment Account as of February 4, 1997.

     Revenue from four other companies which have also entered into definitive merger agreements with MMC totaled approximately $616,000, $891,000, $1,145,000, $574,000, and $858,000 for 1993, 1994 and 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997.

     Purchases of software from Personalized Programming, Inc., which has also entered into a definitive merger agreement with MMC, totaled approximately $3,617,000, $4,681,000, $5,350,000, $2,837,000, and $3,490,000 for 1993, 1994
and 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997.

     In the course of MMC's consolidation efforts, MMC undertook preliminary discussions with certain dealers of The Medical Manager practice management system to determine their suitability to be acquired by MMC in connection with the proposed transactions. On January 7, 1997, two affiliated dealers, Computer Clinic, Inc. and Command Solutions, Inc. (collectively, "CCI"), and CCI's President filed suit in the Supreme Court of the State of New York, Westchester County against MMC, each of the Founding Companies and certain principals thereof alleging in five separate causes of action, among other things, breach of contract, fraud, misrepresentation, tortious interference and anti-competitive and predatory practices arising out of the decision not to include CCI as one of the Founding Companies. In connection with three of the five causes of action brought by CCI, CCI seeks damages in excess of $11.0 million for each such cause of action. CCI seeks damages in excess of $12.0 million in connection with the fourth cause of action and damages in an amount to be determined at trial in connection with the fifth cause of action. On February 5, 1997, the defendants removed the action to the United States District Court for the Southern District of New York. Plaintiffs moved to remand the action to the Supreme Court of the State of New York, Westchester County, which motion was subsequently granted by the Court. MMC has agreed to indemnify all of the other defendants for any liability, obligation or claim arising out of this action, including the costs of defending against this action and any settlement costs incurred in connection therewith. MMC, its subsidiaries and such principals intend to defend vigorously against this action.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
RTI Business Systems, Inc.

     We have audited the accompanying balance sheets of RTI Business Systems, Inc. as of December 31, 1994 and 1995, June 30, 1996 and February 4, 1997 and the related statements of operations and accumulated deficit and cash flows for each of the three years in the period ended December 31, 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RTI Business Systems, Inc. as of December 31, 1994 and 1995, June 30, 1996 and February 4, 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997 in conformity with generally accepted accounting principles.

     As discussed in Note 8 to the financial statements, on February 4, 1997, the Company merged with a subsidiary of Medical Manager Corporation.

                                          COOPERS & LYBRAND L.L.P.

Tampa, Florida
February 28, 1997

                           RTI BUSINESS SYSTEMS, INC.

                                 BALANCE SHEETS

                                          DECEMBER 31,    DECEMBER 31,     JUNE 30,     FEBRUARY 4,
                                              1994            1995           1996          1997
                                              ASSETS
CURRENT ASSETS
  Cash and cash equivalents.............   $  25,349       $   28,851     $    5,473    $    72,600
  Accounts receivable...................     236,802          347,725        283,744        252,636
  Inventory.............................           0           29,274         32,384        115,014
  Prepaid expenses and other current
     assets.............................      26,453           20,437          9,177         47,557
  Deferred income taxes.................     108,982          212,456        262,456        112,456
                                           ---------       ----------     ----------    -----------
          Total current assets..........     397,586          638,743        593,234        600,263
PROPERTY AND EQUIPMENT, net.............     143,895          335,951        494,207        590,462
OTHER ASSETS............................           0                0              0         82,281
                                           ---------       ----------     ----------    -----------
          Total assets..................   $ 541,481       $  974,694     $1,087,441    $ 1,273,006
                                           =========       ==========     ==========    ===========

                               LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Current maturities of long-term
     obligations........................   $ 156,934       $  282,460     $  467,146    $         0
  Accounts payable and accrued
     liabilities........................     391,619          355,947        399,032        841,195
  Customer deposits and deferred
     maintenance revenue................     307,464          530,066        379,541        868,185
  Income taxes payable..................     103,608          233,097        200,626        114,446
                                           ---------       ----------     ----------    -----------
          Total current liabilities.....     959,625        1,401,570      1,446,345      1,823,826
LONG-TERM OBLIGATIONS, net of current
  maturities............................       3,895           99,950        130,664              0
DUE TO AFFILIATED COMPANIES.............           0                0              0        585,657
                                           ---------       ----------     ----------    -----------
          Total liabilities.............     963,520        1,501,520      1,577,009      2,409,483
                                           ---------       ----------     ----------    -----------
Commitments and Contingencies (Notes 6
  and 8)
STOCKHOLDERS' DEFICIT
  Common stock, no par value, 200 shares
     authorized, issued and
     outstanding........................     102,000          102,000        102,000        102,000
  Accumulated deficit...................    (524,039)        (628,826)      (591,568)    (1,238,477)
                                           ---------       ----------     ----------    -----------
          Total stockholders' deficit...    (422,039)        (526,826)      (489,568)    (1,136,477)
                                           ---------       ----------     ----------    -----------
          Total liabilities and
            stockholders' deficit.......   $ 541,481       $  974,694     $1,087,441    $ 1,273,006
                                           =========       ==========     ==========    ===========

                See accompanying notes to financial statements.

                           RTI BUSINESS SYSTEMS, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                           SIX MONTHS     PERIOD FROM
                                          YEARS ENDED DECEMBER 31,           ENDED        JULY 1, 1996
                                    ------------------------------------    JUNE 30,        THROUGH
                                       1993         1994         1995         1996      FEBRUARY 4, 1997
Revenue
  Systems.........................  $1,645,102   $2,242,200   $2,712,211   $1,301,127     $ 1,566,435
  Maintenance and other...........   1,401,533    2,085,244    2,241,440    1,731,903       2,129,188
                                    ----------   ----------   ----------   ----------     -----------
          Total revenue...........   3,046,635    4,327,444    4,953,651    3,033,030       3,695,623
                                    ----------   ----------   ----------   ----------     -----------
Cost of revenue
  Systems.........................   1,372,675    1,334,929    1,486,156      603,239       1,203,827
  Maintenance and other...........   1,169,441    1,241,483    1,214,985    1,162,229       1,417,145
                                    ----------   ----------   ----------   ----------     -----------
          Total costs of
            revenue...............   2,542,116    2,576,412    2,701,142    1,765,468       2,620,972
                                    ----------   ----------   ----------   ----------     -----------
               Gross margin.......     504,519    1,751,032    2,252,509    1,267,562       1,074,651
                                    ----------   ----------   ----------   ----------     -----------
Operating expenses
  Selling, general and
     administrative...............     925,189    1,710,987    2,268,533    1,164,657       1,465,734
  Depreciation and amortization...      55,434       46,777       58,057       45,724          67,008
                                    ----------   ----------   ----------   ----------     -----------
     Total operating expenses.....     980,623    1,757,764    2,326,590    1,210,381       1,532,742
                                    ----------   ----------   ----------   ----------     -----------
          Income (loss) from
            operations............    (476,104)      (6,732)     (74,081)      57,181        (458,091)
Other income (expense)
  Interest expense................     (32,928)     (19,988)     (33,326)     (19,923)        (38,818)
  Other...........................           0      (27,746)       2,620            0               0
                                    ----------   ----------   ----------   ----------     -----------
Income before income taxes........    (509,032)     (54,466)    (104,787)      37,258        (496,909)
Income taxes......................           0            0            0            0        (150,000)
                                    ----------   ----------   ----------   ----------     -----------
          Net income (loss).......    (509,032)     (54,466)    (104,787)      37,258        (646,909)
Retained earnings (accumulated
  deficit):
  Beginning of period.............      39,459     (469,573)    (524,039)    (628,826)       (591,568)
                                    ----------   ----------   ----------   ----------     -----------
  End of period...................  $ (469,573)  $ (524,039)  $ (628,826)  $ (591,568)    $(1,238,477)
                                    ==========   ==========   ==========   ==========     ===========

                See accompanying notes to financial statements.

                           RTI BUSINESS SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                  SIX MONTHS      PERIOD FROM
                                                  YEARS ENDED DECEMBER 31,          ENDED        JULY 1, 1996
                                              ---------------------------------    JUNE 30,         THROUGH
                                                1993        1994        1995         1996      FEBRUARY 4, 1997
Cash flows from operating activities:
  Net income (loss).........................  $(509,032)  $ (54,466)  $(104,787)  $  37,258        $(646,909)
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation............................     55,434      46,777      58,057      45,724           67,008
    Deferred income taxes...................    (51,642)    (57,340)   (103,474)    (50,000)         150,000
    Loss on sale of property and
      equipment.............................          0      27,746      13,110           0                0
  Changes in assets and liabilities:
    Accounts receivable.....................     66,795    (160,167)   (110,923)     63,981           31,108
    Inventory...............................    121,998           0     (29,274)     (3,110)         (82,630)
    Prepaid expenses and other current
      assets................................     12,170     (16,009)      6,016      11,260          (38,380)
    Other assets............................          0           0           0           0          (82,281)
    Accounts payable and accrued
      liabilities...........................     16,864     245,366     (35,672)     43,085          442,163
    Customer deposits and deferred
      maintenance revenue...................    517,699     (97,275)    222,602    (150,525)         488,644
    Income taxes payable....................     50,000      53,152     129,489     (32,471)         (86,180)
                                              ---------   ---------   ---------   ---------        ---------
         Net cash provided by (used in)
           operating activities.............    280,286     (12,216)     45,144     (34,798)         242,543
                                              ---------   ---------   ---------   ---------        ---------
Cash flow from investing activities:
  Purchases of property and equipment.......    (51,055)    (73,540)   (226,023)   (203,980)        (163,263)
  Proceeds on sale of property and
    equipment...............................          0      50,963           0           0
                                              ---------   ---------   ---------   ---------        ---------
         Net cash used in investing
           activities.......................    (51,055)    (22,577)   (226,023)   (203,980)        (163,263)
                                              ---------   ---------   ---------   ---------        ---------
Cash flow from financing activities:
  Proceeds from issuance of long-term
    obligations.............................    100,000     200,000     365,000     238,845           50,000
  Payment on short-term and long-term
    obligations.............................   (421,333)   (189,169)   (180,619)    (23,445)        (647,810)
  Increase in due to affiliated companies...          0           0           0           0          585,657
  Capital contributions.....................    100,000           0           0           0                0
                                              ---------   ---------   ---------   ---------        ---------
         Net cash provided by (used in)
           financing activities.............   (221,333)     10,831     184,381     215,400          (12,153)
                                              ---------   ---------   ---------   ---------        ---------
Net change in cash and cash equivalents.....      7,898     (23,962)      3,502     (23,378)          67,127
Cash and cash equivalents:
  Beginning of period.......................     41,413      49,311      25,349      28,851            5,473
                                              ---------   ---------   ---------   ---------        ---------
  End of period.............................  $  49,311   $  25,349   $  28,851   $   5,473        $  72,600
                                              =========   =========   =========   =========        =========
Cash paid during the period for
  Interest..................................  $  32,928   $  19,988   $  33,326
                                              =========   =========   =========
  Income taxes..............................  $     456   $     731   $  10,846
                                              =========   =========   =========

                See accompanying notes to financial statements.

                           RTI BUSINESS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS:

     RTI Business Systems, Inc. (the "Company") is a dealer for The Medical Manager physician practice management system that is sold to clients primarily in the upstate New York and New England areas of the United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Presentation. The financial statements of the Company as of February 4, 1997 and for the period from July 1, 1996 through February 4, 1997 are presented prior to its merger into a subsidiary of Medical Manager Corporation ("MMC"), which merger occurred following the close of business on February 4, 1997.

     Revenue Recognition. Revenue from the sale of systems is recognized when the system has been installed and the related client training has been completed. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services are recognized as they are provided. Certain expenses are allocated between the cost of sales for systems and maintenance and other based upon revenue, which basis management believes to be reasonable.

     Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's credit concentrations are limited due to the wide variety of customers in the health care industry and the geographic areas into which the Company's systems and services are sold.

     Cash and Cash Equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents.

     Property and Equipment. Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided on accelerated methods over the estimated useful lives of the assets.

     Other Assets. Other assets include approximately $82,000 in costs incurred in connection with the initial public offering of common stock of MMC that have been deferred as of February 4, 1997. These costs will be offset against additional paid-in capital upon the consummation of the Company's merger into a subsidiary of Medical Manager Corporation. See Note 8.

     Income Taxes. Income taxes are provided under the liability method considering the tax effects of transactions reported in the financial statements that are different from the tax returns. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the underlying assets or liabilities are recovered or settled.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     New Accounting Pronouncements. Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, is effective for years beginning after December 15, 1995. This Statement requires that long-lived assets and certain

                           RTI BUSINESS SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) intangibles to be held and used by the Company be reviewed for impairment. This pronouncement did not have a material impact on the financial statements of the Company.

     Reclassifications. Certain prior year amounts have been reclassified to conform to 1997 presentations.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                      DECEMBER 31,
                                ------------------------      JUNE 30,       FEBRUARY 4,
                                  1994           1995           1996            1997
Furniture and equipment.......  $ 113,028      $ 252,978      $ 254,906       $ 337,379
Computers.....................          0              0        155,586         211,195
Vehicles......................    203,960        290,903        337,369         345,125
                                ---------      ---------      ---------       ---------
                                  316,988        543,881        747,861         893,699
Less accumulated
  depreciation................   (173,093)      (207,930)      (253,654)       (303,237)
                                ---------      ---------      ---------       ---------
                                $ 143,895      $ 335,951      $ 494,207       $ 590,462
                                =========      =========      =========       =========

4. LONG TERM OBLIGATIONS:

     Long term obligations consisted of the following:

                                                     DECEMBER 31,   DECEMBER 31,   JUNE 30,
                                                         1994           1995         1996
Term note payable, bearing interest at prime plus
  1% (9 1/4% at September 30, 1996), with monthly
  payments of $2,085 plus interest through October
  1999, collateralized by accounts receivable,
  inventory and equipment and guaranteed by
  stockholders. The note contains certain financial
  restrictions and covenants as defined............                   $ 95,830     $  80,905
Term notes payable, bearing interest at prime plus
  1%, with various monthly payments totaling
  approximately $3,350 plus interest due through
  August 2001, collateralized by accounts
  receivable, inventory and property and equipment
  and guaranteed by stockholders...................    $ 25,829         36,580       166,905
Revolving line of credit, interest payable monthly
  at prime plus  3/4% (9% at September 30, 1996),
  principal due on demand, maturity date of
  October, 1996, collateralized by accounts
  receivable, inventory and equipment and
  guaranteed by stockholders.......................     135,000        250,000       350,000
                                                       --------       --------     ---------
          Total....................................     160,829        382,410       597,810
          Less portion due within one year.........     156,934        282,460      (467,146)
                                                       --------       --------     ---------
          Long term obligations, net of current
            maturities.............................    $  3,895       $ 99,950     $ 130,664
                                                       ========       ========     =========

                           RTI BUSINESS SYSTEMS, INC.

4. LONG TERM OBLIGATIONS: -- (CONTINUED)
     The carrying value approximates fair market value due to the short-term nature of the debt. See Note 8.

5. INCOME TAXES:

     Income taxes consisted of the following:

                                                                  SIX MONTHS     PERIOD FROM
                                   YEARS ENDED DECEMBER 31,         ENDED        JULY 1, 1996
                                -------------------------------    JUNE 30,        THROUGH
                                  1993       1994       1995         1996      FEBRUARY 4, 1997
Current
  Federal.....................  $ 46,623   $ 51,115   $  92,261    $ 45,000               0
  State.......................     5,019      6,225      11,213       5,000               0
                                --------   --------   ---------    --------        --------
                                  51,642     57,340     103,474      50,000               0
                                --------   --------   ---------    --------        --------
Deferred
  Federal.....................   (46,623)   (51,115)    (92,261)    (45,000)       $125,000
  State.......................    (5,019)    (6,225)    (11,213)     (5,000)         25,000
                                --------   --------   ---------    --------        --------
                                 (51,642)   (57,340)   (103,474)    (50,000)        150,000
                                --------   --------   ---------    --------        --------
                                $      0   $      0   $       0    $      0        $150,000
                                ========   ========   =========    ========        ========

     The significant components of the net deferred tax asset consisted of the following:

                                                                               PERIOD FROM
                                              DECEMBER 31,                     JULY 1, 1996
                                          ---------------------   JUNE 30,       THROUGH
                                            1994        1995        1996     FEBRUARY 4, 1997
Bad debts...............................  $  17,000   $  21,000   $ 14,000      $   5,000
Deferred revenue........................    125,000     230,000    226,000        262,000
Inventory valuations....................     64,000      34,000
Loss carryforwards......................                            71,000        232,000
Other...................................     20,982      41,456        456            456
                                          ---------   ---------   --------      ---------
                                            226,982     326,456    311,456        499,456
Valuation allowance.....................   (118,000)   (114,000)   (49,000)      (387,000)
                                          ---------   ---------   --------      ---------
Net deferred tax asset..................  $ 108,982   $ 212,456   $262,456      $ 112,456
                                          =========   =========   ========      =========

     The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. At February 4, 1997, the Company established a valuation allowance of $387,000. This results in an increase in the valuation allowance from June 30, 1996 of $338,000.

                           RTI BUSINESS SYSTEMS, INC.

5. INCOME TAXES: -- (CONTINUED)
     The following table summarizes the principal differences between income taxes at the federal statutory rate and the effective income tax amounts reflected in the financial statements:

                                                                            SIX MONTHS     PERIOD FROM
                                            YEARS ENDED DECEMBER 31,          ENDED        JULY 1, 1996
                                        ---------------------------------    JUNE 30,        THROUGH
                                          1993        1994        1995         1996      FEBRUARY 4, 1997
Statutory tax (benefit)...............  $(173,000)  $ (19,000)  $ (36,000)   $ 13,000       $(168,000)
State taxes, net of federal benefit...    (20,000)     (2,000)     (4,000)      1,000         (20,000)
Effect of graduated tax brackets......     (1,000)     (6,000)    (11,000)
Tax contingency.......................     50,000      50,000      50,000      50,000
Change in valuation allowance.........    142,000     (24,000)     (4,000)    (65,000)        338,000
Other.................................      2,000       1,000       5,000       1,000               0
                                        ---------   ---------   ---------    --------       ---------
                                        $       0   $       0   $       0    $      0       $ 150,000
                                        =========   =========   =========    ========       =========

     At February 4, 1997, the Company had an estimated net operating loss carryforward of approximately $600,000, the use of which is limited to the Company's future taxable income. The estimated net operating loss will expire in the year 2012.

6.  COMMITMENTS AND CONTINGENCIES:

     The Company leases its office facilities under operating leases. Future minimum rental commitments under the noncancelable operating leases are approximately as follows:

              TWELVE MONTHS ENDING FEBRUARY 4:
          1998..............................................  $  320,000
          1999..............................................     225,000
          2000..............................................     225,000
          2001..............................................     246,000
          2002..............................................     154,000
                                                              ----------
                    Total...................................  $1,170,000
                                                              ==========

     Rent expense was approximately $139,000, $240,000, $187,000, $107,000, and
$190,000 for 1993, 1994 and 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997, respectively.

7.  RETIREMENT PLANS:

     The Company has a non-contributory profit sharing plan covering substantially all full-time employees effective January 1995. The Company contributes a matching 25% of the first six percent of employee contributions. Contributions are made at the discretion of the Board of Directors. Total expense amounted to approximately $19,000 for 1995, $10,000 for the six months ended June 30, 1996 and $17,000 for the period from July 1, 1996 through February 4, 1997, respectively.

8.  SUBSEQUENT EVENTS:

     Following the close of business on February 4, 1997, the Company merged into a subsidiary of Medical Manager Corporation ("MMC"). All outstanding shares of the Company's common stock were exchanged for cash and shares of MMC's common stock upon the consummation of the initial public offering of the common stock of MMC. The Company received $585,657 in advances from one of the other companies merging with MMC. The funds were used for the repayment of debt.

                           RTI BUSINESS SYSTEMS, INC.

8.  SUBSEQUENT EVENTS: -- (CONTINUED)
     Purchases of software from one of the other companies which have also entered into definitive merger agreements with MMC totaled approximately $265,000, $275,000, $371,000, $190,000 and $233,000 for 1993, 1994 and 1995, for
the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997.

     In the course of MMC's consolidation efforts, MMC undertook preliminary discussions with certain dealers of The Medical Manager practice management system to determine their suitability to be acquired by MMC in connection with the proposed transactions. On January 7, 1997, two affiliated dealers, Computer Clinic, Inc. and Command Solutions, Inc. (collectively, "CCI"), and CCI's President filed suit in the Supreme Court of the State of New York, Westchester County against MMC, each of the Founding Companies and certain principals thereof alleging in five separate causes of action, among other things, breach of contract, fraud, misrepresentation, tortious interference and anti-competitive and predatory practices arising out of the decision not to include CCI as one of the Founding Companies. In connection with three of the five causes of action brought by CCI, CCI seeks damages in excess of $11.0 million for each such cause of action. CCI seeks damages in excess of $12.0 million in connection with the fourth cause of action and damages in an amount to be determined at trial in connection with the fifth cause of action. On February 5, 1997, the defendants removed the action to the United States District Court for the Southern District of New York. Plaintiffs moved to remand the action to the Supreme Court of the State of New York, Westchester County, which motion was subsequently granted by the Court. MMC has agreed to indemnify all of the other defendants for any liability, obligation or claim arising out of this action, including the costs of defending against this action and any settlement costs incurred in connection therewith. MMC, its subsidiaries and such principals intend to defend vigorously against this action.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
National Medical Systems, Inc.

     We have audited the accompanying consolidated balance sheets of National Medical Systems, Inc. as of December 31, 1994 and 1995, June 30, 1996 and February 4, 1997 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the four months ended December 31, 1994, the year ended December 31, 1995, the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Medical Systems, Inc. as of December 31, 1994 and 1995, June 30, 1996 and February 4, 1997 and the consolidated results of its operations and its cash flows for the four months ended December 31, 1994, the year ended December 31, 1995, the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997 in conformity with generally accepted accounting principles.

     As discussed in Note 11 to the financial statements on February 4, 1997, the Company merged with a subsidiary of Medical Manager Corporation.

                                          COOPERS & LYBRAND L.L.P.

Tampa, Florida
February 28, 1997

                         NATIONAL MEDICAL SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                 DECEMBER 31,   DECEMBER 31,    JUNE 30,    FEBRUARY 4,
                                                     1994           1995          1996         1997
                                                ASSETS
CURRENT ASSETS
  Cash and cash equivalents....................   $        0     $        0    $   78,948   $ 2,218,781
  Accounts receivable..........................       66,271        223,446       983,069       989,644
  Inventory....................................       51,280         73,925        49,568       410,270
  Prepaid expenses and other current assets....          182         12,000             0        31,644
                                                  ----------     ----------    ----------   -----------
          Total current assets.................      117,733        309,371     1,111,585     3,650,339
PROPERTY AND EQUIPMENT, net....................       85,615        199,797       368,653       493,510
GOODWILL AND OTHER INTANGIBLES, net............      211,609         80,201     2,753,593     6,141,498
DUE FROM RELATED PARTIES.......................            0              0             0     6,693,314
OTHER ASSETS...................................        3,586          5,184        11,084       202,013
                                                  ----------     ----------    ----------   -----------
          Total................................   $  418,543     $  594,553    $4,244,915   $17,180,674
                                                  ==========     ==========    ==========   ===========

              LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Current maturities of long-term
     obligations...............................   $   74,930     $  261,580    $1,274,701   $   158,500
  Accounts payable and accrued liabilities.....      113,174        184,214       729,219     2,207,052
  Customer deposits and deferred maintenance
     revenue...................................      220,627        338,075       875,857     1,870,667
                                                  ----------     ----------    ----------   -----------
          Total current liabilities............      408,731        783,869     2,879,777     4,236,219
LONG-TERM OBLIGATIONS, net of current
  maturities...................................       76,860         40,768       800,660             0
DUE TO RELATED PARTIES.........................            0              0             0     1,030,000
SUBORDINATED NOTES PAYABLE.....................            0              0       292,500             0
                                                  ----------     ----------    ----------   -----------
          Total liabilities....................      485,591        824,637     3,972,937     5,266,219
                                                  ----------     ----------    ----------   -----------
REDEEMABLE PREFERRED STOCK.....................            0              0       500,000             0
                                                  ----------     ----------    ----------   -----------
Commitments and contingencies (Notes 10 and
  11)..........................................
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $0.01 par value, 25,000,000
     shares authorized.........................       56,570         62,566        68,566       162,855
  Additional paid-in capital...................      203,430        248,503       790,003    13,636,714
  Accumulated deficit..........................     (327,048)      (541,153)   (1,086,591)   (1,885,114)
                                                  ----------     ----------    ----------   -----------
          Total stockholders' equity
            (deficit)..........................      (67,048)      (230,084)     (228,022)   11,914,455
                                                  ----------     ----------    ----------   -----------
          Total................................   $  418,543     $  594,553    $4,244,915   $17,180,674
                                                  ==========     ==========    ==========   ===========

          See accompanying notes to consolidated financial statements.

                         NATIONAL MEDICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          PERIOD FROM
                                              FOUR MONTHS                   SIX MONTHS    JULY 1, 1996
                                                 ENDED        YEAR ENDED      ENDED         THROUGH
                                              DECEMBER 31,   DECEMBER 31,    JUNE 30,     FEBRUARY 4,
                                                  1994           1995          1996           1997
Revenue
  Systems...................................   $ 155,771      $1,516,022    $1,489,054     $2,601,473
  Maintenance and other.....................      85,337         614,487       959,823      2,458,997
                                               ---------      ----------    ----------     ----------
          Total revenue.....................     241,108       2,130,509     2,448,877      5,060,470
                                               ---------      ----------    ----------     ----------
Cost of revenue
  Systems...................................     147,490       1,129,059     1,189,960      1,785,368
  Maintenance and other.....................     155,655         595,692       664,426      1,540,930
                                               ---------      ----------    ----------     ----------
          Total costs of revenue............     303,145       1,724,751     1,854,386      3,326,298
                                               ---------      ----------    ----------     ----------
          Gross margin (loss)...............     (62,037)        405,758       594,491      1,734,172
                                               ---------      ----------    ----------     ----------
Operating expenses
  Selling, general and administrative.......     201,254         395,523       613,874      1,170,994
  Research and development..................           0               0       262,855        244,863
  Restructuring charges.....................           0               0             0        647,500
  Depreciation and amortization.............      60,113         196,838       189,854        258,245
                                               ---------      ----------    ----------     ----------
          Total operating expenses..........     261,367         592,361     1,066,583      2,321,602
                                               ---------      ----------    ----------     ----------
          Loss from operations..............    (323,404)       (186,603)     (472,092)      (587,430)
Other expense
  Interest expense..........................      (3,644)        (27,502)      (73,346)      (211,093)
                                               ---------      ----------    ----------     ----------
          Net loss..........................   $(327,048)     $ (214,105)   $ (545,438)    $ (798,523)
                                               =========      ==========    ==========     ==========

          See accompanying notes to consolidated financial statements.

                         NATIONAL MEDICAL SYSTEMS, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                         COMMON STOCK        ADDITIONAL
                                     ---------------------     PAID IN     ACCUMULATED
                                       SHARES      AMOUNT      CAPITAL       DEFICIT        TOTAL
Formation of company...............   5,657,000   $ 56,570   $   203,430                 $   260,000
Net loss...........................                                        $  (327,048)     (327,048)
                                     ----------   --------   -----------   -----------   -----------
Balance December 31, 1994..........   5,657,000     56,570       203,430      (327,048)      (67,048)
Capital contributions..............                               45,000                      45,000
Stock issued for compensation......     599,642      5,997            73                       6,069
Net loss...........................                                           (214,105)     (214,105)
                                     ----------   --------   -----------   -----------   -----------
Balance December 31, 1995..........   6,256,642     62,566       248,503      (541,153)     (230,084)
Stock issued for acquisition.......     600,000      6,000        54,000                      60,000
Warrants issued....................                               20,000                      20,000
Capital contributions..............                              467,500                     467,500
Net loss...........................                                           (545,438)     (545,438)
                                     ----------   --------   -----------   -----------   -----------
Balance June 30, 1996..............   6,856,642     68,566       790,003    (1,086,591)     (228,022)
Net loss...........................                                           (798,523)     (798,523)
Sale of common stock...............   8,575,596     85,756    11,855,244                  11,941,000
Capital contribution...............                              300,000                     300,000
Conversion of preferred stock......     533,250      5,333       494,667                     500,000
Conversion of notes payable........     320,000      3,200       196,800                     200,000
                                     ----------   --------   -----------   -----------   -----------
Balance February 4, 1997...........  16,285,488   $162,855   $13,636,714   $(1,885,114)  $11,914,455
                                     ==========   ========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                         NATIONAL MEDICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    FOUR MONTHS                   SIX MONTHS      PERIOD FROM
                                                       ENDED        YEAR ENDED       ENDED        JULY 1, 1996
                                                    DECEMBER 31,   DECEMBER 31,    JUNE 30,         THROUGH
                                                        1994           1995          1996       FEBRUARY 4, 1997
Cash flows from operating activities:
  Net loss........................................   $(327,048)     $(214,105)    $  (545,438)    $  (798,523)
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.................      60,113        196,838         189,854         258,245
    Stock issued for compensation.................           0          6,069               0               0
  Changes in assets and liabilities, net of
    effects from acquisitions:
    Accounts receivable...........................     (66,271)      (157,175)       (446,895)        252,539
    Inventory.....................................     (51,280)       (22,645)         43,723         (33,855)
    Prepaid expenses and other assets.............      (3,768)       (13,416)         16,804        (210,573)
    Accounts payable and accrued liabilities......     113,174         71,040          22,254       1,477,833
    Customer deposits and deferred maintenance
      revenue.....................................     220,627        117,448         283,582         464,514
                                                     ---------      ---------     -----------     -----------
         Net cash provided by (used in) operating
           activities.............................     (54,453)       (15,946)       (436,116)      1,410,180
                                                     ---------      ---------     -----------     -----------
Cash flow from investing activities:
  Purchases of property and equipment.............     (32,670)      (152,183)        (78,552)       (102,193)
  Payments for acquisitions made, net of assets
    acquired......................................    (150,000)             0        (569,434)       (736,479)
                                                     ---------      ---------     -----------     -----------
         Net cash used in investing activities....    (182,670)      (152,183)       (647,986)       (838,672)
                                                     ---------      ---------     -----------     -----------
Cash flow from financing activities:
  Proceeds from issuance of long-term
    obligations...................................           0        200,000         684,799       1,254,256
  Payment on long-term obligations................     (22,877)       (76,871)       (509,249)     (5,513,617)
  Increase in due from affiliates.................           0              0               0      (6,693,314)
  Proceeds from issuance of common stock..........                                                 12,521,000
  Proceeds from issuance of redeemable preferred
    stock.........................................           0              0         500,000               0
  Capital contributions...........................     260,000         45,000         487,500               0
                                                     ---------      ---------     -----------     -----------
         Net cash provided by financing
           activities.............................     237,123        168,129       1,163,050       1,568,325
                                                     ---------      ---------     -----------     -----------
         Net change in cash and cash
           equivalents............................           0              0          78,948       2,139,833
Cash and cash equivalents:
  Beginning of period.............................           0              0               0          78,948
                                                     ---------      ---------     -----------     -----------
  End of period...................................   $       0      $       0     $    78,948     $ 2,218,781
                                                     =========      =========     ===========     ===========
Cash paid for interest:...........................   $   3,645      $  27,502
                                                     =========      =========
Details of acquisitions:
  Fair value of assets............................   $ 150,000              0     $ 3,190,537     $ 4,266,775
  Liabilities assumed.............................           0              0      (1,457,354)       (530,296)
  Less common stock and debt issued...............           0              0      (1,129,139)     (3,000,000)
                                                     ---------      ---------     -----------     -----------
  Cash paid.......................................     150,000              0         604,044         736,479
  Less cash acquired..............................           0              0         (34,610)              0
                                                     ---------      ---------     -----------     -----------
  Net cash paid for acquisitions..................   $ 150,000              0     $   569,434     $   736,479
                                                     =========      =========     ===========     ===========

          See accompanying notes to consolidated financial statements.

                         NATIONAL MEDICAL SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS:

     National Medical Systems, Inc. ("NMS") and Preferred System Solutions, Inc. (collectively, the "Company") are dealers for The Medical Manager physician practice management system that is sold to clients in the Southeast, Midwest and Southwest parts of the United States. NMS commenced operations in September 1994.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Presentation. The financial statements of the Company as of February 4, 1997 and for the period from July 1, 1996 through February 4, 1997 are presented prior to its merger into a subsidiary of Medical Manager Corporation ("MMC"), which merger occurred following the close of business on February 4, 1997.

     Principles of Consolidation. The financial statements include the accounts of NMS and its wholly owned subsidiary, Preferred System Solutions, Inc., since its acquisition in March 1996. All material intercompany accounts and transactions have been eliminated.

     Revenue Recognition. Revenue from the sale of systems is recognized when the system has been installed and the related client training has been completed. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services is recognized as the services are provided. Certain expenses are allocated between the cost of sales for systems and maintenance and other based upon revenue, which basis management believes to be reasonable.

     Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's credit concentrations are limited due to the wide variety of customers in the health care industry and the geographic areas into which the Company's systems and services are sold.

     Cash and Cash Equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents.

     Inventory. Inventory primarily consists of computers, peripheral equipment and replacement parts. Inventory cost is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

     Property and Equipment. Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided principally on accelerated methods over the estimated useful lives of the assets.

     Goodwill and Other Intangibles. Goodwill and other intangibles consist of covenants not to compete and goodwill arising from business acquisitions. These intangible assets are being amortized over periods ranging from two to 20 years.

     Other Assets. Other assets include approximately $174,000 in costs incurred in connection with the initial public offering of common stock of MMC that have been deferred as of February 4, 1997. These costs will be offset against additional paid-in capital upon the consummation of the Company's merger into a subsidiary of Medical Manager Corporation. See Note 11.

     Research and Development. Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then

                         NATIONAL MEDICAL SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) amortized over the estimated product life. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant.

     Income Taxes. Income taxes are provided under the liability method considering the tax effects of transactions reported in the financial statements that are different from the tax return. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will be either taxable or deductible when the underlying assets or liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance for the estimated amounts of tax benefits not likely to be realized.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     New Accounting Pronouncements. SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, is effective for years beginning after December 15, 1995. This Statement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement did not have a material impact on the financial statements of the Company.

     Reclassifications. Certain prior year amounts have been reclassified to conform to 1997 presentations.

3.  ACQUISITIONS:

     During the six months ended June 30, 1996 and the period from July 1, 1996 through February 4, 1997, the Company made four acquisitions set forth below, each of which has been accounted for as a purchase. The consolidated financial statements include the operating results of each business from the date of acquisition.

     The Company acquired in January, 1996, substantially all of the business assets of GBP With Excellence, Inc., a Medical Manager independent dealer in central Florida. Total consideration was $2,321,000, of which approximately $1,825,000 has been assigned to excess of purchase price over net assets of the business acquired as goodwill, which is being amortized on a straight-line basis over 20 years.

     On the basis of the pro forma consolidation of the results of operations as if the acquisition had taken place at the beginning of 1995 rather than in January 1996, consolidated net sales would have been $4,692,000 for 1995 and the consolidated pro forma net loss would have been approximately $293,000. Such pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of 1995.

     The Company also acquired in March, 1996, Preferred System Solutions, Inc., a Medical Manager independent dealer in Oklahoma and Kansas. Total consideration was $50,000 and 600,000 shares of the Company's common stock valued at $60,000 by independent appraisal for purposes of accounting for the transaction. The excess of the purchase price over the net liabilities assumed was approximately $718,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years. Pro forma results of operations have not been presented because the effects of this acquisition were not significant.

     In September, 1996, the Company acquired substantially all of the operating assets of Schutzman Medical Systems, Inc., a Medical Manager independent dealer in Dallas, Texas for $380,000. The purchase

                         NATIONAL MEDICAL SYSTEMS, INC.

3.  ACQUISITIONS: -- (CONTINUED)
price was paid by an affiliated company. Pro forma results of operations have not been presented because the results of this acquisition were not significant.

     On December 31, 1996, the Company acquired the Medical Manager Division (the "Division") of Medix, Inc., a wholly owned subsidiary of Blue Cross and Blue Shield of New Jersey, Inc. NMS issued to Medix a note for approximately $2.1 million, representing the balance of the $3,200,000 purchase price after giving effect to a $500,000 deposit made by NMS and approximately $515,000 in management fees owed to the Company by Medix. The Company was given a credit of approximately $80,000 on such $2,100,000 million note representing the cash in Medix's bank accounts relating to the Division of the time of such closing. In addition, cash collections of approximately $660,000 of Medix accounts receivable relating to the Division from January 1, 1997 through February 4, 1997 were deposited in a Medix bank account and applied against the amount owed by the Company on such note.

     On the basis of the pro forma consolidation of the results of operations as if the acquisition had taken place at the beginning of the period from July 1, 1996 through February 4, 1997 rather than on December 31, 1996, consolidated net sales would have been approximately $7,187,000 for the period and the consolidated pro forma net loss would have been approximately $324,000. Such pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of the period from July 1, 1996 through February 4, 1997.

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                           DECEMBER 31,
                                       --------------------    JUNE 30,     FEBRUARY 4,
                                         1994        1995        1996          1997
Furniture and equipment..............  $ 35,074    $ 88,282    $128,477      $ 219,637
Computers............................    66,937     191,813     372,019        620,634
                                       --------    --------    --------      ---------
                                        102,011     280,095     500,496        840,271
Less accumulated depreciation........   (16,397)    (80,298)   (131,843)      (346,761)
                                       --------    --------    --------      ---------
                                       $ 85,615    $199,797    $368,653      $ 493,510
                                       ========    ========    ========      =========

     Depreciation expense was approximately $16,400, $65,700, $49,000 and $100,000 for 1994 and 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997, respectively.

5.  LONG TERM OBLIGATIONS:

     Long term obligations consisted of the following:

                                                       DECEMBER 31,
                                                    -------------------    JUNE 30,     FEBRUARY 4,
                                                      1994       1995        1996          1997
Revolving line of credit, $500,000 available
  principal, monthly interest at prime plus 1%,
  (9 1/4% at June 30, 1996) principal due on
  demand, collateralized by accounts receivable
  and other assets, guaranteed by two of the
  Company's stockholders..........................                        $  308,014
Revolving line of credit, monthly interest at
  prime plus 2% (9 1/4% at June 30, 1996),
  principal due on demand, collateralized by
  accounts receivable and other assets, guaranteed
  by two of the Company's stockholders............                           196,597

                         NATIONAL MEDICAL SYSTEMS, INC.

5.  LONG TERM OBLIGATIONS: -- (CONTINUED)

                                                       DECEMBER 31,
                                                    -------------------    JUNE 30,     FEBRUARY 4,
                                                      1994       1995        1996          1997
Note payable, interest at prime plus 1% (9 1/4% at
  June 30, 1996), collateralized by certain
  assets, guaranteed by two of the Company's
  stockholders, $1,800 monthly interest and
  principal payments through 2000.................                        $   66,676
Notes payable due on demand, interest at 12%
  annually unsecured, $200,000 convertible into
  320,000 shares of common stock of the Company,
  interest payable monthly........................             $200,000      300,000
Note payable, monthly payments of $4,057 with
  interest at 9%, balloon payment of $202,070 due
  1998, unsecured, guaranteed by two of the
  Company's stockholders..........................                    0      247,814
Note payable, monthly interest at 8%, principal
  due in two equal annual installments, guaranteed
  by two of the Company's stockholders, $5,100
  monthly interest and principal payment..........                    0      613,046
Note payable, annual interest at 8%, due $40,000
  in 1997 and $40,000 in 1998, unsecured..........                    0       80,000
Note payable to stockholder, due on demand,
  monthly interest at prime plus  1/2% (8 3/4% at
  June 30, 1996), unsecured.......................                    0       50,000
Non-compete agreements due in various monthly
  amounts through 1998............................  $ 92,290     36,916      109,229    $   58,500
Other.............................................    59,500     65,432      103,985       100,000
                                                    --------   --------   ----------    ----------
          Total...................................   151,790    302,348    2,075,361       158,500
          Less portion due within one year........    74,930    261,580    1,274,701       158,500
                                                    --------   --------   ----------    ----------
          Long term obligations, net of current
            maturities............................  $ 76,860   $ 40,768   $  800,660    $        0
                                                    ========   ========   ==========    ==========

     The carrying value approximates fair market value due to the short-term nature of the debt.

6.  SUBORDINATED NOTES PAYABLE:

     In conjunction with the issuance of the subordinated notes payable, the Company also issued warrants to acquire 560,000 shares of the Company's common stock for $.10 per share and supplemental warrants to acquire up to an additional 560,000 shares, exercisable if the subordinated notes were not repaid by a certain date. The warrants were valued at $20,000.

     Included above are primary and supplemental warrants to purchase 700,000 shares of NMS common stock issued in January 1996 to two of the Company's principal stockholders in conjunction with the issuance of subordinated promissory notes totaling $467,500. These promissory notes were subsequently contributed as additional paid in capital by the stockholders with the warrants remaining in effect.

     Warrants to acquire an aggregate of 910,000 shares were exercised prior to February 4, 1997.

                         NATIONAL MEDICAL SYSTEMS, INC.

7.  REDEEMABLE PREFERRED STOCK:

     During the six months ended June 30, 1996 the Company issued 100,000 shares of convertible redeemable preferred stock with a par value of $1.00 for $500,000. The preferred stock carries a dividend rate of 8% from and after January 1, 1997. The holders may request the Company to redeem the stock at the stated value on or after January 1, 1997. The preferred stock was converted into 533,250 shares of common stock of the Company on February 4, 1997.

8.  STOCKHOLDERS' EQUITY:

     In January 1996, the Company's Articles of Incorporation were amended to increase the authorized common stock of the Company from 10,000 shares to 25,000,000 shares. In addition, a 5,657 for 1 split of the Company's common stock was effected, increasing the number of issued and outstanding shares of common stock to 6,256,642. All share information has been restated to give retroactive effect to the stock split for all periods presented.

     In connection with the merger described in Note 11, the Company sold 7,665,596 shares of its common stock to Electronic Data Systems Corporation ("EDS"). Pursuant to a Stock Purchase Agreement among the Company, EDS and MMC (the "Stock Purchase Agreement"), EDS purchased a number of shares of common stock of the Company that, upon consummation of the merger, resulted in the acquisition by EDS of 1,221,896 shares of Common Stock of MMC for an aggregate price of $12,500,000 and a price per share equal to 93% of the initial public offering price of $11.00.

9.  INCOME TAXES:

     The tax effected amounts of temporary differences consisted of the following:

                                                                                     PERIOD FROM
                                          FOUR MONTHS                   SIX MONTHS   JULY 1, 1996
                                             ENDED        YEAR ENDED      ENDED        THROUGH
                                          DECEMBER 31,   DECEMBER 31,    JUNE 30,    FEBRUARY 4,
                                              1994           1995          1996          1997
Current
  Deferred tax assets
     Deferred revenue...................    $ 57,350      $  48,840     $ 126,540      $ 282,000
     Inventory..........................                     21,460        21,460         21,460
     Bad debts..........................       1,577         22,200        21,090         89,090
     Valuation allowance................     (58,927)       (92,500)     (169,090)      (392,550)
                                            --------      ---------     ---------      ---------
          Total current deferred tax
            asset.......................    $      0      $       0     $       0      $       0
                                            ========      =========     =========      =========
Non-current
  Deferred tax asset
     Net operating loss.................    $ 40,700      $  55,870     $ 155,770      $ 191,770
     Other assets.......................      16,923         47,360        65,490         83,030
     Valuation allowance................     (57,623)      (103,230)     (221,260)      (274,800)
                                            --------      ---------     ---------      ---------
          Total non-current deferred
            tax asset...................    $      0      $       0     $       0      $       0
                                            ========      =========     =========      =========

     The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. At February 4, 1997, the Company established a valuation allowance of $667,350. The result is an increase of $277,000 in the valuation allowance from June 30, 1996.

                         NATIONAL MEDICAL SYSTEMS, INC.

9.  INCOME TAXES: -- (CONTINUED)
     The following table summarizes the principal differences between income tax benefits at the Federal statutory rate and the effective income tax amounts reflected in the financial statements.

                                                                                     PERIOD FROM
                                          FOUR MONTHS                   SIX MONTHS   JULY 1, 1996
                                             ENDED        YEAR ENDED      ENDED        THROUGH
                                          DECEMBER 31,   DECEMBER 31,    JUNE 30,    FEBRUARY 4,
                                              1994           1995          1996          1997
Statutory tax benefit...................   $(111,196)     $ (72,796)    $(185,300)     $(271,000)
State taxes.............................      (9,811)        (6,423)      (16,350)       (32,000)
Permanent differences...................         925          1,203                        6,000
Other...................................       3,533         (1,164)        7,030         20,000
Changes in valuation allowance..........     116,550         79,180       194,620        277,000
                                           ---------      ---------     ---------      ---------
                                           $       0      $       0     $       0      $       0
                                           =========      =========     =========      =========

     As of February 4, 1997, the Company had net operating losses of approximately $500,000. These amounts expire between the years 2009 and 2011.

10.  COMMITMENTS AND CONTINGENCIES:

     The Company leases its office facilities and certain furniture and equipment under operating leases having terms ranging from one to five years. The leases contain up to two five year renewals.

     Future minimum rental commitments under noncancelable operating leases are approximately as follows:

TWELVE MONTHS ENDING FEBRUARY 4:
          1998..............................................  $  274,000
          1999..............................................     270,000
          2000..............................................     271,000
          2001..............................................     177,000
          2002..............................................      52,000
                                                              ----------
               Total........................................  $1,044,000
                                                              ==========

     Rent expense was approximately $22,000, $82,000, $70,000 and $107,000 for 1994 and 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997, respectively.

11.  SUBSEQUENT EVENTS:

     Following the close of business on February 4, 1997, the Company merged into a subsidiary of Medical Manager Corporation ("MMC"). All outstanding shares of the Company's common stock were exchanged for shares of MMC's common stock upon the consummation of the initial public offering (IPO) of the common stock of MMC. Restructuring charges of $647,500, principally for severance costs for former employees, were accrued in conjunction with the merger. Immediately prior to the merger, the Company advanced $6,693,314 to other companies who merged with MMC. The funds were used for repayment of debt and concentration of cash for cash management purposes. Fees of $650,000 were paid on behalf of the Company by one of the other companies who merged with MMC.

     Purchases of software from two of the other companies which have also entered into definitive merger agreements with MMC totaled approximately $60,000, $400,000, $399,000 and $479,000 for 1994, 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997, respectively.

                         NATIONAL MEDICAL SYSTEMS, INC.

11.  SUBSEQUENT EVENTS: -- (CONTINUED)
     In the course of MMC's consolidation efforts, MMC undertook preliminary discussions with certain dealers of The Medical Manager practice management system to determine their suitability to be acquired by MMC in connection with the proposed transactions. On January 7, 1997, two affiliated dealers, Computer Clinic, Inc. and Command Solutions, Inc. (collectively, "CCI"), and CCI's President filed suit in the Supreme Court of the State of New York, Westchester County against MMC, each of the Founding Companies and certain principals thereof alleging in five separate causes of action, among other things, breach of contract, fraud, misrepresentation, tortious interference and anti-competitive and predatory practices arising out of the decision not to include CCI as one of the Founding Companies. In connection with three of the five causes of action brought by CCI, CCI seeks damages in excess of $11.0 million for each such cause of action. CCI seeks damages in excess of $12.0 million in connection with the fourth cause of action and damages in an amount to be determined at trial in connection with the fifth cause of action. On February 5, 1997, the defendants removed the action to the United States District Court for the Southern District of New York. Plaintiffs moved to remand the action to the Supreme Court of the State of New York, Westchester County, which motion was subsequently granted by the Court. MMC has agreed to indemnify all of the other defendants for any liability, obligation or claim arising out of this action, including the costs of defending against this action and any settlement costs incurred in connection therewith. MMC, its subsidiaries and such principals intend to defend vigorously against this action.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Systems Management, Inc.

     We have audited the accompanying balance sheets of Systems Management, Inc. as of December 31, 1994 and 1995, June 30, 1996 and February 4, 1997 and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Systems Management, Inc. as of December 31, 1994 and 1995, June 30, 1996 and February 4, 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 7 to the financial statements, on February 4, 1997, the Company merged with a subsidiary of Medical Manager Corporation.

                                          COOPERS & LYBRAND L.L.P.

Tampa, Florida
March 14, 1997

                            SYSTEMS MANAGEMENT, INC.

                                 BALANCE SHEETS

                                           DECEMBER 31,    DECEMBER 31,     JUNE 30,     FEBRUARY 4,
                                               1994            1995           1996          1997
                                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents..............    $178,911       $  187,609     $  297,251    $   92,986
  Accounts receivable....................     167,214          276,366        288,978       315,794
  Inventory..............................     109,018          183,835        149,864        65,782
  Prepaid expenses and other current
     assets..............................       4,361           29,122              0           140
                                             --------       ----------     ----------    ----------
          Total current assets...........     459,504          676,932        736,093       474,702
PROPERTY AND EQUIPMENT, net..............     272,139          419,101        434,946       123,998
GOODWILL.................................           0                0        100,000        96,667
OTHER ASSETS.............................           0                0              0        48,505
                                             --------       ----------     ----------    ----------
          Total assets...................    $731,643       $1,096,033     $1,271,039    $  743,872
                                             ========       ==========     ==========    ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term
     obligations.........................    $ 22,885       $   50,118     $  106,201    $   53,130
  Accounts payable and accrued
     liabilities.........................     177,645          223,349        183,911       304,521
  Customer deposits and deferred
     maintenance revenue.................     157,213          424,656        434,957        31,816
                                             --------       ----------     ----------    ----------
          Total current liabilities......     357,743          698,123        725,069       389,467
LONG-TERM OBLIGATIONS, net of current
  maturities.............................     154,310          212,767        233,922             0
DUE TO AFFILIATED COMPANIES..............           0                0              0       328,633
                                             --------       ----------     ----------    ----------
          Total liabilities..............     512,053          910,890        958,991       718,100
                                             --------       ----------     ----------    ----------

Commitments and contingencies (Notes 6
  and 7)

STOCKHOLDERS' EQUITY
  Common stock, no par value, 100 shares
     authorized..........................      15,485           15,485         15,485        15,485
  Retained earnings......................     204,105          169,658        296,563        10,287
                                             --------       ----------     ----------    ----------
          Total stockholders' equity.....     219,590          185,143        312,048        25,772
                                             --------       ----------     ----------    ----------
          Total liabilities and
            stockholders' equity.........    $731,643       $1,096,033     $1,271,039    $  743,872
                                             ========       ==========     ==========    ==========

                See accompanying notes to financial statements.

                            SYSTEMS MANAGEMENT, INC.

                            STATEMENTS OF OPERATIONS

                                                                                                    PERIOD FROM
                                                                                       SIX MONTHS   JULY 1, 1996
                                                      YEARS ENDED DECEMBER 31,           ENDED        THROUGH
                                                ------------------------------------    JUNE 30,    FEBRUARY 4,
                                                   1993         1994         1995         1996          1997
Revenue
  Systems.....................................  $  610,179   $  621,258   $1,094,127   $  945,910    $1,996,810
  Maintenance and other.......................   1,134,307    1,507,640    1,622,742      969,414     1,327,794
                                                ----------   ----------   ----------   ----------    ----------
          Total revenue.......................   1,744,486    2,128,898    2,716,869    1,915,324     3,324,604
                                                ----------   ----------   ----------   ----------    ----------
Cost of revenue
  Systems.....................................     493,611      497,560      516,997      696,767     1,563,985
  Maintenance and other.......................     836,634    1,158,147    1,714,203      774,225       704,226
                                                ----------   ----------   ----------   ----------    ----------
          Total costs of revenue..............   1,330,245    1,655,707    2,231,200    1,470,992     2,268,211
                                                ----------   ----------   ----------   ----------    ----------
            Gross margin......................     414,241      473,191      485,669      444,332     1,056,393
                                                ----------   ----------   ----------   ----------    ----------
Operating expenses
  Selling, general and administrative.........     313,510      371,037      425,509      236,548       257,227
  Depreciation and amortization...............      25,229       26,217       31,828       34,640        44,006
                                                ----------   ----------   ----------   ----------    ----------
          Total operating expenses............     338,739      397,254      457,337      271,188       301,233
                                                ----------   ----------   ----------   ----------    ----------
            Income from operations............      75,502       75,937       28,332      173,144       755,160
Interest expense..............................      (4,134)      (6,426)     (23,279)     (10,039)      (15,522)
                                                ----------   ----------   ----------   ----------    ----------
          Net income..........................  $   71,368   $   69,511   $    5,053   $  163,105    $  739,638
                                                ==========   ==========   ==========   ==========    ==========

                See accompanying notes to financial statements.

                            SYSTEMS MANAGEMENT, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                         COMMON
                                                          STOCK
                                                         -------     RETAINED
                                                         AMOUNT      EARNINGS         TOTAL
Balance January 1, 1993................................  $15,485    $    98,719    $   114,204
  Net income...........................................                  71,368         71,368
  Dividends............................................                 (13,523)       (13,523)
                                                         -------    -----------    -----------
Balance December 31, 1993..............................   15,485        156,564        172,049
  Net income...........................................                  69,511         69,511
  Dividends............................................                 (21,970)       (21,970)
                                                         -------    -----------    -----------
Balance December 31, 1994..............................   15,485        204,105        219,590
  Net income...........................................                   5,053          5,053
  Dividends............................................                 (39,500)       (39,500)
                                                         -------    -----------    -----------
Balance December 31, 1995..............................   15,485        169,658        185,143
  Net income...........................................                 163,105        163,105
  Dividends............................................                 (36,200)       (36,200)
                                                         -------    -----------    -----------
Balance June 30, 1996..................................   15,485        296,563        312,048
  Net income...........................................                 739,638        739,638
  Dividends............................................              (1,025,914)    (1,025,914)
                                                         -------    -----------    -----------
Balance February 4, 1997...............................  $15,485    $    10,287    $    25,772
                                                         =======    ===========    ===========

                See accompanying notes to financial statements.

                            SYSTEMS MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                          SIX      PERIOD FROM
                                                                                         MONTHS    JULY 1, 1996
                                                         YEARS ENDED DECEMBER 31,        ENDED       THROUGH
                                                     --------------------------------   JUNE 30,   FEBRUARY 4,
                                                       1993       1994        1995        1996         1997
Cash flows from operating activities:
  Net income (loss)................................  $ 71,368   $  69,511   $   5,053   $163,105    $ 739,638
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation...................................    25,229      26,217      31,828     34,640       44,006
  Changes in assets and liabilities, net of effects
    from acquisition:
    Accounts receivable............................    20,333     (52,123)   (109,152)   (12,612)     (26,816)
    Inventory......................................    88,461     (54,341)    (74,817)    33,971       84,082
    Prepaid expenses and other assets..............     4,407       1,187     (24,761)    29,122      (48,645)
    Accounts payable and accrued liabilities.......    19,069      70,527      45,704    (39,438)     120,610
    Customer deposits and deferred maintenance
      revenue......................................   (81,333)     29,403     267,443     10,301     (403,141)
                                                     --------   ---------   ---------   --------    ---------
         Net cash provided by operating
           activities..............................   147,534      90,381     141,298    219,089      509,734
                                                     --------   ---------   ---------   --------    ---------
Cash flow from investing activities:
  Purchases of property and equipment..............   (34,035)    (33,486)    (80,995)   (80,485)     (18,731)
                                                     --------   ---------   ---------   --------    ---------
         Net cash used in investing activities.....   (34,035)    (33,486)    (80,995)   (80,485)     (18,731)
                                                     --------   ---------   ---------   --------    ---------
Cash flow from financing activities:
  Proceeds from issuance of long-term
    obligations....................................    24,532      26,000      85,000     57,735      111,668
  Payment on short-term and long-term
    obligations....................................   (52,914)    (61,106)    (97,105)   (50,497)    (398,661)
  Increase in due to affiliated companies..........         0           0           0          0      328,633
  Dividends........................................   (13,523)    (21,970)    (39,500)   (36,200)    (736,908)
                                                     --------   ---------   ---------   --------    ---------
         Net cash provided by (used in) financing
           activities..............................   (41,905)    (57,076)    (51,605)   (28,962)    (695,268)
                                                     --------   ---------   ---------   --------    ---------
Net change in cash and cash equivalents............    71,594        (181)      8,698    109,642     (204,265)
Cash and cash equivalents:
  Beginning of period..............................   107,498     179,092     178,911    187,609      297,251
                                                     --------   ---------   ---------   --------    ---------
  End of period....................................  $179,092   $ 178,911   $ 187,609   $297,251    $  92,986
                                                     ========   =========   =========   ========    =========
Cash paid for interest:............................  $  4,134   $   6,425   $  23,280
                                                     ========   =========   =========
Non-cash dividends.................................  $      0   $       0   $       0   $      0    $ 289,006
                                                     ========   =========   =========   ========    =========
Details of acquisitions:
  Fair value of assets.............................  $ 11,500   $ 165,500   $  97,795   $100,000
  Less debt issued.................................   (11,500)   (165,500)    (97,795)   (70,000)
                                                     --------   ---------   ---------   --------
  Net cash paid for acquisitions...................  $      0   $       0   $       0   $ 30,000
                                                     ========   =========   =========   ========

                See accompanying notes to financial statements.

                            SYSTEMS MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS:

     Systems Management, Inc. (the "Company") is a dealer for The Medical Manager physician practice management system that is sold to clients primarily in northern Indiana, Ohio and adjacent areas of the Midwestern United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Presentation. The financial statements of the Company as of February 4, 1997 and for the period from July 1, 1996 through February 4, 1997 are presented prior to its merger into a subsidiary of Medical Manager Corporation ("MMC"), which merger occurred following the close of business on February 4, 1997.

     Revenue Recognition. Revenue from the sale of systems is recognized when the system has been installed and the related client training has been completed. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services is recognized as the services are provided. Certain expenses are allocated between the cost of sales for systems and maintenance and other based upon revenue, which basis management believes to be reasonable.

     Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's credit concentrations are limited due to the wide variety of customers in the health care industry and the geographic areas into which the Company's systems and services are sold.

     Cash and Cash Equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents.

     Inventory. Inventory primarily consists of computers, peripheral equipment and replacement parts. Inventory cost is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

     Property and Equipment. Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided on the straight-line method over the estimated useful lives of the assets.

     Other Assets. Other assets include approximately $48,000 in costs incurred in connection with the initial public offering of common stock of MMC that have been deferred as of February 4, 1997. These costs will be offset against additional paid-in capital upon the consummation of the Company's merger into a subsidiary of Medical Manager Corporation. See Note 7.

     Income Taxes. The Company has elected S corporation status, as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Instead, the taxable income of the S corporation is included in the individual income tax return of the Company's single stockholder for federal income tax purposes. Accordingly, a provision for income taxes has not been reflected in the financial statements. The Company's S corporation status terminated on February 4, 1997, the effective date of the Merger discussed in
Note 7.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could

                            SYSTEMS MANAGEMENT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     New Accounting Pronouncements. Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, is effective for years beginning after December 15, 1995. This Statement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement did not have a material impact on the financial statements of the Company.

     Reclassifications. Certain prior year amounts have been reclassified to conform to 1997 presentations.

3.  ACQUISITION:

     On June 28, 1996, the Company acquired certain assets from an independent dealer for The Medical Manager physician practice management system. Pro forma results of operations have not been presented because the effects of this acquisition were not significant. The acquisition has been accounted for as a purchase with the excess of the purchase price over the fair value of the assets acquired, approximately $100,000, accounted for as goodwill. The goodwill is being amortized on the straight-line basis over 20 years.

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                            DECEMBER 31,
                                        --------------------    JUNE 30,     FEBRUARY 4,
                                          1994        1995        1996          1997
Land and improvements.................  $ 41,265    $ 41,265    $  41,265
Building..............................   151,152     249,844      250,944
Furniture and equipment...............    75,741     119,660      169,045     $ 180,166
Vehicles..............................    65,568     101,338      101,338        74,748
                                        --------    --------    ---------     ---------
                                         333,726     512,107      562,592       254,914
Less accumulated depreciation.........   (61,587)    (93,006)    (127,646)     (130,916)
                                        --------    --------    ---------     ---------
                                        $272,139    $419,101    $ 434,946     $ 123,998
                                        ========    ========    =========     =========

                            SYSTEMS MANAGEMENT, INC.

5.  LONG TERM OBLIGATIONS:

     Long term obligations consisted of the following:

                                                          DECEMBER 31,
                                                       -------------------   JUNE 30,   FEBRUARY 4,
                                                         1994       1995       1996        1997
Revolving lines of credit, interest monthly at prime
  plus  1/2% (8 3/4% at June 30, 1996), due on
  demand, scheduled maturity of June 1997,
  collateralized by substantially all of the
  Company's assets, $93,400 available at June 30,
  1996. .............................................  $ 13,039   $ 29,194   $ 47,600
Mortgage note payable, bearing interest at the bank's
  base rate plus 1% (9 1/4% at June 30, 1996), with
  monthly principal and interest payments of $2,057
  (adjusted periodically) through December 1999, with
  a balloon payment, including all unpaid principal
  and interest, due December 1999. Collateralized by
  all of the Company's assets. ......................   143,500    195,386    192,793
Various notes payable, bearing interest at rates
  ranging from 6.42% to 11.50%, with various monthly
  payments; collateralized by certain Company
  vehicles. .........................................    20,656     38,305     29,730    $ 53,130
Promissory note payable, unsecured, bearing interest
  at 9% due monthly. Principal reductions of $10,000,
  $30,000 and $30,000 are due in September 1996,
  January 1997 and January 1998, respectively;.......         0          0     70,000
                                                       --------   --------   --------    --------
          Total......................................   177,195    262,885    340,123      53,130
          Less portion due within one year...........    22,885     50,118    106,201      53,130
                                                       --------   --------   --------    --------
          Long term obligations, net of current
            maturities...............................  $154,310   $212,767   $233,922    $      0
                                                       ========   ========   ========    ========

     The carrying value approximates fair market value due to the short-term nature of the debt. See Note 7.

6.  COMMITMENTS AND CONTINGENCIES:

     In conjunction with the Merger discussed in Note 7, the Company distributed land and a building with a net book value of approximately $283,000 as of September 30, 1996 to the stockholders as a non-cash dividend and entered into an operating lease for use of the facilities. The lease contains three options for renewal for a period of five years each beginning in November 1996 for an annual rate of $83,160.

     Rent expense was approximately $40,000, $44,000, $9,000, $4,000 and $17,000 for 1993, 1994, 1995, for the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997, respectively.

7.  SUBSEQUENT EVENTS:

     Following the close of business on February 4, 1997, the Company merged into a subsidiary of Medical Manager Corporation ("MMC"). All outstanding shares of the Company's common stock were exchanged for cash and shares of MMC's common stock upon the consummation of the initial public offering of the common stock of MMC. The Company received $328,633 in advances from one of the other companies that also merged with MMC. The funds were used for repayment of debt. In addition, in connection with the merger, the Company's S corporation status terminated and in future periods will be required to effect the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are established based on the differences between financial statement and income tax bases of assets

                            SYSTEMS MANAGEMENT, INC.

7.  SUBSEQUENT EVENTS: -- (CONTINUED)
and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Had the Company elected to terminate its S corporation status immediately prior to February 4, 1997, the Company would have been required to establish a deferred tax asset of approximately $120,000 related primarily to the use of different methods of accounting for deferred revenue for tax and financial reporting purposes.

     Purchases of software from one of the other companies which have also entered into definitive merger agreements with MMC totaled approximately $87,000, $169,000, $230,000, $164,000 and $240,000 for 1993, 1994 and 1995, for
the six months ended June 30, 1996 and for the period from July 1, 1996 through February 4, 1997, respectively.

     In the course of MMC's consolidation efforts, MMC undertook preliminary discussions with certain dealers of The Medical Manager practice management system to determine their suitability to be acquired by MMC in connection with the proposed transactions. On January 7, 1997, two affiliated dealers, Computer Clinic, Inc. and Command Solutions, Inc. (collectively, "CCI"), and CCI's President filed suit in the Supreme Court of the State of New York, Westchester County against MMC, each of the Founding Companies and certain principals thereof alleging in five separate causes of action, among other things, breach of contract, fraud, misrepresentation, tortious interference and anti-competitive and predatory practices arising out of the decision not to include CCI as one of the Founding Companies. In connection with three of the five causes of action brought by CCI, CCI seeks damages in excess of $11.0 million for each such cause of action. CCI seeks damages in excess of $12.0 million in connection with the fourth cause of action and damages in an amount to be determined at trial in connection with the fifth cause of action. On February 5, 1997, the defendants removed the action to the United States District Court for the Southern District of New York. Plaintiffs moved to remand the action to the Supreme Court of the State of New York, Westchester County, which motion was subsequently granted by the Court. MMC has agreed to indemnify all of the other defendants for any liability, obligation or claim arising out of this action, including the costs of defending against this action and any settlement costs incurred in connection therewith. MMC, its subsidiaries and such principals intend to defend vigorously against this action.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                            ------------------------

           TABLE OF CONTENTS

                                        PAGE
Prospectus Summary....................    3
The Company...........................    7
Risk Factors..........................   10
Price Range of Common Stock...........   15
Dividend Policy.......................   15
Selected Financial Data...............   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   26
Management............................   38
Certain Transactions..................   42
Principal Stockholders................   44
Description of Capital Stock..........   44
Shares Eligible For Future Sale.......   47
Legal Matters.........................   48
Experts...............................   48
Additional Information................   49
Index to Financial Statements.........  F-1

======================================================

                                5,000,000 SHARES

                        MEDICAL MANAGER CORPORATION LOGO

                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                 April   , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee and the Nasdaq Listing Fee) are estimated.

SEC Registration Fee........................................  $ 13,826
Nasdaq Listing Fee..........................................    17,500
Blue Sky Fees and Expenses..................................     1,000
Printing and Engraving Costs................................    30,000
Legal Fees and Expenses.....................................    25,000
Accounting Fees and Expenses................................    10,000
Transfer Agent and Registrar Fees and Expenses..............     1,000
Miscellaneous...............................................    11,674
                                                              --------
          Total.............................................  $110,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Seven of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following information relates to securities of the Company issued or sold by the Company within the past three years which were not registered under the Securities Act.

          In July 1996, the Company sold one share of Common Stock to each of John H. Kang, Ricardo A. Salas and Wayne Burks at a price of $1.00 per share.

     Simultaneously with the completion of the Offering, the Company issued 11,470,331 shares of its Common Stock in connection with the Mergers of the five Founding Companies.

     Each of these transactions was effected without registration of the relevant security under the Securities Act in reliance upon the exemption provided by Section 4(2) of, and/or Regulation D under, the Securities Act for transactions not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT                                DESCRIPTION
-------                                -----------
  2.1      --  Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, Personalized
               Programming, Inc., PPI Acquisition I Corp. and the
               Stockholder named therein (Incorporated by reference to
               Exhibit 2.1 to the Registration Statement on Form S-1 (File
               No. 333-13101) of the Company)
  2.2      --  Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, Systems Plus, Inc.,
               Systems Plus Distribution, Inc., SPI Acquisition I Corp.,
               SPDI Acquisition I Corp. and the Stockholder named therein
               (Incorporated by reference to Exhibit 2.2 to the
               Registration Statement on Form S-1 (File No. 333-13101) of
               the Company)
  2.3      --  Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, National Medical
               Systems, Inc., NMS Acquisition I Corp. and the Stockholders
               named therein (Incorporated by reference to Exhibit 2.3 to the Registration Statement on Form S-1 (File No. 333-13101)
               of the Company)
  2.4      --  Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, RTI Business Systems,
               Inc., RTI Acquisition I Corp. and the Stockholders named
               therein (Incorporated by reference to Exhibit 2.4 to the
               Registration Statement on Form S-1 (File No. 333-13101) of
               the Company)
  2.5      --  Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, Systems Management,
               Inc., SMI Acquisition I Corp. and the Stockholders named
               therein (Incorporated by reference to Exhibit 2.5 to the
               Registration Statement on Form S-1 (File No. 333-13101) of
               the Company)
  3.1      --  Certificate of Incorporation of the Company (Incorporated by
               reference to Exhibit 3.1 to the Registration Statement on
               Form S-1 (File No. 333-13101) of the Company)
  3.2      --  By-laws of the Company (Incorporated by reference to Exhibit
               3.2 to Amendment No. 1 to the Registration Statement on Form
               S-1 (File No. 333-13101) of the Company)
  4        --  Form of certificate evidencing ownership of Common Stock of the Company (Incorporated by reference to Exhibit to
               Amendment No. 4 to the Registration Statement on Form S-1
               (File No. 333-13101) of the Company)
  5        --  Opinion of Morgan, Lewis & Bockius LLP
 10.1      --  1996 Long-Term Incentive Plan of the Company (Incorporated
               by reference to Exhibit 10.1 to Amendment No. 3 to the
               Registration Statement on Form S-1 (File No. 333-13101) of
               the Company)
 10.2      --  1996 Non-Employee Directors' Stock Plan of the Company
               (Incorporated by reference to Exhibit 10.2 to Amendment No.
               2 to the Registration Statement on Form S-1 (File No.
               333-13101) of the Company)

EXHIBIT                                DESCRIPTION
-------                                -----------
 10.3      --  Employment Agreement between the Company and Michael A.
               Singer (Incorporated by reference to Exhibit 10.3 to the
               Company's Annual Report on Form 10-K filed April 10, 1997)
 10.4      --  Employment Agreement between the Company and Richard W.
               Mehrlich (Incorporated by reference to Exhibit 10.4 to the
               Company's Annual Report on Form 10-K filed April 10, 1997)
 10.5      --  Employment Agreement between the Company and John H. Kang
               (Incorporated by reference to Exhibit 10.5 to the Company's
               Annual Report on Form 10-K filed April 10, 1997)
 10.6      --  Employment Agreement between the Company and Frederick B.
               Karl, Jr. (Incorporated by reference to Exhibit 10.6 to the
               Company's Annual Report on Form 10-K filed April 10, 1997)
 10.7      --  Employment Agreement, dated as of November 25, 1996, between the Company and Lee A. Robbins (Incorporated by reference to
               Exhibit 10.7 to Amendment No. 2 to the Registration
               Statement on Form S-1 (File No. 333-13101) of the Company)
 10.8      --  Employment Agreement between the Company and Henry W.
               Holbrook (Incorporated by reference to Exhibit 10.8 to the
               Company's Annual Report on Form 10-K filed April 10, 1997)
 10.9      --  Employment Agreement between the Company and Thomas P.
               Liddell (Incorporated by reference to Exhibit 10.9 to the
               Company's Annual Report on Form 10-K filed April 10, 1997)
 10.10     --  Lease between PPI Holding Company, Inc. and Personalized
               Programming, Inc., dated March 12, 1996, as amended,
               (Incorporated by reference to Exhibit 10.10 to the
               Registration Statement on Form S-1 (File No. 333-13101) of
               the Company)
 10.11     --  Lease between Liddell, L.L.C. and Systems Management, Inc.
               (Incorporated by reference to Exhibit 10.11 to the Company's
               Annual Report on Form 10-K filed April 10, 1997)
 10.12     --  Master License Agreement between Personalized Programming,
               Inc. and Systems Plus, Inc. dated November 15, 1982,
               together with eight addenda thereto (Incorporated by
               reference to Exhibit 10.12 to the Registration Statement on
               Form S-1 (File No. 333-13101) of the Company)
 10.13     --  Management Services Agreement and Option Agreement, dated as of September 1, 1996, between Medix, Inc. and National
               Medical Systems, Inc. (Incorporated by reference to Exhibit
               10.13 to Amendment No. 1 to the Registration Statement on
               Form S-1 (File No. 333-13101) of the Company)
 10.14     --  Stock Purchase Agreement, dated as of December 26, 1996, by and among the Company, National Medical Systems, Inc. and
               Electronic Data Systems Corporation (Incorporated by
               reference to Exhibit 10.14 to Amendment No. 2 to the
               Registration Statement on Form S-1 (File No. 333-13101) of
               the Company)
 21        --  List of subsidiaries of the Company (Incorporated by
               reference to Exhibit 21 to the Company's Annual Report on
               Form 10-K filed April 10, 1997)
 23.1      --  Consent of Coopers & Lybrand L.L.P.
 23.2      --  Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit
               5)
 24        --  Powers of Attorney (included on signature page)

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida, on the 15th day of April, 1997.

                                          MEDICAL MANAGER CORPORATION

                                          By:        /s/ JOHN H. KANG
                                            ------------------------------------
                                                        John H. Kang
                                                         President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John H. Kang and Frederick B. Karl, Jr., and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto, (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----

                /s/ MICHAEL A. SINGER                    Chairman of the Board and Chief    April 15, 1997
-----------------------------------------------------      Executive Officer (Principal
                  Michael A. Singer                        Executive Officer)

                 /s/ LEE A. ROBBINS                      Vice President, Chief Financial    April 15, 1997
-----------------------------------------------------      Officer (Principal Financial
                   Lee A. Robbins                          and Accounting Officer)

                  /s/ JOHN H. KANG                       President; Director                April 15, 1997
-----------------------------------------------------
                    John H. Kang

               /s/ RICHARD W. MEHRLICH                   Executive Vice                     April 15, 1997
-----------------------------------------------------      President -- Sales and
                 Richard W. Mehrlich                       Marketing; Director

                               INDEX TO EXHIBITS

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                           DESCRIPTION OF EXHIBITS                         PAGE
-------                          -----------------------                     ------------
  2.1      --  Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, Personalized
               Programming, Inc., PPI Acquisition I Corp. and the
               Stockholder named therein (Incorporated by reference to
               Exhibit 2.1 to the Registration Statement on Form S-1 (File
               No. 333-13101) of the Company)..............................
  2.2      --  Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, Systems Plus, Inc.,
               Systems Plus Distribution, Inc., SPI Acquisition I Corp.,
               SPDI Acquisition I Corp. and the Stockholder named therein
               (Incorporated by reference to Exhibit 2.2 to the
               Registration Statement on Form S-1 (File No. 333-13101) of
               the Company)................................................
  2.3      --  Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, National Medical
               Systems, Inc., NMS Acquisition I Corp. and the Stockholders
               named therein (Incorporated by reference to Exhibit 2.3 to the Registration Statement on Form S-1 (File No. 333-13101)
               of the Company).............................................
  2.4      --  Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, RTI Business Systems,
               Inc., RTI Acquisition I Corp. and the Stockholders named
               therein (Incorporated by reference to Exhibit 2.4 to the
               Registration Statement on Form S-1 (File No. 333-13101) of
               the Company)................................................
  2.5      --  Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, Systems Management,
               Inc., SMI Acquisition I Corp. and the Stockholders named
               therein (Incorporated by reference to Exhibit 2.5 to the
               Registration Statement on Form S-1 (File No. 333-13101) of
               the Company)................................................
  3.1      --  Certificate of Incorporation of the Company (Incorporated by
               reference to Exhibit 3.1 to the Registration Statement on
               Form S-1 (File No. 333-13101) of the Company)...............
  3.2      --  By-laws of the Company (Incorporated by reference to Exhibit
               3.2 to Amendment No. 1 to the Registration Statement on Form
               S-1 (File No. 333-13101) of the Company)....................
  4        --  Form of certificate evidencing ownership of Common Stock of the Company (Incorporated by reference to Exhibit to
               Amendment No. 4 to the Registration Statement on Form S-1
               (File No. 333-13101) of the Company)........................
  5        --  Opinion of Morgan, Lewis & Bockius LLP......................
 10.1      --  1996 Long-Term Incentive Plan of the Company (Incorporated
               by reference to Exhibit 10.1 to Amendment No. 3 to the
               Registration Statement on Form S-1 (File No. 333-13101) of
               the Company)................................................
 10.2      --  1996 Non-Employee Directors' Stock Plan of the Company
               (Incorporated by reference to Exhibit 10.2 to Amendment No.
               2 to the Registration Statement on Form S-1 (File No.
               333-13101) of the Company)..................................
 10.3      --  Employment Agreement between the Company and Michael A.
               Singer (Incorporated by reference to Exhibit 10.3 to the
               Company's Annual Report on Form 10-K filed April 10,
               1997).......................................................
 10.4      --  Employment Agreement between the Company and Richard W.
               Mehrlich (Incorporated by reference to Exhibit 10.4 to the
               Company's Annual Report on Form 10-K filed April 10,
               1997).......................................................

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                           DESCRIPTION OF EXHIBITS                         PAGE
-------                          -----------------------                     ------------
 10.5      --  Employment Agreement between the Company and John H. Kang
               (Incorporated by reference to Exhibit 10.5 to the Company's
               Annual Report on Form 10-K filed April 10, 1997)............
 10.6      --  Employment Agreement between the Company and Frederick B.
               Karl, Jr. (Incorporated by reference to Exhibit 10.6 to the
               Company's Annual Report on Form 10-K filed April 10,
               1997).......................................................
 10.7      --  Employment Agreement, dated as of November 25, 1996, between the Company and Lee A. Robbins (Incorporated by reference to
               Exhibit 10.7 to Amendment No. 2 to the Registration
               Statement on Form S-1 (File No. 333-13101) of the
               Company)....................................................
 10.8      --  Employment Agreement between the Company and Henry W.
               Holbrook (Incorporated by reference to Exhibit 10.8 to the
               Company's Annual Report on Form 10-K filed April 10,
               1997).......................................................
 10.9      --  Employment Agreement between the Company and Thomas P.
               Liddell (Incorporated by reference to Exhibit 10.9 to the
               Company's Annual Report on Form 10-K filed April 10,
               1997).......................................................
 10.10     --  Lease between PPI Holding Company, Inc. and Personalized
               Programming, Inc., dated March 12, 1996, as amended,
               (Incorporated by reference to Exhibit 10.10 to the
               Registration Statement on Form S-1 (File No. 333-13101) of
               the Company)................................................
 10.11     --  Lease between Liddell, L.L.C. and Systems Management, Inc.
               (Incorporated by reference to Exhibit 10.11 to the Company's
               Annual Report on Form 10-K filed April 10, 1997)............
 10.12     --  Master License Agreement between Personalized Programming,
               Inc. and Systems Plus, Inc. dated November 15, 1982,
               together with eight addenda thereto (Incorporated by
               reference to Exhibit 10.12 to the Registration Statement on
               Form S-1 (File No. 333-13101) of the Company)...............
 10.13     --  Management Services Agreement and Option Agreement, dated as of September 1, 1996, between Medix, Inc. and National
               Medical Systems, Inc. (Incorporated by reference to Exhibit
               10.13 to Amendment No. 1 to the Registration Statement on
               Form S-1 (File No. 333-13101) of the Company)...............
 10.14     --  Stock Purchase Agreement, dated as of December 26, 1996, by and among the Company, National Medical Systems, Inc. and
               Electronic Data Systems Corporation (Incorporated by
               reference to Exhibit 10.14 to Amendment No. 2 to the
               Registration Statement on Form S-1 (File No. 333-13101) of
               the Company)................................................
 21        --  List of subsidiaries of the Company (Incorporated by
               reference to Exhibit 21 to the Company's Annual Report on
               Form 10-K filed April 10, 1997).............................
 23.1      --  Consent of Coopers & Lybrand L.L.P..........................
 23.2      --  Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit
               5)..........................................................
 24        --  Powers of Attorney (included on signature page).............